Commission File No. 000-33315

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]      Preliminary Information Statement
[ ]      Confidential  for Use of the  Commission  Only  (as  permitted  by Rule
         14c-5(d)(2))
[X]      Definitive Information Statement

                        CONSOLIDATED TRAVEL SYSTEMS, INC.
                        ---------------------------------
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)  Title of each class of  securities to which  transaction  applies:
              n/a

         (2)  Aggregate number of securities to which transaction applies: n/a

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): n/a.

         (4)  Proposed maximum aggregate value of transaction: n/a

         (5)  Total fee paid: -0-

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date filed:

                        CONSOLIDATED TRAVEL SYSTEMS, INC.
                          56 West 400 South, Suite #220
                           Salt Lake City, Utah 84101


NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF OUR MAJORITY STOCKHOLDERS

Dear Stockholders of Consolidated Travel Systems, Inc.:

         We are writing to advise you that Consolidated Travel Systems, Inc. has entered into an agreement and plan of reorganization with Knobias Holdings, Inc., a privately held corporation based in Ridgeland, Mississippi, to facilitate our acquisition of Knobias. The acquisition is to be accomplished through a merger of our wholly owned subsidiary, KHI Acquisition, Inc., with and into Knobias, with Knobias being the survivor of the merger. Under the terms of the merger transaction, all of Knobias's outstanding capital stock and certain Knobias debentures will be converted into shares of our common stock. In connection with the acquisition, we will also amend and restate our certificate of incorporation to, among other things, (a) implement a one share for three shares reverse split of our common stock that is currently outstanding, (b) increase our authorized common stock to 95 million shares and authorize 5 million shares of preferred stock, (c) change our corporate name, upon the closing of the merger transaction, to "Knobias, Inc." and (d) make certain other changes permitted under Delaware law. Our stockholders are also ratifying a new employee incentive plan, the 2004 Stock Incentive Plan and a change in our certifying accountants, effective upon the closing of the merger.

         The merger, amended and restated certificate of incorporation, stock incentive plan and change in our certifying accountants have each been approved by unanimous approval of our board of directors. In addition, on July 19, 2004 our two largest stockholders controlling approximately 83% of our outstanding shares of common stock, approved the amended and restated certificate of incorporation, stock incentive plan and change in certifying accountant by written consent in lieu of a meeting. The merger will not be effective until the articles of merger between our acquisition subsidiary and Knobias are filed with the Delaware Secretary of State.

         No action is required by you. The accompanying information statement is furnished only to inform stockholders of the action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. COMPLETION OF THE MERGER WILL RESULT IN A CHANGE IN CONTROL OF CONSOLIDATED TRAVEL AND THE ASSUMPTION OF KNOBIAS'S ASSETS, LIABILITIES AND OPERATIONS BY CONSOLIDATED TRAVEL.

PLEASE NOTE THAT CONSOLIDATED TRAVEL'S CONTROLLING STOCKHOLDERS HAVE VOTED TO APPROVE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, THE ADOPTION OF THE STOCK INCENTIVE PLAN AND THE CHANGE IN OUR CERTIFYING ACCOUNTANTS. THE NUMBER OF VOTES HELD BY THE CONTROLLING STOCKHOLDERS ARE SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT FOR THESE ACTIONS AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE ACTIONS.

         The accompanying information statement is for information purposes only and explains the terms of the merger and related transactions. Please read the accompanying information statement carefully.

August 6, 2004                                       Very truly yours,

                                                     /s/ Geoff Williams
                                                     --------------------
                                                     Geoff Williams, President

                        CONSOLIDATED TRAVEL SYSTEMS, INC.
                          56 West 400 South, Suite #220
                           Salt Lake City, Utah 84101

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                   OF THE SECURITIES EXCHANGE ACT OF 1934 AND
                            REGULATION 14C THEREUNDER

     This information statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.01 par value, of Consolidated Travel Systems, Inc., a Delaware corporation, which we refer to herein as "Consolidated Travel," "our company," "we," "our" or "us." The mailing date of this information statement is on or about August 6, 2004.

     On July 23, 2004, the record date for determining the identity of stockholders who are entitled to receive this information statement, 7,499,480 shares of our common stock were issued and outstanding. The common stock constitutes the sole outstanding class of voting securities of Consolidated Travel. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

     NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     On July 19, 2004 and in connection with the merger agreement we entered into with Knobias Holdings, Inc., our two controlling stockholders, who beneficially own 6,246,877 shares, or approximately 83%, of our issued and outstanding common stock, consented in writing to the following:

     1. An amendment and restatement of our certificate of incorporation that will, among other things, (a) implement a one share for three shares reverse split of our common stock immediately prior to the merger, (b) increase our authorized common stock to 95 million shares and authorize 5 million shares of preferred stock, and (c) change our corporate name, upon the closing of the merger transaction, to "Knobias, Inc."

     2. Adoption of a 2004 Stock Incentive Plan for employees, directors, and consultants of Consolidated Travel.

     3. The ratification of Horne CPA Group as our new independent certified public accountants.

     The controlling stockholders have not consented to or considered any other corporate action.

     Because stockholders holding at least a majority of the voting rights of our outstanding common stock at the record date have voted in favor of the foregoing proposals, and have sufficient voting power to approve such proposals through their ownership of common stock, no other stockholder consents will be solicited in connection with this information statement. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not become effective until a date at least 20 days after the date on which this information statement has been mailed to the stockholders. We anticipate that the actions contemplated herein will be effected on or about the close of business on September 10, 2004. This information statement will serve as written notice to stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

                               TABLE OF CONTENTS

                                                                                                              Page

FORWARD-LOOKING STATEMENTS..................................................................................   4
GENERAL       ..............................................................................................   4
SUMMARY.....................................................................................................   5
     Parties to the Merger..................................................................................   5
     Structure of the Merger................................................................................   6
     Merger Consideration...................................................................................   6
     Agreement With Duncan Capital..........................................................................   6
     Reasons for the Merger.................................................................................   7
     Costs and Expenses of the Merger.......................................................................   7
     Appraisal Rights.......................................................................................   7
     Amended and Restated Certificate of Incorporation and Reverse Stock Split..............................   7
     Stock Incentive Plan...................................................................................   7
     Ratification of Selection of Independent Auditor.......................................................   7
     Risk Factors...........................................................................................   7
     Directors and Executive Management Following the Merger Transaction....................................   8
CONTROLLING STOCKHOLDERS....................................................................................   8
SECURITY OWNERSHIP OF BENEFICIAL OWNERS, MANAGEMENT AND AFFILIATES
     FOLLOWING THE MERGER...................................................................................   8
RISK FACTORS................................................................................................  10
     Risks Relating to the Merger...........................................................................  10
     Risks Relating to Our Business After Completion of the Merger..........................................  11
AGREEMENT AND PLAN OF REORGANIZATION AND THE MERGER.........................................................  15
     Background of the Merger...............................................................................  15
     Consolidated Travel's Reasons for the Merger...........................................................  16
     Knobias' Reasons for the Merger........................................................................  16
     Material Terms of the Merger Agreement.................................................................  17
     Effective Time of the Merger...........................................................................  17
     Merger Consideration...................................................................................  17
     Treatment of Knobias Stock Options and Warrants........................................................  18
     Representations and Warranties.........................................................................  19
     Certain Covenants of the Parties.......................................................................  19
     Conditions of the Merger...............................................................................  22
     Termination............................................................................................  21
     Cost and Expenses of the Merger........................................................................  22
     Amendment..............................................................................................  22
     Extension and Waiver...................................................................................  22
CERTAIN TRANSACTIONS AND INFORMATION RELATED TO THE MERGER..................................................  22
     Duncan Capital.........................................................................................  22
     Financing..............................................................................................  23
     Voting Agreements......................................................................................  23
     Change in Control......................................................................................  24
     Certain Federal Income Tax Considerations..............................................................  24
     Accounting Treatment of the Merger.....................................................................  24
     Appraisal Rights.......................................................................................  24
     Interest of Certain Persons in the Merger..............................................................  24
     Federal Securities Law Consequences....................................................................  25
     Our Operations After the Merger........................................................................  25
AMENDMENT AND RESTATEMENT TO OUR CERTIFICATE OF INCORPORATION...............................................  25
     Reverse Stock Split and Change in Authorized Shares....................................................  26
     Effect of the Reverse Split............................................................................  26
     Change of Name.........................................................................................  27
     Other Important Changes................................................................................  27

KNOBIAS, INC. 2003 STOCK INCENTIVE PLAN.....................................................................  29
     Types of Awards........................................................................................  29
     Eligibility to Receive Awards..........................................................................  30
     Stock Available for Awards.............................................................................  30
     New Plan Benefits......................................................................................  30
     Administration.........................................................................................  30
     Termination or Amendment...............................................................................  31
     Federal Income Tax Consequences........................................................................  32
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR............................................................  33
     Principal Accountant Fees and Services.................................................................  33
ANTICIPATED BUSINESS FOLLOWING THE MERGER...................................................................  34
     Knobias Holdings, Inc..................................................................................  34
     Strategy...............................................................................................  34
     Products...............................................................................................  35
     Management.............................................................................................  36
     Employees..............................................................................................  37
     Competition............................................................................................  37
SELECTED HISTORICAL FINANCIAL DATA OF CONSOLIDATED TRAVEL...................................................  37
SELECTED HISTORICAL FINANCIAL DATA OF KNOBIAS...............................................................  39
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION......................................................  40
MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS..............................................  45
     Background.............................................................................................  45
     Revenues and Expenses..................................................................................  46
     Liquidity and Capital Resources........................................................................  48
     Critical Accounting Policies...........................................................................  49
EXPERTS       ..............................................................................................  49
WHERE YOU CAN FIND MORE INFORMATION.........................................................................  50

     Appendix  A  -  Agreement and Plan of Reorganization
     Appendix  B  -  Amended and Restated Certificate of Incorporation
     Appendix  C  -  2004 Incentive Stock Plan
     Appendix  D  -  Knobias Holdings, Inc. Financial Statements

                           FORWARD LOOKING INFORMATION

     This information statement and other reports that we file with the SEC contain certain forward-looking statements relating to, among other things, the closing of the merger transaction and our future financial performance or future events. In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such statements are subject to numerous known and unknown risks, uncertainties, assumptions and other factors, including those set forth in this information statement, that could cause actual future events or results to differ materially from historical results, or those described in the forward-looking statement. The forward-looking statements contained in this information statement should be considered in light of these factors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement.

     Except as required under federal securities laws and the rules and regulations of the SEC, we and our merger subsidiary, KHI Acquisition, do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in, contemplated by or implied by such statements.

     For a detailed discussion of these and other risk factors, please refer to our filings with the SEC on Forms 10-KSB, 10-QSB and 8-K. You can obtain copies of these reports and other filings for free at the SEC's Web site at www.sec.gov or from commercial document retrieval services.

                                     GENERAL

     This information statement is being furnished to all of our stockholders of record on July 23, 2004 in connection with the approval by our board of directors and controlling stockholders of:

     o an amendment and restatement of our certificate of incorporation which will, among other things, (a) implement a one share for three shares reverse split of our common stock immediately prior to the merger, (b) increase our authorized capitalization, and (c) change our corporate name, upon the closing of the merger transaction, to "Knobias, Inc." The form of our amended and restated certificate of incorporation is attached to this information statement as Appendix B;

     o the adoption of a new stock incentive plan, the form of which is attached to this information statement as Appendix C; and

     o the ratification of Horne CPA Group as independent certified public accountants.

     All of the foregoing have been approved in order to effect the transactions contemplated by that certain merger agreement dated June 30, 2004 with Knobias. Pursuant to that agreement, we will, among other things, issue 37,968,300 shares of our post-reverse split common stock to the stockholders and debenture holders of Knobias in exchange for all of the issued and outstanding common stock of Knobias along with the conversion of certain debentures. The filing of the amended and restated certificate of incorporation, the adoption of the incentive stock plan and the ratification of the new certified public accountants are required by the merger agreement.

     In addition, upon the closing of the merger, all of our existing officers and directors will resign and six new directors and new management will be appointed. The merger is expected to close on or about September 10, 2004, and will become effective upon the filing of the Articles of Merger with the Secretary of State of Delaware. We anticipate that the filing will occur on or about September 13, 2004.

     The elimination of the need for a special meeting of stockholders to approve the proposals set forth above is authorized by Section 228 of the Delaware General Corporation Law, referred to herein as the Delaware Code, which provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Prompt notice of the taking of the corporate action without a meeting is to be given to our stockholders.

     Pursuant to the Delaware Code, a majority of the outstanding shares of voting stock entitled to vote thereon is required in order to approve the actions. In order to eliminate the costs and management time involved in holding a special meeting of stockholders and in order to approve the amended and restated certificate of incorporation, stock incentive plan and selection of independent accountants, the board of directors determined to use the written consent of the holders of a majority in interest of our outstanding common stock.

     Our controlling stockholders, who beneficially own approximately eighty-three percent (83%) of our outstanding common stock entitled to vote on the amended and restated certificate of incorporation, adoption of the stock incentive plan and ratification of new independent accountants, gave their written consent to the approval of the foregoing on July 19, 2004. Accordingly, the above actions will not be submitted to our other stockholders for a vote and this information statement is being furnished to our stockholders only to provide the prompt notice of the taking of such actions, as required by Section 228 of the Delaware Code.

     We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of our common stock.

                                     SUMMARY

     This summary highlights selected information set forth herein and may not contain all of the information that is important to you. To understand fully the acquisition of Knobias, the amended and restated certificate of incorporation and adoption of the new incentive stock plan, you should read carefully this entire information statement and the accompanying documents to which we refer. See "Where You Can Find More Information." The merger agreement, amended and restated certificate of incorporation and the incentive stock plan are attached as appendices to this information statement. We encourage you to read these documents. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Parties to the Merger  (Page 15)

     Consolidated Travel Systems,  Inc.
     56 West 400 South, Suite  #220
     Salt Lake City, Utah 84101

     We were organized as Molecular Energy Corporation on January 31, 1968 under the laws of the State of Delaware, to engage in the business of research, development and manufacture of custom-built batteries. We have engaged in various sporadic business operations and were inactive for a period of time. In recent years, we have been actively seeking potential operating businesses and/or business opportunities with the intent to acquire or merge with such businesses. We are deemed a development stage company.

     KHI Acquisition, Inc.
     56 West 400 South, Suite  #220
     Salt Lake City, Utah 84101

     KHI Acquisition, Inc. is a newly formed Delaware corporation, a wholly owned subsidiary of Consolidated Travel that was organized for the specific purpose of effecting the merger transaction with Knobias. KHI Acquisition has not conducted any business during any period of its existence except in furtherance of the merger.

     Knobias Holdings, Inc.
     875 Northpark Drive
     Ridgeland, MS 39157

     Knobias, formerly known as pennyPI.com, Inc., was originally organized as a Mississippi limited liability company in September 1998, and was reorganized as a Delaware corporation in March 2000. Knobias is a financial information services provider that has developed financial databases, information systems, tools and products following over 14,000 U.S. equities. Primarily through its wholly owned subsidiary, Knobias.com, LLC, Knobias markets its products to individual investors, day-traders, financial oriented websites, public issuers, brokers, professional traders and institutional investors. Knobias offers a range of financial information products from multiple Knobias and third party databases via a single, integrated internet based platform. Knobias is uniquely capable of combining third party databases, news feeds and other financial cntent with internally generated content and analysis to create value-added, cost effective information solutions for all market participants.

Structure of the Merger  (Page 15)

     Upon filing of a certificate of merger with the Secretary of State of Delaware, referred to herein as the "effective time of the merger," the control of our company will change and we will carry on the business of Knobias. This change of control will be effected through the following actions:

     o KHI Acquisition, our wholly owned subsidiary, will merge with and into Knobias, the separate corporate existence of KHI Acquisition will cease and Consolidated Travel will be the parent corporation of Knobias. Consolidated Travel will then change its name to "Knobias, Inc.";

     o We will have effected, immediately prior to the effective time of the merger, a one share for three shares reverse stock split of the then-outstanding shares of Consolidated Travel common stock and, accordingly, the shares of Consolidated Travel common stock to be issued and outstanding after the merger transaction will give effect to such reverse stock split;

     o Consolidated Travel will issue an aggregate of 37,968,300 shares of its restricted common stock to the Knobias stockholders and debenture holders in exchange for 100% of the issued and outstanding shares of Knobias capital stock and for the conversion of the debentures;

     o Pursuant to certain other agreements with Duncan Capital Group, LLC, we will issue to Duncan Capital an aggregate of 9,531,700 shares of our common stock;

     o The stockholders and Debenture holders of Knobias will become stockholders of Consolidated Travel and, together with Duncan Capital Group, LLC, will collectively own approximately 95% of our issued and outstanding shares of common stock. Our current stockholders will own approximately 5% of our issued and outstanding shares of common stock; and

     o The officers and directors (or director nominees) of Knobias will replace the officers and directors of Consolidated Travel, and will control the business and operations of Knobias.

Merger Consideration (Page 17)

     In the merger, each issued and outstanding share of Knobias common stock and each issued and outstanding share of each series of Knobias preferred stock will be converted into the right to receive shares of Consolidated Travel common Stock in accordance with certain ratios. Also, the outstanding principal balances of, and certain accrued interest on, certain Knobias debentures will be converted into the right to receive Consolidated Travel common stock. In the aggregate, holders of Knobias capital stock and debentures will receive
37,968,300 shares of our common stock. Fractional shares will not be issued. After the merger, current Knobias stockholders will no longer own a direct equity interest in Knobias.

     As an additional term of the merger, Knobias will pay to Consolidated Travel the amount of $400,000 in cash at the effective time of the merger.

Agreement With Duncan Capital  (Page 22)

     Knobias and Duncan Capital have entered into a memorandum of understanding which provides, among other things, that in exchange for the contribution to Knobias of its interest in Kollage, LLC, a Delaware limited liability company, Duncan Capital is to receive an equity interest equal to approximately 20% of the aggregate equity interest of Knobias on a fully diluted basis. In connection with the memorandum of understanding, Duncan Capital is to use commercially reasonable efforts to secure for Consolidated Travel approximately $2 million in financing through the issuance of our securities at the effective time of the merger. As a provision of the agreement entered into with Duncan Capital pursuant to the memorandum of understanding, we will issue to Duncan Capital an aggregate of 9,531,700 shares of our common stock, of which 7,148,775 shares are to be delivered directly to Duncan Capital and 2,382,925 shares are to be held in escrow.

Reasons for the Merger (Page 16)

     Our board of directors considered various factors in approving the merger agreement and believe the acquisition of Knobias and will be in the best interest of our stockholders. Our board analyzed Knobias' operations, prospects and managerial resources and believes that acquiring Knobias' growth potential by means of a merger is the best opportunity to increase value to our stockholders. Our board of directors did not request a fairness opinion in connection with the merger.

Cost and Expenses of the Merger (Page 22)

     The merger agreement provides that all costs and expenses in connection with the merger will be paid by the party incurring these costs and expenses. We have agreed to pay all expenses related to the preparation, printing and mailing of the information statement and all related filing and other fees.

Appraisal Rights  (Page 24)

     Under applicable Delaware law, our stockholders do no have the right to demand appraisal of their shares in connection the actions we are taking by written consent.

Amended and Restated  Certificate of Incorporation and Reverse Stock Split (Page
25)

     Our board of directors and stockholders holding a majority of our outstanding common stock have approved an amended and restated certificate of incorporation which will, among other things, (a) effect a one share for three shares reverse split of our common stock, (b) increase our authorized capitalization to 100 million shares consisting of 95 million shares of common stock and 5 million shares of blank check preferred stock, (c) change our corporate name, upon the closing of the merger, to "Knobias, Inc.," and (d) make certain other changes permitted under Delaware law. The form of the amended and restated certificate of incorporation is attached hereto as Appendix B.

Stock Incentive Plan  (Page 29)

     As a condition to the merger agreement, we have adopted a stock incentive compensation plan that will become effective at the effective time of the merger. Each holder of an option to purchase Knobias common stock granted prior to the effective time of the merger, will exchange their Knobias option for an option to purchase shares of our common stock, exercisable at any time, on economic and contractual terms substantially and materially similar to the terms and conditions of the Knobias option prior to conversion. The stock incentive plan will also be used to attract and retain officers, employees and directors of the highest quality and promote the well being of our company after the merger.

Ratification of Selection of Independent Auditor  (Page 33)

     In connection with the merger agreement, we intend to change our independent certifying accountants following the effective time of the merger. Our current independent auditors are HJ & Associates, LLC. Following the effective time of the merger, we will designate as our new independent auditors the firm of Horne CPA Group.

Risk Factors  (Page 10)

     The merger and related transaction, as well as the ownership of our common stock after the merger, involves a high degree of risk. You should carefully consider the information set forth in the section entitled "Risk Factors," as well as the other information in this information statement.

     o Upon completion of the merger, we will assume Knobias' plan of operation, which will require substantial additional funds to fully implement.

     o Knobias is currently in the process of seeking to raise $2 million to $2.5 million in a private placement. The closing of this financing is a condition to the closing of the transactions under the merger agreement. There can be no assurance that such financing can be obtained, or whether we will have to raise additional capital following the merger in order to implement our business plan.

     o Our current stockholders will be diluted by the shares issued as part of the merger transaction and may be diluted by future issuances of shares, if necessary, to satisfy our working capital needs. We are issuing 47.5 million shares (post split) of our common stock as part of the merger transaction. The foregoing issuances, along with anticipated issuances to raise additional working capital, will reduce the percentage ownership of our existing stockholders substantially.

Directors and Executive Management Following the Merger Transaction  (Page 36)

     Following completion of the merger transaction, all of the existing members of our board of directors will resign and new appointees will comprise our board of directors, which will be designated by Knobias.

                            CONTROLLING STOCKHOLDERS

     On July 19, 2004, the following controlling stockholders, owning approximately 83% of our common stock, consented in writing to approve the amended and restated certificate of incorporation, the adoption of the stock incentive plan and ratification of the new certified public accountants. The information in the table does not reflect the merger and transactions resulting therefrom or the one share for three shares reverse split.

    Name and Address                       Number of Shares        Percent(2)
-------------------------                  ----------------        ----------
H. Deworth Williams                         3,203,149(1)                42.7%
  54 West 400 South, Suite 220
  Salt Lake City, UT 84101
Edward F. Cowle                             3,043,728                   40.6%
  300 Park Avenue, Suite 1712
  New York, NY 10022
------------------
     Note: Unless otherwise indicated in the footnotes below, we have been advised that each person above has sole voting and investment power over the shares indicated above.

     (1) Includes 181,189 in the registered name of Williams Investment Company, of which Mr. Williams is the principal owner.
     (2) Based upon 7,499,480 shares of common stock outstanding on July 19, 2004.

     No other stockholder known by us owns beneficially more than 5% of our outstanding common stock. Also, none of our directors or executive officers own shares of our common stock.

     Under Delaware law, we are required to give all stockholders prompt written notice of any actions that are taken by written consent without a stockholders meeting. Under Section 14(c) of the Securities Exchange Act of 1934, the actions taken by written consent without a meeting of stockholders cannot become effective until 20 days after the mailing date of this Information Statement. We are not seeking written consent from any of our stockholders and our other stockholders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this information statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent, as required by Delaware law, and giving stockholders advance notice of the actions taken, as required by the Exchange Act.

     Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken, will not have dissenters' appraisal rights in conjunction with the proposed merger or other corporate actions to be taken in connection with the merger transaction.

       SECURITY OWNERSHIP OF BENEFICIAL OWNERS, MANAGEMENT AND AFFILIATES
                              FOLLOWING THE MERGER

     The following table sets forth certain information with respect to the anticipated beneficial ownership of our common stock, after giving effect to the merger, by each stockholder expected by us to be the beneficial owner of more than 5% of our common stock and by each of our anticipated directors and executive officers and all of the anticipated directors and executive officers as a group. Unless otherwise indicated, the address of each of the persons listed below is Knobias, Inc., Building 2, Suite 500, 875 North Park Drive, Ridgeland, Mississippi 39157. Unless otherwise indicated in the footnotes to the following table, shares are owned of record and beneficially by the named person. For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the effective time of the merger. "Voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. An asterisk denotes beneficial ownership of less than 1%.

Name and Address                  Amount and Nature of             Percent
of Beneficial Owner                 Beneficial Ownership          of Class(1)
--------------------                --------------------          -----------

       5% Beneficial Owners:
       ---------------------
Internet Productions, LLC             12,269,316  (1)                 24.5%

Duncan Capital Group, LLC              9,531,700 (2)                  19.1%
   830 Third Avenue
   New York, NY 10022

       Directors and Executive Officers:
       ---------------------------------

Robert L. Atkins                         330,902 (1) (3)                 *
  P. O. Box 2587
  Madison, MS 39130

Timothy J. Aylor                         376,948 (1) (4)                 *
  9410 South Tropical Trail
  Merritt Island, FL 32952

Gregory E. Ballard                     4,444,667 (1)                   8.9%

Danny M. Dunnaway                      2,464,499 (1) (5)               4.9%
  P. O. Box 545
  Brookhaven, MS 39602

E. Key Ramsey                         12,269,316 (1)                  24.5%
Joseph L. Stephens                     1,474,256 (6)                   2.9%
  P. O. Box 1178 Magee, MS 39111

All directors and executive officers  16,693,011 (7)                  33.34%
  a group (5 persons)
-------------------------
     (1) Based upon the membership interests of certain of the persons named above, or their affiliates and associates, in Internet Productions, LLC, as set forth below, such persons will have beneficial ownership of a portion of the common stock owned by Internet Productions, LLC, as follows:

                 Name               Membership Interest             Shares
                 ----               -------------------             ------
Timothy J. Aylor                       0.6155513%                   75,524
Robert L.  Atkins                       0.5857045                   71,862
Gregory E.  Ballard                    36.2258742                4,444,667
Danny M.  Dunnaway, LLC                0.6155513%                   75,524
E.  Key Ramsey                        38.4710756%                4,720,138

         As the manager of Internet Productions, LLC, Mr. Ramsey has sole voting power with respect to all of the shares owned by such entity.

     (2) See "Certain Transactions Related To The Merger - Duncan Capital" for a description of the transactions with Duncan Capital Group, LLC.

     (3) Includes options to purchase 3,000 shares of common stock which will be exercisable immediately after the merger and 255,877 shares held in an IRA account for Mr. Atkins.

     (4)      Includes  298,424 shares owned  jointly with his wife, and options
              to  purchase   3,000   shares  of  common  stock  which   will  be
              exercisable immediately after the merger.

     (5) Includes (i) 86,067 shares owned by Mr. Dunnaway as custodian for a minor child, (ii) 118,220 shares held in an IRA account for Mr. Dunnaway,(iii) 85,094 shares owned jointly with his wife, (iv) 413,025 owned by the Danny M. Dunnaway Charitable Remainder Trust,
              (v) 413,025  shares owned by the Danny M. Dunnaway  Foundation and
              (vi) options to purchase 3,000 shares of common stock which will be exercisable immediately after the merger.

     (6) Includes options to purchase 3,000 shares of common stock which will be exercisable immediately after the merger.

     (7) Includes the 12,269,316 shares owned by Internet Productions, LLC, as described n Note 1 above, and the shares described in Notes 3 through 6 above.

                                  RISK FACTORS

     You should consider carefully the following risk factors relating to Consolidated Travel and Knobias, any of which could materially harm our business.

Risks Relating to the Merger

     Our current stockholders have no opportunity to approve or disapprove the transactions described herein and will experience substantial dilution in connection with the merger.
     ---------------------------------------------------------------------------
     Under Delaware law, the actions described herein, that would routinely be taken at a meeting of stockholders, are being taken by written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders. Accordingly, stockholders other than our two controlling stockholders are not being asked to approve or disapprove these matters. In addition, because we have no assets and a limited operating history, in the event the merger transaction is consummated as described herein, our current stockholders will experience substantial dilution in their ownership interest in our company.

     If the merger does not occur, we will not benefit from the expenses we have incurred in the pursuit of the merger.
     ---------------------------------------------------------------------------
     The merger may not be completed. If conditions to completion of the merger are not satisfied or the merger is not otherwise completed, we will have incurred expenses for which no ultimate benefit will have been received. We currently expect to incur out of pocket expenses of approximately $25,000 for services in connection with the merger, consisting of legal and accounting fees, and financial printing and other related charges, much of which may be incurred even if the merger is not completed. If the merger is completed, such expenses will be paid from the $400,000 to be paid to us by Knobias, and if the merger is not completed, such expenses will be paid for by advances from stockholders, which will be evidenced on our financial statements as current liabilities.

     Financing in the amount of $2 million is a necessary condition to completion of the merger. The availability of capital and the terms on which it will be available are uncertain.
     ---------------------------------------------------------------------------
     In order to comply with a condition to the merger agreement and to enable Knobias in the execution of its business strategy, Knobias and Duncan Capital currently are in the process of seeking to raise $2 million in a private placement of its securities. To date, no such securities have been sold, and there can be no assurance that Knobias will be able to satisfy this closing condition. Even if all or a portion of these funds are raised, we may still need to raise additional capital following the merger, through debt or private equity financings, in order to implement our business plan. The number of shares of our common stock to be issued in the merger, and the aggregate number of shares to be outstanding after completion of the merger, as shown elsewhere in this information statement, does not take into account such financing and, accordingly, our stockholders may be subject to immediate and substantial dilution as a result of such financing.

     We may need to raise funds in addition to the merger financing in order to take advantage of expansion or acquisition opportunities in the future. If we cannot expand or make acquisitions that we believe are necessary to maintain our competitive position, we may not be able to maintain a reasonable growth rate. If we raise additional capital by selling equity or equity-linked securities, these securities would dilute the ownership percentage of our existing stockholders. Also, these securities could also have rights, preferences or privileges senior to those of our common stock. Similarly, if we raise additional capital by issuing debt securities, those securities may contain covenants that restrict us in terms of how we operate our business, which could also affect the value of our common stock. We may not be able to raise capital on reasonable terms or at all.

     We cannot assure you that there will be an active trading market for the our common stock.
     ---------------------------------------------------------------------------
     Even though our shares of common stock are expected to continue to be quoted on the OTC Bulletin Board, we cannot predict the extent to which a trading market will develop or how liquid that market might become. In addition, all of the outstanding shares of our common stock after the merger, including the shares issued to Knobias stockholders and debenture holders, will be "restricted securities" within the meaning of Rule 144 promulgated by the SEC, and will therefore be subject to certain limitations on the ability of holders to resell such shares. Accordingly, holders of our common stock may be required to retain their shares for a long period of time. None of the outstanding shares of our common stock have been, and the shares issued pursuant to the merger transaction will not be, registered under federal or state securities laws; accordingly, such shares may not be sold or otherwise transferred without registration or reliance upon a valid exemption from registration.

Risks Relating to Our Business After the Completion of the Merger

     Knobias has not recorded an operating profit since our inception in 1998 and Consolidated Travel has not had any revenues for several years. Continuing losses may exhaust our capital resources and force us to discontinue operations.
     ---------------------------------------------------------------------------
     From 2000 through 2003, Knobias incurred cumulative losses of approximately $8.3 million. Consolidated Travel has not realized any revenues for several years. We cannot assure you that we will achieve profitability in 2004 or thereafter.

     Knobias has had a significant working capital deficit, which makes it more difficult to obtain capital necessary for its business and which may have an adverse effect on our future business.
     ---------------------------------------------------------------------------
     As of March 31, 2004, Knobias had a working capital deficit of approximately $1.35 million. This includes its debentures in the aggregate principal amount of $1,050,000, all of which is due and payable, but which is expected to be converted to equity in the merger. If such conversion does not occur, however, or if all of Knobias' current liabilities were otherwise to become due at the same time, we would not be able to pay them in full which most likely would have a material negative impact on our business and future prospects.

     If  Knobias   cannot   generate  new   subscribers,   we  may  not  achieve
     profitability.
     ---------------------------------------------------------------------------
     To increase revenues and achieve profitability, Knobias must increase its subscriber base significantly. Knobias generates most of its leads for new subscribers from its website and through existing customer relationships. These leads must be converted into subscriptions for products and services at a rate higher than what Knobias has been able to achieve so far. If we fail to do so, we may not achieve profitability.

     The industry in which Knobias operates is highly competitive and has relatively low barriers to entry. Increased competition could result in margin erosion, which would make profitability even more difficult to achieve and sustain.
     ---------------------------------------------------------------------------
     The market for financial information services is extremely competitive and the barriers to entry are relatively low. Increased competition could result in reduced operating margins, as well as a loss of market share and brand recognition. Knobias competes with many providers of business and financial information including Bloomberg, Capital IQ, Dun & Bradstreet, Global Securities Information, Reuters, Standard & Poor's, Thomson Financial, thestreet.com, Edgar

Online, 10-K Wizard, MSN and Yahoo! Knobias also competes with large investment banking, brokerage and investment advisory firms that provide financial information services to their clients and others. Other competitors and potential competitors include education and publishing companies as well as e-commerce providers. Many existing and potential competitors have greater financial resources, larger market share, broader and more varied databases and libraries, technology and delivery systems that are more flexible or cost-effective, stronger alliances and/or lower cost structures than we do, which may enable them to establish a stronger competitive position than we have, in part through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we will not be able to grow.

     Our business could be adversely affected by any adverse economic developments in the financial services industry and/or the economy in general.
     ---------------------------------------------------------------------------
     Knobias depends on the continued demand for the distribution of business and financial information. Therefore, our business is susceptible to downturns in the financial services industry and the economy in general. Any significant downturn in the market or in general economic conditions would likely hurt our business.

     If Knobias fail to keep up with changes affecting the markets that it serves, it will become less competitive, adversely affecting future financial performance.
     ---------------------------------------------------------------------------
     In order to remain competitive and serve its customers effectively, Knobias must respond on a timely and cost-efficient basis to changes in technology, industry standards and procedures and customer preferences. Knobias need to continuously develop new products and services to address new developments. In some cases these changes may be significant and the cost to comply with these changes may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to keep up with changes in the marketplace. Also, the cost of adapting Knobias' products and services may have a material and adverse effect on our operating results.

     Our future success depends on retaining Knobias' existing key employees and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.
     ---------------------------------------------------------------------------
     Our success depends in part on our ability to retain Knobias' key employees including its executive officers. Although following the merger we expect to have employment agreements with these executives, each executive can terminate his agreement at any time. Also, we do not carry, nor do we anticipate obtaining, "key man" insurance on our executives. It would be difficult for us to replace any one of these individuals. In addition, as we grow we may need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

     Our growth strategy assumes that we will make future targeted strategic acquisitions. Acquisitions may disrupt our business, dilute stockholder value or distract management's attention from operations.
     ---------------------------------------------------------------------------
     Unless we develop or acquire new content that Knobias can market to existing and new clients, our rate of revenue growth will continue to be slow and achieving profitability will be slow and difficult. We believe that the quickest and most efficient way for us to acquire new content is through targeted strategic acquisitions. If we fail to execute on this strategy, our revenues may not increase and our ability to achieve significant profitability will be delayed. Until now, Knobias' ability to acquire complimentary businesses has been hampered by its limited capital resources and the lack of a public market for its stock.

     An acquisition strategy is inherently risky. Some of the risks we may face in connection with acquisitions include:

     o   identifying appropriate targets in an efficient and timely fashion;

     o   negotiating terms that we believe are reasonable;

     o failing to accurately assess the true cost of entering new markets or marketing new products;

     o integrating the operations, technologies, products, personnel and customers of the acquired enterprise;

     o   maintaining our focus on our existing business;

     o   losing key employees; and

     o reducing earnings because of disproportionately large depreciation and amortization deductions relating to the acquired assets.

     We may not be able to identify any appropriate targets or acquire them on reasonable terms. Even if we make strategic acquisitions, we may not be able to integrate these businesses into our existing operations in a cost-effective and efficient manner.

     We may encounter risks relating to security or other system disruptions and failures that could reduce the attractiveness of Knobias' website and that could harm our business.
     ---------------------------------------------------------------------------
     Although Knobias has implemented in its products various security mechanisms, its business is vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. Additionally, Knobias' operations depend on its ability to protect systems against damage from fire, earthquakes, power loss, telecommunications failure, and other events beyond our control. Moreover, Knobias' website and business solutions have, in the past, and may in the future, experience slower response times or other problems for a variety of reasons, including hardware and communication line capacity restraints, software failures or during significant increases in traffic when there have been important business or financial news stories and during the seasonal periods of peak SEC filing activity. These strains on the system could cause customer dissatisfaction and could discourage visitors from becoming paying subscribers. These types of occurrences could cause users to perceive Knobias' website and technology solutions as not functioning properly and cause them to use other methods or services of our competitors. Any disruption resulting from these actions may harm our business and may be very expensive to remedy, may not be fully covered by our insurance and could damage our reputation and discourage new and existing users from using our products and services. Any disruptions could increase costs and make profitability even more difficult to achieve.

     We may be unable to protect our intellectual property adequately or cost effectively, which may cause us to lose market share or reduce prices.
     ---------------------------------------------------------------------------
     Our future success depends in part on Knobias' brand identity and our ability to protect and preserve proprietary rights. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. Knobias does not own any patents on its technology, rather, to protect its intellectual property, it relies on trade secrets, common law trademark rights and trademark registrations, as well as confidentiality and work for hire, development, assignment and license agreements with our employees, consultants, third party developers, licensees and customers. However, these measures afford only limited protection and may be flawed or inadequate. Also, enforcing intellectual property rights could be costly and time-consuming and could distract management's attention from operating business matters.

     Knobias' intellectual property may infringe on the rights of others, resulting in costly litigation.
     ---------------------------------------------------------------------------
     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives. Any of these results would increase our cash expenditures, adversely affecting our financial condition.

     We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance.
     ---------------------------------------------------------------------------
     The ability to manage and operate our business as we execute our growth strategy will require effective planning. Significant rapid growth could strain our internal resources, leading to a lower quality of customer service, reporting problems and delays in meeting important deadlines resulting in loss of market share and other problems that could adversely affect our financial performance. Knobias' efforts to grow have placed, and we expect will continue to place, a significant strain on its personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

     Being a public company will increase administrative costs, which could result in lower net income, and make it more difficult for us to attract and retain key personnel.
     ---------------------------------------------------------------------------
     As a public company, we will incur significant legal, accounting and other expenses that Knobias did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. For example, in connection with being a public company, we will create several board committees, implement additional internal controls and disclose controls and procedures, retain a transfer agent, a bank note company, and a financial printer, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports in compliance with our obligations under the securities laws. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

     We do not anticipate paying dividends in the foreseeable future. This could make our stock less attractive to potential investors.
     ---------------------------------------------------------------------------
     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business and we do not intend to declare or pay any cash dividends in the foreseeable future. Future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

     Future sales or the potential for sale of a substantial number of shares of our common stock could cause the market value to decline and could impair our ability to raise capital through subsequent equity offerings.
     ---------------------------------------------------------------------------
     Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. Once the merger is completed, in addition to the 50 million shares of our common stock actually issued and outstanding, there will be another 5,891,218 shares of common stock reserved for future issuance as follows:

     o 891,218 shares underlying Knobias warrants outstanding on the date of this information statement, which have been issued to certain of
         Knobias' existing stockholders and which will continue to be outstanding after the merger; and

     o 5 million shares reserved for issuance under our new stock incentive plan, including 158,500 shares to be acquired upon the exercise of outstanding options.

     The existence of outstanding options and warrants may impair our ability to obtain additional equity financing.
     ---------------------------------------------------------------------------
     The existence of outstanding options and warrants may adversely affect the terms at which we could obtain additional equity financing. Holders of these options and warrants will have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

     The authorization and issuance of blank-check preferred stock may prevent or discourage a change in our management.
     ---------------------------------------------------------------------------
     Our amended and restated certificate of incorporation will authorize the board of directors to issue preferred stock without stockholder approval having terms, conditions, rights, preferences and designations as the board may determine. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding common stock.

     It may be difficult for a third party to acquire us, and this could depress our stock price.
     ---------------------------------------------------------------------------
     Delaware corporate law and our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. For example:

     o Without prior stockholder approval, the board of directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges and inference of that preferred stock;

     o There is no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

     o Stockholders cannot call a special meeting of stockholders and cannot act by written consent; and

     o Our bylaws will establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

               AGREEMENT AND PLAN OF REORGANIZATION AND THE MERGER

     The following is only a summary of the material provisions of the agreement and plan of reorganization, dated as of June 30, 2004, by and among Knobias, Consolidated Travel and KHI Acquisition. The merger agreement is attached to this information statement as Appendix A. Please read the agreement in its entirety.

     On June 30, 2004 we entered into an agreement and plan of reorganization with Knobias Holdings, Inc., a Delaware corporation, in order to facilitate a merger with Knobias. The acquisition is to be accomplished through a merger of our newly created, wholly owned subsidiary, KHI Acquisition, Inc., with and into Knobias, with Knobias being the survivor of the merger. Pursuant to the merger, each issued and outstanding share of Knobias common stock and each issued and outstanding share of each series of Knobias preferred stock will be converted into the right to receive shares of Consolidated Travel common stock. Also, the outstanding principal balances of certain Knobias debentures will be converted into the right to receive Consolidated Travel common stock. As part of the merger, we will also amend and restate our certificate of incorporation to, among other things, (a) effect a one share for three shares reverse split of our common stock, (b) increase our authorized capitalization, and (c) change our corporate name to "Knobias, Inc." We are also adopting a new employee stock incentive plan and ratifying the selection of new certified public accountants.

     Upon the closing of the merger, stockholders of Knobias will own approximately 95% of our issued and outstanding common stock and our current stockholders will own approximately 5%. The purpose of the merger is to allow us to acquire and carry on the business of Knobias. It is anticipated that becoming a publicly held reporting company will enhance Knobias' business visibility and ability to attract and use additional sources of capital.

     H. Deworth Williams and Edward F. Cowle, the controlling stockholders of Consolidated Travel, beneficially own 6,246,877 of the outstanding 7,499,480 shares of common stock, representing approximately 83% of the outstanding shares. The controlling stockholders have, in connection with the transactions contemplated by the merger agreement, executed a written consent to take the following actions:

     o authorize an amendment and restatement of our certificate of incorporation, which will effect a one share for three shares reverse split of our common stock, increase our authorized capitalization and change our corporate name to "Knobias, Inc.";

     o   approve the adoption of a new incentive stock plan; and

     o ratify Horne CPA Group as our new independent certified public accountants.

     Pursuant to Delaware law, we are hereby notifying our stockholders of the approval of the foregoing matters and, pursuant to the Exchange Act, filing this information statement on Schedule 14C, which will be mailed to all stockholders of record as of the record date established therefore.

     The terms of the merger and merger agreement are more fully described below.

Background of the Merger

     In December 2003, Michael Crow, President of Duncan Capital, met with Key Ramsey, President of Knobias, in New York City to express Duncan Capital's interest in forming a new entity with Knobias for the purpose of developing and marking a platform-based information and execution system. Following additional discussions and negotiations by telephone and e-mail, Knobias and Duncan Capital signed a Memorandum of Understanding in December, 2003, which document outlined each party's rights and responsibilities with respect to the formation, financing and operation of the new entity. Effective January 23, 2004, Knobias and Duncan Capital entered into an Operating Agreement for Kollage, LLC, a Delaware limited liability company ("Kollage"), and began developing the platform-based information and execution system.

     In March 2004, Mr. Crow approached Mr. Ramsey with an idea for merging Knobias, its wholly owned subsidiary, Knobias.com, LLC, and Kollage into a single entity for the purpose of registering an initial public offering of the shares of the newly merged entity. Following several weeks of discussions, the parties were unable to agree on the relative values of their interest in the proposed new entity. Duncan Capital then suggested a merger of Knobias and an existing third-party publicly traded company, in connection with which it was proposed that Duncan Capital would receive a percentage of the common stock in the merged entity in exchange for its 50% membership interest in Kollage and the forgiveness of approximately $400,000 owed to Duncan Capital by Kollage.

     In May 2004, Mr. Crow had preliminary discussions with representatives of Consolidated Travel regarding the possible acquisition of Knobias. As discussions progressed, we examined the merits of such an acquisition and gave our initial indication of interest to investigate the possibility of acquiring Knobias.

     On the morning of June 3, 2004, Mr. Crow attended a specially called meeting of the Knobias board of directors and gave a detailed presentation of the proposed merger between Knobias and an existing publicly traded corporation, Consolidated Travel Systems, Inc. Following a lengthy discussion of the proposed merger, the Knobias board and Mr. Crow negotiated a second memorandum of understanding with respect to the merger and certain related transactions. The second memorandum of understanding was executed by Knobias and Duncan Capital on June 8, 2004.

     Subsequently, we continued our discussions with Mr. Crow and representatives of Knobias and our board of directors made the determination that an acquisition of Knobias would be beneficial to our company and in the best interest of our stockholders. We proceeded to negotiate the structure and terms of the transaction and, on June 30, 2004, we entered into the agreement and plan of reorganization with Knobias.

Consolidated Travel's Reasons for the Merger

     In considering and approving the merger and the merger agreement, our board of directors considered various factors including:

     o   our current lack of assets and of business operations;

     o   our prospects for the future;

     o   Knobias' prospects for growth and expansion; and

     o anticipated increase in our stockholder values as a result of the merger.

     In agreeing to the merger, our board believes that the relinquishment of control to Knobias' management and adoption of Knobias' assets and operations will eventually add value to Consolidated Travel. Our board of directors reached this conclusion after analyzing Knobias' operations, prospects and managerial resources, which are described in more detail below, and believes that acquiring Knobias' growth potential by means of a merger is the best opportunity to increase value to our stockholders.

Knobias' Reasons for the Merger

     In considering and voting upon the merger and merger agreement, the Knobias board of directors considered the following:

     o   information  with  respect  to  the  financial  condition,  results  of operations, business and prospects of Knobias, and the inherent uncertainties and contingencies associated with such financial projections, and the economic and market conditions affecting Knobias;

     o the increased market liquidity expected to result from exchanging stock in a private company for publicly traded securities of Consolidated Travel;

     o the ability to use registered securities to make future acquisitions of assets or businesses;

     o   increased visibility in the financial community;

     o   enhanced access to the capital markets;

     o   improved transparency of operations; and


     o perceived credibility and enhanced corporate image of being a publicly traded company.

     Neither Consolidated Travel nor Knobias retained the services of an investment banker or requested a fairness opinion in connection with the merger transaction.

     The above discussion of the material factors considered by Consolidated Travel's and Knobias' boards of directors is not intended to be exhaustive, but sets forth the principal factors considered. In view of the variety of factors considered in connection with their evaluation of the merger agreement and the merger, the boards considered the factors as a whole and did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching their determinations. In addition, individual members of the boards may have given different weight to different factors.

Material Terms of the Merger Agreement

     Subject to the terms and conditions of the merger agreement, at the effective time of the merger, our subsidiary, KHI Acquisition, will merge with and into Knobias, the separate corporate existence of KHI Acquisition will cease and we will be the parent corporation of Knobias. We will issue an aggregate of
47.5 million shares of our post-reverse split common stock to the Knobias stockholders in exchange for 100% of the issued and outstanding shares of capital stock of Knobias, the Knobias debenture holders in exchange for the conversion of the debentures, and Duncan Capital. The effective time of the merger and the issuance of our common stock in the merger will take place immediately after we have effected a one share for three shares reverse stock split of the then-outstanding shares of Consolidated Travel common stock. Accordingly, the shares of our common stock to be issued and outstanding after the merger transaction give effect to the reverse stock split.

     Immediately prior to the effective time of the merger, we will file amended and restated certificate of incorporation which, among other things, will change our corporate name to "Knobias, Inc." Following the merger.

     At the effective time of the merger, the members of the Knobias board of directors holding office immediately prior to the effective time will remain as the members of the board of directors of our newly acquired subsidiary, Knobias, as the surviving corporation of the merger, and all persons who holding offices of Knobias at the effective time, will continue to hold the same offices of the surviving corporation.

     Also at the effective time, the then existing directors of Consolidated Travel will nominate and elect to our board of directors those persons designated by Knobias, and Consolidated Travel will cause all of the persons then serving as directors and officers immediately prior to the closing of the merger to resign from all of their respective positions with Consolidated Travel, effective immediately upon the closing of the merger.

     Effective Time of the Merger

     The merger agreement provides that, subject to the approval of the stockholders of Knobias and the satisfaction or waiver of other conditions, the merger will be consummated by the filing of a certificate of merger and any other appropriate documents, in accordance with the relevant provisions of the Delaware Code, with the Secretary of State of Delaware. We expect the merger to be consummated promptly after fulfilling the terms and conditions of the agreement.

     We anticipate that the closing will take place at a mutually agreed upon time, but no later than five (5) days after all conditions precedent have been met satisfied or waived and all required documents have been delivered. The parties have agreed to use their reasonable commercial efforts to cause the closing to occur on or before August 15, 2004, although we now anticipate closing on or before September 10, 2004.

     Merger Consideration

     Common and Preferred Stock of Knobias. Upon consummation of the merger, each share of outstanding Knobias common and preferred stock (except shares as to which appraisal rights have been properly perfected) shall be converted into the right to receive our common stock, in accordance with the following exchange ratios:
                                                     No. of Shares of
                                                    Consolidated Travel
             Each Share of Knobias                     Common Stock
             ---------------------                     ------------
Common Stock                                              2.2604
Series A Preferred Stock                                  2.2604
Series B Preferred Stock                                  5.2435
Series C Preferred Stock                                  5.6729
Series D Preferred Stock                                  2.2604

The exchange ratios have been calculated by Knobias based upon the relative conversion ratios applicable to the series of Knobias preferred stock issued and outstanding, as set forth in Knobias' Third Amended and Restated Certificate of Incorporation.

     Debentures. The outstanding principal balance of the debentures and a portion of the accrued and unpaid interest thereon, will also be converted into the right to receive a total of 2,108,000 shares of our common stock, in accordance with certain debenture conversion agreements entered into between Knobias and the debenture holders. All such debentures will no longer be outstanding and will automatically be cancelled and cease to exist, and each debenture will thereafter represent the right to receive certificates for our common stock and cash at the closing equal to the balance of the accrued and unpaid interest. No fraction of any share of common stock will be issued to any former holder of debentures; rather, the number of shares of our common stock otherwise issuable, if other than a whole number, will be rounded to the nearest whole number.

     Following the above exchange, holders of Knobias capital stock and debentures will receive 37,968,300 shares of our common stock. Each person receiving our shares will hold the same pro rata share of the 37,968,300 shares that they would have received had all shares of Knobias preferred stock and all debentures been converted into Knobias common stock immediately prior to the merger.

     As a result of the merger, the shares of Knobias capital stock will no longer be outstanding, will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such share immediately prior to the merger will cease to have any rights with respect to such certificate, except the right to receive the shares of our common stock described above.

     No fraction of any share of our common stock will be issued to any former holder of Knobias capital stock; rather, the number of shares of our common stock otherwise issuable, if other than a whole number, will be rounded to the nearest whole number.

     Cash Payment. At the closing, Knobias will cause $400,000 to be deposited into the trust account of counsel for Consolidated Travel for the account of Consolidated Travel. Consolidated Travel is obligated under the merger agreement to use such funds, or any other available cash, to satisfy and discharge all of the liabilities and expenses set forth on its most recent balance sheet and to pay the balance to Williams Investment Company for its services in negotiating and finalizing the merger.

Treatment of Knobias Stock Options and Warrants

     Upon consummation of the merger, each holder of an option to purchase Knobias common stock, granted prior to the effective time of the merger pursuant to Knobias' Amended and Restated 2000 Stock Option Plan, will receive from Consolidated Travel an option agreement granting to such holder an option to purchase one share of Consolidated Travel common stock for every one share of Knobias common stock for which the option is exercisable. Terms of the new option will be substantially and materially similar to the terms and conditions of the Knobias option prior to such conversion. The closing under the merger is conditioned upon submission to our stockholders of approval of a new stock incentive plan, and the effectiveness of such plan at the effective time of the merger.

     As of the date of the merger agreement, Knobias had issued and outstanding warrants to purchase 891,218 shares of Knobias common stock. Upon the effective time of the merger, each outstanding warrant, whether or not then exercisable, will be converted into a warrant to purchase one share of Consolidated Travel common stock for every one share of Knobias common stock for which such warrant was exercisable, on economic and contractual terms substantially and materially similar to the terms and conditions of the Knobias warrant prior to such conversion.
Representations  and Warranties

     The merger agreement contains customary representations and warranties of the parties. Consolidated Travel's and KHI Acquisition's representations and warranties to Knobias relate to, among other things:

     o   organization, standing, corporate power and similar corporate matters;
     o authorization, execution, deliver and enforceability of the merger agreement;
     o   valid issuance of our common stock;
     o   capital structure;
     o   accuracy of financial statements and other information;
     o   absence of certain adverse changes;
     o   absence of litigation;
     o   absence of liabilities or claims not previously disclosed;
     o   timely filing of all required tax returns;
     o   delivery of all requested information;
     o   material contracts;
     o   status of employees or independent contractors;
     o compliance with the federal securities laws, including the applicable provisions of the Sarbanes-Oxley Act of 2002, and the accuracy of all information filed with the SEC; o absence of employee benefit plans; o compliance with all applicable laws; and o absence of any untrue statement of a material fact.

     Knobias' representations and warranties to Consolidated Travel and KHI Acquisition relate to, among other things:

     o   organization, standing, corporate power and similar corporate matters;
     o authorization, execution, deliver and enforceability of the merger agreement;
     o   valid issuance of Knobias capital stock;
     o   capital structure;
     o   accuracy of financial statements and other information;
     o   absence of certain adverse changes;
     o   absence of litigation;
     o    absence of liabilities or claims not previously disclosed;
     o   timely filing of all required tax returns;
     o   delivery of all requested information;
     o   material contracts;
     o   compliance with all applicable laws;
     o accuracy of information provided to Consolidated Travel for inclusion in any filing by us with the SEC; and
     o   absence of any untrue statement of a material fact.

     None of the representations or warranties in the merger agreement will survive the closing.

Certain Covenants of the Parties

     The parties to the merger agreement have agreed to take certain actions prior the closing, including the following:

     o The parties are entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as the investigating party deems necessary. All information is to be kept confidential and is not to be used in any manner inconsistent with the transactions contemplated by the merger agreement. It is a condition to Knobias' obligation to consummate the transactions contemplated by the merger agreement that it shall have completed its financial and legal due diligence investigation of Consolidated Travel with results thereof satisfactory to Knobias in its sole discretion.

     o Prior to the closing, any written news releases or public disclosure by either party pertaining to the merger agreement is to be submitted to the other party for its review and approval prior to such release or disclosure.

     o Immediately prior to the effective time of the merger, we are to effect a one share for three shares reverse stock split of our outstanding shares of common stock, the effect of which will be to decrease the issued and outstanding number of shares of our common stock.

     o We have agreed that except as contemplated by the merger agreement, there will be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of our common stock, and that we and KHI Acquisition will conduct no business, prior to the closing other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated by the merger agreement.

     o We are required to give notice of and submit for action by written consent of our stockholders:

         (a) the amended and restated certificate of incorporation that include among other things;

              (i) the one share for three shares reverse split; (ii) the increase of our authorized capitalization, and (iii) change of our corporate name;

          (b) a new stock option plan reserving 5,000,000 shares our common stock for issuance thereunder; and

          (c) the   ratification   of   Horne  CPA  Group  as  our   independent
              accountants.

     Also, as promptly as practicable, we are to prepare and file with the SEC a preliminary information statement relating to the matters stated above and use our reasonable best efforts to

          (a) obtain and furnish the information required to be included by the SEC in the definitive information statement and, after consultation with Knobias, to respond promptly to any comments made by the SEC with respect to the preliminary information statement and cause the information statement to be mailed to its stockholders as promptly as practicable following clearance from the SEC; and

          (b) obtain the necessary approval of matters stated above by our stockholders.

     o Except as required by law, we and KHI Acquisition will not voluntarily take any action that would, or that is reasonably likely to, result in any of the conditions to the merger not being satisfied.

     o Our common stock will continue to be approved for quotation on the OTC Bulletin Board, and we will continue to satisfy throughout the period from the date of the merger agreement through the closing date:

         (a) our filing requirements under Section 13 of the Exchange Act; and

         (b) the requirements of Rule 15c2-11 as promulgated by the SEC under the Exchange Act.

     o Each party shall conduct its respective business only in the usual and ordinary course and the character of such business will not be changed nor shall any different business be undertaken;

Conditions to the Merger

     The  respective  obligations  of  Knobias,   Consolidated  Travel  and  KHI
Acquisition to complete the merger are subject to the satisfaction or waiver of various conditions, including normal and customary closing conditions such as:

     o   the accuracy of all representations and warranties;

     o the performance and compliance with all covenants, agreements and conditions;

     o   the deliver of certificates, documents and legal opinions; and

     o   the ability to complete the merger under applicable state laws.

     In addition to the foregoing, the obligation of Knobias to complete the merger is also subject to the satisfaction or waiver of the following conditions:

     o Each of the stockholders and debenture holders of Knobias shall have delivered to an investment letter agreeing, among other things, that the shares of our common stock to be issued in the merger are, among other things, being acquired for investment purposes and not with a view to public resale, are being acquired for the investor's own account, that the investor is an "accredited investor" as defined under Regulation D of the Securities Act, and that the shares of our common stock are restricted and may not be resold, except in reliance of an exemption under the Securities Act.

     o The amended and restated certificate of incorporation of Consolidated Travel and the new stock incentive plan shall have been approved by the requisite vote of our stockholders, and the amended and restated certificate of incorporation shall have been filed in accordance with the applicable requirements of Delaware law.

     o At the closing, all of the directors and officers of Consolidated Travel and KHI Acquisition shall have resigned from their positions as directors and officers of Consolidated Travel and KHI Acquisition, respectively, effective upon the election and appointment of the Knobias nominees.

     o The shares of our common stock to be issued to the Knobias stockholders and debenture holders in the merger will be validly issued, nonassessable and fully paid under the applicable provisions of Delaware law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

     o Knobias shall have received all necessary and required approvals and consents from required parties and from its stockholders.

     o Knobias shall have completed its financial and legal due diligence investigation of us.

     o Knobias and, upon the reasonable request of Knobias, Consolidated Travel and KHI Acquisition, shall have entered into a definitive agreement providing for the consummation at the effective time of the merger, of a private placement of shares of our common stock or other securities in the aggregate amount of not less than $2,000,000.

     o   Knobias shall have executed and  delivered the  contribution  agreement
         with  Duncan  Capital,   voting  agreements  and  debenture  conversion
         agreements.

     The obligation of Consolidated Travel to complete the merger is also subject to:

     o the availability of an exemption from registration under the Securities Act and the securities laws of the various states of residence of Knobias' stockholders and debenture holders for issuance of the shares of our common stock to be issued in the merger;

     o the receipt from Knobias' stockholders and debenture holders of the investment letters; and

     o   the receipt by Consolidated Travel of the $400,000 cash payment.

Termination

     Termination by either Knobias or Consolidated Travel. The merger agreement may be terminated at any time prior to the merger by either Knobias or Consolidated Travel:

     o   By mutual written consent;

     o If the effective time of the merger has not occurred on or before October 31, 2004 (the "termination date"); provided, however, that the right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in, the failure of the effective time to occur on or before the termination date;

     o If any governmental entity (i) has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order, decree, ruling or other action has become final and nonappealable; or (ii) has failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action has become final and nonappealable; or

     o If the approvals of the respective stockholders of either Consolidated Travel or Knobias have not been obtained by reason of the failure to obtain the required vote of stockholders or consent to the respective matters as to which such approval was sought.

     In addition to the foregoing, either party may terminate the merger agreement if the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the conditions to the completion of the merger are not capable of being satisfied on or before the termination date.

     Effect of Termination. In the event of termination of the merger agreement by either Consolidated Travel or Knobias, the merger agreement will become void and there will be no liability or obligation on the part of any of the parties or their respective officers or directors, except for liability arising out of a breach or failure to perform the representations, warranties, covenants or other agreements contained in the merger agreement.

Cost and Expenses of the Merger

     All costs and expenses in connection with the merger will be paid by the party incurring these costs and expenses. We have agreed to pay all expenses related to the preparation, printing and mailing of the information statement and all related filing and other fees paid to the SEC in connection with the merger. We estimate that the total costs and expenses that we will pay in connection with the merger will be approximately $25,000, which consists of legal and professional fees, printing and mailing costs, filing fees and other miscellaneous expenses. Knobias will pay all costs and expenses it incurs in connection with the merger and will also pay all cost and expenses related to the proposed financing by Duncan Capital.

Amendment

     The merger agreement may be amended at any time in writing signed by all parties before or after approval of the merger by Knobias stockholders at the special meeting but, after such approval, no amendment shall be made which will require additional approval of Knobias stockholders under any applicable law without such approval.

Extension and Waiver

     At any time before the merger, each party to the merger agreement may extend the time for performance of any obligation or act of another party, waive any inaccuracies in the representations and warranties or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

                   CERTAIN TRANSACTIONS RELATED TO THE MERGER

     Duncan Capital

     Knobias and Duncan Capital entered into the memorandum of understanding which provides, among other things, that in exchange for the contribution to Knobias of its interest in Kollage, Duncan Capital is to receive an equity interest equal to approximately 20% of the aggregate equity interest of Knobias on a fully diluted basis. In accordance with the memorandum of understanding, a contribution, assignment and escrow agreement was entered into at the time of the execution of the merger agreement. In addition, Duncan Capital will be entitled to nominate at least one member for election to our board of directors following the effective time of the merger and, upon consummation of the merger, it is anticipated that Consolidated Travel and Duncan Capital will enter into an arrangement whereby Duncan will provide certain advisory and investment banking services to us.

     Pursuant to the contribution, assignment and escrow agreement by and among Knobias, Consolidated Travel and Duncan Capital, at the closing Duncan Capital is to (i) contribute to Knobias all of Duncan Capital's right, title and interest in and to all of the units of membership interest in Kollage held by Duncan, free and clear of all liens, claims, liabilities and encumbrances and
(ii) cancel and forgive all outstanding indebtedness owed to Duncan Capital by Kollage, in the aggregate principal amount of $400,000.00. In consideration for the foregoing, at the closing of the merger, Consolidated Travel will issue to Duncan Capital an aggregate of 9,531,700 shares of our common stock, of which 7,148,775 shares are to be delivered directly to Duncan Capital and 2,382,925 shares are to be held in escrow. In the event that the closing does not occur on or before October 31, 2004, then the assignment and contribution and the issuance of our common stock will be void and of no force and effect.

     Duncan Capital has agreed to assist Knobias in structuring a prospective acquisition and securing the requisite financing for the acquisition. In the event that, subsequent to the closing, the proposed acquisition (or the acquisition of another company suitable to Knobias) fails to close on or before November 30, 2004, due solely to Duncan Capital's inability to provide acquisition financing on terms and conditions reasonably acceptable to Knobias, then on November 30, 2004, the escrow agent is to deliver the 2,382,925 shares of our common stock to us for cancellation. If the acquisition (or the acquisition of another company suitable to Knobias) and the acquisition financing are consummated on or before November 30, 2004, then at the time of the consummation of such acquisition and acquisition financing, the 2,382,925 shares of our common stock are to be delivered to Duncan. If the prospective acquisition has been terminated and Knobias has failed to provide a suitable alternative acquisition candidate on or before October 31, 2004, then the 2,382,925 shares of our common stock are to be delivered to Duncan.

     Financing

     The memorandum of understanding between Knobias and Duncan Capital provides that Duncan is to use its commercially reasonable efforts to secure for Consolidated Travel approximately $2,000,000 in financing through the issuance of securities of Consolidated Travel at the effective time of the merger.

     The execution of a definitive agreement providing for such financing, to be completed at the effective time of the merger, is a condition to Knobias' obligation to complete the merger transaction. However, as of the date of this information statement, we have no commitments, agreements or understanding regarding such financing and we may be unable to obtain such financing on satisfactory terms or at all. We expect that in connection with such financing, we will issue debt securities or equity securities, which may contain liquidation preferences, conversion rights or redemption rights and, accordingly, may contain rights, preferences or privileges more favorable to the purchasers than those of the common shares issued in the merger. If additional funds are raised or acquisitions are made by issuing equity securities, there will be additional dilution to the equity securities of our stockholders. We may also incur debt or assume substantial indebtedness.

     Following the effective time of the merger and the successful completion of the private offering, of which there can be no assurance, we expect to use the net proceeds from such financing as follows:

                                                     Approximate
               Use of Proceeds                         Amount
               ----------------                        ------
Cash payment to Consolidated Travel                  $400,000
pursuant to the merger agreement
Payment of balance of accrued interest to             165,000
debenture holders
Sales commission                                      130,000
Repayment of existing bank debt                       175,000
Legal, accounting and printing expenses               200,000
Working capital                                       930,000
                                                  -----------
Total                                              $2,000,000

     Voting Agreements

     H. Deworth Williams and Edward F. Cowle, who beneficially own an aggregate of 6,246,877 outstanding shares of our common stock (representing approximately 83.3% of the outstanding shares), have entered into voting agreements with Knobias providing that, until the consummation of the merger or termination of the merger agreement, they will vote their shares:

     o in favor of adoption and approval of the our amended and restated certificate of incorporation;

     o in favor of the other transactions contemplated by the amended and restated certificate of incorporation and the merger agreement, including, but not limited to, the contemplated reverse stock split, as to which our stockholders are called upon to vote or consent;

     o against any proposed third party acquisition of significant assets or stock of Consolidated Travel; and

     o   against any action or agreement  that would  reasonably  be expected to
         result  in  a  breach  in  any  material   respect  of  any   covenant,
         representation or warranty of the stockholder.

     Each of the stockholders subject to these voting agreements has also (i) appointed E. Key Ramsey and James A. Lowe, III as their proxy to vote with respect to the matters described above, if the stockholder is unable to perform his obligations under such voting agreements, (ii) agreed not to transfer any shares of our common stock owned by them while the voting agreements are in effect, and (iii) agreed not to solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take other action to facilitate, any inquiries or the making of any proposal that constitutes a third-party acquisition proposal.

Change in Control

     A change of control of Consolidated Travel will occur as a result of the merger, pursuant to which the stockholders and debenture holders of Knobias will become stockholders of Consolidated Travel and, together with Duncan Capital, will collectively own approximately 95% of the issued and outstanding shares of our common stock.

Certain Federal Income Tax Consequences

     Because no action is being taken in connection with the currently outstanding shares of Consolidated Travel common stock, no gain or loss is anticipated to be recognized by our stockholders in connection with the merger. It is expected that the issuance of our shares of common stock to Knobias stockholders and debenture holders pursuant to the merger will be tax-free to those persons.

Accounting Treatment of the Merger

     The transaction is expected to be accounted for as a reverse acquisition in which Knobias is the accounting acquirer and Consolidated Travel is the legal acquirer. Current management of Knobias is expected to continue as the management of our company following the merger. Because the merger is expected to be accounted for as a reverse acquisition and not a business combination, no goodwill is expected to be recorded in connection therewith and the costs incurred in connection with the merger are expected to be charged to expenses. However, the issuance of shares of stock to Duncan Capital in connection with its contribution to Knobias of its interest in Kollage is expected to result in the recognition of an intangible asset by Knobias that will be amortized over its estimated economic live (10 years for purposes of the accompanying pro forma financial information) and that must be periodically evaluated for impairment. See the accompanying unaudited consolidated pro forma financial information included elsewhere in this information statement.

Appraisal Rights

     Under applicable Delaware law, our stockholders do no have the right to demand appraisal of their shares in connection the approval by written consent of the amended and restated certificate of incorporation and other actions that may be contemplated in connection with the acquisition of Knobias pursuant to the merger.

Interest of Certain Persons in the Merger

     At the closing of the merger, Knobias will pay to Consolidated Travel $400,000. Under the terms of the merger agreement, Consolidated Travel is obligated to use the funds to first satisfy and discharge all of the liabilities and expenses set forth on its most recent balance sheet and to pay for the costs and expenses related to the merger. The balance of the funds will be paid to Williams Investment Company as payment for its services in negotiating and finalizing the merger. H. Deworth Williams, one of the controlling stockholders, is the principal owner of Williams Investment. Geoff Williams, our current President and a director, is the son of H. Deworth Williams and is also an employee of Williams Investment.

Federal Securities Law Consequences

     The Consolidated Travel shares of common stock to be issued to the Knobias stockholders and debenture holders in connection with the merger and to Duncan Capital will not be registered under the Securities Act. It is intended that such shares will be issued pursuant to the private placement exemption under
Section 4(2) and Regulation D of the Securities Act. These shares are deemed "restricted stock" and will bear an appropriate restrictive legend indicating that the resale of such shares may be made only pursuant to registration under the Securities Act or pursuant to an available exemption from such registration.

     After the merger, we anticipate that the our common stock will continue to be listed on the OTC Bulletin Board, and that the trading symbol will be changed from "COVSA" to a symbol that will reflect the acquisition of Knobias and our new business. Certain of our outstanding shares of common stock, including those issued pursuant to the merger, will be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Under the provisions of Rule 144, restricted securities may be sold into the public market, subject to holding period, volume and other limitations set forth under the Rule. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including any person who may be deemed to be an "affiliate," as defined under the Securities Act, is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of:

     o the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

     o   1% of the shares then outstanding.

     In order for a stockholder to rely on Rule 144, we must have available adequate current public information with respect to our business and financial status. A person who is not deemed to be an affiliate and has not been an affiliate for the most recent three months, and who has held restricted shares for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the various resale limitations of Rule 144.

     Under Rule 144, the one-year holding period will commence as of the effective time of the merger for the stockholders and debenture holders of Knobias who receive shares of our common stock in the merger. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

     As of the date of this information statement, options to purchase a total of 158,500 shares of Knobias common stock were outstanding, 65,500 of which are currently exercisable. The merger agreement provides that such options to purchase Knobias common stock will be converted into options to purchase the same number of shares of Consolidated common stock, on economic and contractual terms substantially equivalent to the Knobias options. As soon as practicable following the merger transaction, we intend to file a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under the new Knobias, Inc. 2004 Stock Incentive Plan. Accordingly, shares of our common stock underlying these options will be eligible for sale in the public markets, subject to vesting restrictions.

Our Operations After the Merger

     Following the merger transaction, our only business activities will be the business in which Knobias is currently engaged. At the effective time of the merger, our directors and executive officers will resign and Knobias will appoint new directors and executive officers.

     We will continue to be a reporting company under the Exchange Act and will continue to file periodic reports and be subject to the proxy solicitation requirements of the Exchange Act. It is anticipated that our common stock will not be listed on any national securities exchange or on The Nasdaq Stock Market, but will continue to be listed on the OTC Bulletin Board, under a new trading symbol. Our principal offices will be same as the principal office of Knobias.

          AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION

     On July 19, 2004, our board of directors voted unanimously to authorize and recommend that in connection with the merger, our stockholders approve an amendment and restatement of our certificate of incorporation. This amendment and restatement was also approved by our two controlling stockholders, acting by written consent.

Reverse Stock Split and Change in Authorized Shares

     Upon filing of the amended and restated certificate of incorporation, each share of our issued and outstanding common stock will be reverse split on a one share for three shares basis. In addition, after taking into account the amended and restated certificate of incorporation, the total number of shares that we will be authorized to issue will be changed from 20 million shares of common stock to 100 million shares, consisting of 95 million shares of common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share.

     All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights.

     The amended and restated certificate of incorporation will provide that the board of directors has the flexibility to set new classes, series, and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

  Preferred shares may be issued in the future by the board without further stockholder approval, for such purposes as the board deems in the best interest of our company, including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued common and preferred shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common and preferred shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a "poison pill".

     The flexibility granted to the board in specifying the rights and preferences of various series of preferred stock could similarly be used in designing classes of preferred stock which could act as an effective deterrent or defensive tool in a takeover situation including the creation of voting and other impediments which might frustrate persons attempting to gain control of our company. Such uses of authorized and unissued stock might make any takeover attempt more difficult and could deprive stockholders of the ability to realize above present market premiums, which often accompany such takeover attempts. There are currently no shares of preferred stock outstanding and we do not have any present intention of issuing any such shares.

Effect of the Reverse Split

     Any new shares issued in connection with the reverse split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the reverse split. The reverse split will decrease the number of outstanding common shares but will not affect any stockholder's proportionate interest in our company prior to the closing of the merger, except for minor differences resulting from the rounding up of fractional shares. The par value of our common stock will remain unchanged. While the aggregate par value of our outstanding common stock will be decreased, our additional paid-in capital will be increased by a corresponding amount. Therefore, the reverse split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the reverse split for all periods presented in our future financial reports and regulatory filings.

     Although it is generally expected that a reverse split will result in a proportionate increase in the market price of the split shares, because of lack of trading in our shares there can be no assurance that our common stock will trade at a multiple of three times our current price, or that any price increase will be sustained. If the market price of our stock declines after the implementation of the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would be the case in the absence of the reverse split.

     The possibility exists that the reduction in the number of outstanding shares will adversely affect the market for our common stock by reducing the relative level of liquidity. In addition, the reverse split will increase the number of the stockholders who own odd lots, or less than 100 shares. Consequently, there can be no assurance that the reverse split will achieve the results outlined above.

     After the reverse split, we will have issued and outstanding  approximately
2.5 million shares of common stock, after which an additional 47.5 million shares will be issued pursuant to the merger. We will have the corporate authority to issue an additional 45 million shares of authorized but unissued common stock. Of the unissued common stock, 5 million shares will be reserved for Knobias options that may be exercised in the future, and 891,218 shares will be reserved for Knobias warrants that may be exercised in the future. Also, an undetermined number of shares may be issued pursuant to the planned financing by Duncan Capital, if such financing is for common or preferred shares. The remaining authorized and unissued shares, including 5 million shares of preferred stock, may be issued without stockholder approval at any time, in the sole discretion of our board of directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of our company. Any decision to issue additional shares will reduce the percentage of our stockholders' equity held by our current stockholders and could dilute our net tangible book value. We will not become a private company as a result of the reverse split, we expect that our common stock will continue to be quoted on the OTC Bulletin Board and we plan to continue to file reports with the SEC under the Exchange Act.

Change of Name

     Upon the filing of the amended and restated certificate of incorporation with the Delaware Secretary of State, which will occur upon the closing of the merger, our corporate name will be changed to "Knobias, Inc." The new name will reflect our change in business. On July 19, 2004, the board of directors voted unanimously to authorize and recommend that our stockholders approve a proposal to effect the name change. The name change was approved by the written consent of the controlling stockholders.

Other Important Changes

     Our amended and restated certificate of incorporation contains several provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Consolidated Travel more difficult. The following description is a summary of those additional provisions of the proposed amended and restated certificate of incorporation. The summary set forth below is not intended to provide a comprehensive summary of Delaware law or of the companies' governing documents, and is qualified in its entirety by reference to the full text of the amended and restated certificate of incorporation included herewith.

     Removal of Directors

     The current certificate of incorporation contains no limitation on the ability of stockholders to remove directors. Under the Delaware Code, directors may be removed, with or without cause, by a vote of the holders of a majority of the voting power of the outstanding stock. Under the amended and restated certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting securities.

     Special Meetings of Stockholders

     The current certificate of incorporation contains no limitation with respect to the persons who are authorized to call a special meeting of stockholders. Under the Delaware Code, special meetings of stockholders may be called by the board of directors or any person authorized by the certificate of incorporation or bylaws. Pursuant to the amended and restated certificate of incorporation, special meetings of stockholders may only be called by the board of directors, the chairman of the board or the chief executive officer.

     Actions by Stockholders Without a Meeting

     Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action that could be taken at any meeting of stockholders of a corporation can be taken by written consent in lieu of a meeting, if consents are signed by stockholders holding the number of votes that would be necessary to authorize such action at a meeting. Our certificate of incorporation currently contains no limitation on the ability of stockholders to act by written consent. Under the amended and restated certificate of incorporation, any action required or permitted to be taken by the stockholders must be taken at a duly called meeting of stockholders and may not be taken by stockholder written consent.

     Amendment of Certificate of Incorporation and Bylaws

     The Delaware Code generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of all shares entitled to vote thereon is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. Our certificate of incorporation currently contains no greater voting requirement. The proposed amended and restated certificate of incorporation states that its provisions regarding directors, meetings of stockholders, the prohibition on action of stockholders by written consent, indemnification of directors and officers, limitations on director liability and amendments of the certificate of incorporation and bylaws may be amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding voting securities.

     The Delaware Code generally provides that the power to adopt, amend or repeal bylaws shall be in the stockholders of a corporation; provided, however, that the certificate of incorporation may confer the power to adopt, amend or repeal bylaws on the board of directors. The current certificate of incorporation contains such a provision. The proposed amended and restated certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Any action taken by the stockholders with respect to adopting, amending or repealing any bylaws may be taken only upon the affirmative vote of the holders of at least 80% of the outstanding voting securities.

     Limitation on Directors' Liability

     Our proposed amended and restated certificate of incorporation will provide that a director will have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for

     o any breach of the director's duty of loyalty to the corporation or its stockholders;

     o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o the payment of unlawful dividends and the making of unlawful stock purchases or redemptions; or

     o any transaction from which the director derived an improper personal benefit.

There is no such provision in our current certificate of incorporation.

     Indemnification

     The current certificate of incorporation contains no provision regarding directors, officers and employees. Under the Delaware Code, a corporation has the power to indemnify such persons under certain circumstances. The proposed amended and restated certificate of incorporation provides that we will indemnify our officers, directors, employees, and agents to the fullest extent permitted by the Delaware Code. Under the Delaware Code, other than in actions brought by or in the right of the corporation, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of the corporation, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made with respect to any matter as to which such person is adjudged liable to the corporation, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     It is anticipated that, following the merger transaction, we will enter into indemnification agreements with our directors and executive officers providing for indemnification consistent with the foregoing.

                     KNOBIAS, INC. 2004 STOCK INCENTIVE PLAN

     As part of our obligations under the merger agreement, we have adopted a stock incentive compensation plan, to become effective at the effective time of the merger. Pursuant to the merger agreement, each holder of an option to purchase Knobias common stock granted prior to the effective time of the merger, is to receive, in exchange for a written instrument executed by the optionee canceling all of the Knobias options, an option agreement evidencing the grant to such holder of an option to purchase one share of our common stock for every one share of Knobias common stock for which the option is exercisable at any time. The new options will be on economic and contractual terms substantially and materially similar to the terms and conditions of the Knobias option prior to conversion. In order to implement the foregoing provisions of the merger agreement, and in order to attract and retain officers, employees and directors of the highest quality and promote the well being of our company after the merger, our board of directors and controlling stockholders have adopted the Knobias, Inc. 2004 Stock Incentive Plan.

     The following is a brief summary of the stock incentive plan, a copy of which is attached hereto as Appendix C. The following summary is qualified in its entirety by reference to the stock incentive plan.

Types of Awards

     The stock incentive plan provides for the grant of non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and other stock-based awards. No more than 50% of the total number of shares of common stock covered by the stock incentive plan may be issued pursuant to awards that are not options or stock appreciation rights.

     Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price less than the fair market value of the common stock on the date of grant. Options may not be granted for a term in excess of ten years. Outstanding options may not be amended to provide an exercise price per share which is lower than the then current exercise price per share of such outstanding options. The board of directors may not cancel any outstanding options and grant in substitution for such options new options under the stock incentive plan covering the same or a different number of shares of common stock and having an exercise price per share lower than the then current exercise price per share of the cancelled options. The board of directors will, however, have the power to amend stock options to convert them into stock appreciation rights and make other amendments to options, provided that the optionee must consent to such action unless the board determines that the action would not materially and adversely affect the optionee.

     Restricted Stock and Restricted Stock Unit Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered in the future subject to such terms and conditions on the delivery of the shares as the board of directors may determine.

     Restricted stock and restricted stock unit awards granted under the stock incentive plan may vest (i) solely on the basis of passage of time, (ii) solely based on achievement of specified performance criteria or (iii) upon the passage of time, subject to accelerated vesting if specified performance criteria are met. The board of directors may determine, at the time of grant, that a restricted stock or restricted stock unit award being made to an officer will vest solely upon achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each restricted stock or restricted stock unit award intended to so qualify for purposes of Section 162(m) of the Code will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, and customer service levels.

     Except as noted below, (i) restricted stock and restricted stock units that vest solely on the basis of passage of time may vest no faster than ratably over three years; and (ii) restricted stock and restricted stock units that vest based on achievement of specified performance criteria, or provide for accelerated vesting based upon achievement of specified performance criteria, may not vest earlier than the first anniversary of the date of grant. These vesting restrictions do not apply to restricted stock and restricted stock unit awards collectively with respect to up to 5% of the total number of shares of common stock covered by the stock incentive plan. In addition, the board of directors may make exceptions to the vesting limitations described above in the event of the recipient's death, a change in control or other extraordinary circumstances specified in the stock incentive plan.

     Stock Appreciation Rights. A stock appreciation right, or SAR, is an award entitling the holder on exercise to receive, at the election of the company, an amount in cash or common stock or a combination thereof determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be based solely on appreciation in the fair market value of common stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index.

     Other Stock-Based Awards. Under the stock incentive plan, the board of directors has the right to grant other awards of common stock or awards otherwise based upon common stock or other property, including without limitation rights to purchase shares of common stock, having such terms and conditions as the board may determine.

Eligibility to Receive Awards

     Employees, officers, directors, consultants, advisors and other service providers are eligible to be granted awards under the stock incentive plan. The maximum number of shares with respect to which awards may be granted to any participant under the stock incentive plan may not exceed 5 million shares per calendar year.

Stock Available for Awards

     Awards may be made under the stock incentive plan for up to 5 million shares of common stock, which will constitute approximately 5% of the total number of shares of common stock outstanding after the merger.

New Plan Benefits

     At the effective time of the merger, approximately 39 persons will be eligible to receive awards under the stock incentive plan, including two executive officers and four non-employee directors of Knobias, who will become officers and directors of our company at the effective time of the merger. The following table provides certain information with respect to options granted by Knobias, which will be converted to options under the stock incentive plan at the effective time of the merger.

                                NEW PLAN BENEFITS
------------------------------------------------------------------------------------------------------------------

                     Knobias, Inc. 2004 Stock Incentive Plan
------------------------------------------------------------------------------------------------------------------
                                                                               Nonqualified Stock Options
                                                                      --------------------------------------------
                                                                      Shares Subject to          Shares Subject to
                                                                        Options at an              Options at an
                                                                      Exercise Price of          Exercise Price of
Name and Position                                                     $3.004 per Share           $1.295 per Share
----------------------------------------------------------------      --------------------     -------------------
Executive Officers                                                            0                          0
Non-Executive Director Group                                                8,000                      6,000
Non-Executive Officer Employee Group                                       57,500                     87,000
------------------------------------------------------------------------------------------------------------------

The granting of future awards under the stock incentive plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Administration

     The stock incentive plan is administered by the board of directors. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the stock incentive plan and to interpret the plan's provisions. The board may also delegate authority under the stock incentive plan to a committee of the board of directors. The board may also delegate authority under the stock incentive plan to one or more officers, except that the board will fix the terms of the awards to be granted by such officers and the maximum number of shares subject to awards that the officers may grant. No officer will be authorized to grant awards to himself or herself.

     Subject to any applicable delegation by the board of directors and any applicable limitations contained in the stock incentive plan, the board of directors selects the recipients of awards and determines:

     o the number of shares of common stock covered by options and the dates upon which such options become exercisable;

     o the exercise price of options, which may not be less than 100% of the fair market value of common stock;

     o   the duration of options, which may not exceed 10 years;

     o the terms of stock appreciation rights and the dates or conditions upon which such stock appreciation rights become exercisable;

     o the number of shares of common stock subject to any restricted stock, restricted stock unit or other stock-based awards and the terms and conditions of such awards, including, if applicable, conditions for repurchase, issue price and repurchase price.

     We are required to make appropriate adjustments or substitutions in connection with the stock incentive plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization to the extent the board of directors deems such adjustment or substitution to be necessary and appropriate. The stock incentive plan also contains provisions addressing the consequences of any "reorganization event," which is defined as:

     o any merger or consolidation of with or into another entity as a result of which all of the common stock is converted into or exchanged for the right to receive cash, securities or other property; or

     o any exchange of all of common stock for cash, securities or other property pursuant to a share exchange transaction.

     If any award expires or is terminated, surrendered or canceled without having being fully exercised, is forfeited in whole or in part, or results in any common stock not being issued because (i) the award is settled for cash, or
(ii) shares are used to satisfy the exercise price or tax withholding obligation, the unused shares of common stock covered by such award will again be available for grant under the stock incentive plan, subject, however, in the case of incentive stock options, to any limitations under the Code.

Termination or Amendment

     No award may be made under the stock incentive plan after the completion of ten years from the date on which the plan is approved by our stockholders, but awards previously granted may extend beyond that date. The board of directors may at any time amend, suspend or terminate the stock incentive plan, except that no award designated as subject to Section 162(m) of the Code by the board of directors after the date of such amendment shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment shall have been approved by our stockholders. In addition, without the approval of our stockholders, no amendment may:

     o increase the number of shares authorized under the stock incentive plan;

     o materially increase the benefits provided under the stock incentive plan;

     o materially expand the class of participants eligible to participate in the stock incentive plan;

     o   expand the types of awards provided under the stock incentive plan; or

     o make any other changes which require stockholder approval under the rules of the national securities market on which the shares of common stock are quoted.

No award may be made that is conditioned on the approval of our stockholders of any amendment to the stock incentive plan.

     The stock  incentive  plan will become  effective on the latest to occur of
(i) the filing of our amended and restated certificate of incorporation, or (ii) the effective time of the merger.

Federal Income Tax Consequences

     The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the stock incentive plan. This summary is based on the tax laws in effect as of the date of this information statement. Changes to these laws could alter the tax consequences described below.

     Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by our company, Knobias, or any other 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

     A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit if sales proceeds exceed the exercise price. The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

     Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

     Restricted Stock. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

     Restricted Stock Units. A participant will have income from a restricted stock unit equal to the difference of the fair market value of the stock on the date of delivery of the stock less the purchase price. A participant is not permitted to make a Section 83(b) election for a restricted stock unit.

     Stock Appreciation Rights and Other Stock-Based Awards. The tax consequences associated with stock appreciation rights and any other stock-based awards granted under the stock incentive plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

     Tax Consequences to Us. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

     In accordance with the requirements of the merger agreement, the board of directors has approved the selection of Horne CPA Group as the Company's Independent Registered Public Accounting Firm for 2004, which appointment shall not be effective until immediately following the effective time of the merger. Such selection has been ratified by the written consent of our two controlling stockholders. Horne CPA Group has served as the independent accounting firm for Knobias for several years.

     HJ & Associates, LLC served as our auditors for several years, but will no longer serve in that capacity following the effective time of the merger. HJ & Associates' reports on our consolidated financial statements for each of the last two fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report on our financial statements as of and for the years ended December 31, 2003 and 2002, contained a separate paragraph stating as follows:

     "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a development stage company with a deficit in working capital and stockholders equity in addition to no significant operating results to date, all of which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     During the years ended December 31, 2003 and 2002 and through the date hereof, we did not consult Horne CPA Group regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Principal Accountant Fees and Services

     The following table sets forth fees billed to Consolidated Travel by our auditors during the fiscal years ended December 31, 2003 and 2002 for:

     o services rendered for the audit of our annual financial statements and the review of our quarterly financial statements;

     o services by our auditor that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees;

     o services rendered in connection with tax compliance, tax advice and tax planning; and

     o   all other fees for services rendered.


                                Year Ended                Year Ended
                             December 31, 2003        December 31, 2002
                             -----------------        -----------------
Audit Fees                         $ 4,203                  $ 3,544
Audit Related Fees                     -0-                      -0-
Tax Fees                               -0-                      -0-
All Other Fees                         -0-                      -0-
                             -----------------        -----------------
Total Fees                         $ 4,203                  $ 3,544
                             =================        ================

     Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by HJ & Associates in connection with statutory and regulatory filings or engagements. Audit-related fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, which are not reported under "Audit Fees." Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. All other fees consist of fees for products and services other than the services reported above. Prior to our engagement of our independent auditor, such engagement was approved by our board of directors. The services provided under this engagement may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to report to the board of directors at least quarterly regarding the extent of services provided by the independent auditors in accordance with this pre- approval, and the fees for the services performed to date. The board of directors may also pre-approve particular services on a case-by-case basis. All audit-related fees, tax fees and other fees incurred by us for the year ended December 31, 2003, were approved by the board of directors.

                    ANTICIPATED BUSINESS FOLLOWING THE MERGER

Knobias Holdings, Inc.

     Following the merger, we will assume all of the assets, operations and liabilities of Knobias Holdings, Inc., a financial information services provider that has developed financial databases, information systems, tools and products following over 14,000 U.S. equities.

     Knobias, formerly known as pennyPI.com, Inc. was originally organized as a Mississippi limited liability company in September 1998, and was reorganized as a Delaware corporation in March 2000. Knobias.com, LLC, is a wholly owned subsidiary of Knobias and continues in existence for the further development and operation of its Internet web site relating to the provision of information regarding publicly traded companies. Primarily through Knobias.com, LLC, Knobias markets its products to individual investors, day-traders, financial oriented websites, public issuers, brokers, professional traders and institutional investors.

     Knobias offers a range of financial information products from multiple Knobias and third party databases via a single, integrated internet based platform. Knobias is uniquely capable of combining third party databases, news feeds and other financial content with internally generated content and analysis to create value-added, cost effective information solutions for all market participants.

     Reference herein to Knobias includes the operations of Knobias.com, LLC and the business of any other subsidiaries or affiliates of Knobias that may be acquired or otherwise conducted in the future.

     Knobias' principal executive offices are located at 875 Northpark Drive, Ridgeland, MS 39157, and its telephone number is (601) 978-3399.

Strategy

     Knobias utilizes a multi-level strategy to generate revenues. Our initial strategy involves the collection and integration of comprehensive, broad-based financial information products that appeal to all market participants. Cost-effective, yet broad-based, services help Knobias generate subscription revenues across all levels of market participants while allowing those customers to consolidate less comprehensive vendors.

     Another strategy involves the deployment of more focused, niche-based financial information products that appeal to concentrated and more valuable market segments. Utilizing customer relationships, Knobias intends to increase revenue growth through more specialized products.

     Knobias currently targets businesses worldwide as our products are attractive to investors, analysts, brokers or advisers interested in the U.S. equities markets. Our current customers and potential markets may include the following:

     Retail brokers
     Institutional brokers
     Wholesale trading firms
     Investment  banks  and  other  financial   institutions
     Research  analysts
     Investment  advisors and  portfolio  managers
     Buy side traders
     Hedge funds
     Trust and pension funds
     Securities  attorneys
     Public  companies
     Corporate intranets
     Investor relations and PR firms
     Financial executives
     U.S. exchanges and ECNs
     Financial websites
     Web portals
     Individual investors
     Day traders and semi-professional traders
     Financial planners and private client groups
     Content publishers

Products

     Knobias generates revenues primarily through the sale of content access and distribution. Knobias subscription and pay-per-view products are primarily web-based and are accessed via the Internet by our customers. Knobias also generates revenues via co-branding, web hosting services, issuer services, data distribution and redistribution agreements. Knobias content and services include the following:

     Knobias Fundamentals

     Knobias maintains a comprehensive database of fundamental research information covering over 14,000 U.S. equities. This database is comprised of proprietary data and information from third party vendors. Data sections include stock quotes, stock charts, company profiles, company and market news, company events, analysts ratings, short interest data, technical analysis, historical quotes, income statements, balance sheets, cash flow statements, financial ratios, revenue and earnings consensus estimates, analysts opinions, historical earnings surprises, insider transactions, institutional holdings, mutual fund holdings, historical timelines and company reports.

     Knobias RAiDAR

     Knobias  has   developed   customizable,   real-time   news  and   alerting
applications that combine news items from over 80 sources, SEC filings and proprietary stories from our own real-time news desk. All items are delivered to the user in real-time and are tagged with hundreds of relevant subject codes. Each item is color coded by major subject group for quick user identification. Users can filter real-time items by a number of criteria including subject, portfolio and marketplace.

     KNO-Zone

     The KNO-Zone product provides customers with a proprietary view of the most important stock and market related content in real-time. Produced by our own staff of editors, the KNO-Zone application delivers a more focused view of the most important events driving each day's market.

     Knobias Calendars

     Knobias maintains a complete set of stock and market related calendars driven completely by proprietary data collected by Knobias staff. The calendar products include a market planner, earnings, conference calls, stockholder meetings, stock splits, stock dividends, media events, company presentations and industry conferences.

     Knobias Tools and Analytics

     Knobias provides its customers with a number of miscellaneous tools for screening, filtering and analysis such as the Morning Call portfolio summary, most actives, stock screeners, technical alerts, EDGAR tools, holder searches and news filtering.

     Knobias Morning+PLUS

     Morning+PLUS is one of our flagship specialty products. It provides customers with over 30 modules of content for the design of their own custom intraday report. A majority of the content modules are filtered by the users own portfolio list allowing for an extremely focused morning briefing. Each of the 30 modules is optional and includes broad content.

     CoBranding and Data Services

     Knobias derives a portion of its revenues by provisioning financial data out to customers through website development and hosting as well as through direct data feeds and distribution agreements. Potential customers include financial websites, trading platforms, public company websites, content publishers, etc.

     Knobias Issuer Services

     In early 2004, Knobias began to specialize in providing certain corporate services to public companies, particularly small and micro cap issuers. Knobias provides public issuers and their investor relations professionals with website and data hosting, press release distribution, market awareness programs and conference call hosting.

Management

     At the effective time of the merger, our directors and executive officers will resign and, in accordance with the provisions of the merger agreement, Knobias will appoint the following persons to serve as directors and executive officers:

              Name                     Age            Position
         -------------------          -----      ------------------------
         E. Key Ramsey                 43        Director, President, CEO
         Gregory E. Ballard            37        Director, Vice President, COO
         Robert L. Atkins              43        Director, Secretary
         Timothy J. Aylor              39        Director
         Joseph L. Stephens            46        Director
         Danny M. Dunnaway             54        Director
---------------------------

     The business experience of each of the persons listed above during the past five years is as follows:

     E. Key Ramsey. Mr. Ramsey was a self-employed residential and commercial real estate developer for over 17 years, prior to creating the Knobias business concept with co-founder Greg Ballard, in November 1999. He has served as President and a director of Knobias since March 2000.

     Gregory E. Ballard. Mr. Ballard was self-employed for approximately 12 years in the residential and commercial design and construction business. He was a co-founder with Mr. Ramsey of the Knobias business concept and has designed and created Knobias' extensive and flexible databases and the Knobias.com web site. He has served as Chief Operating Officer and a director of Knobias since March 2000. From March 2000 to March 2002, he was also Secretary of Knobias.

     Robert L. Atkins. Mr. Atkins has been in the insurance business for more than 20 years. Since January 1999, he has managed a multi-line insurance agency consisting of five producers and four staff members in three separate offices. He is a Chartered Life Underwriter (CLU) and Life Underwriting Training Council Fellow (LUTCF). Mr. Atkins has been a director of Knobias since March 2000 and has served as Secretary since March 2002.

     Timothy J. Aylor. Mr. Aylor. Mr. Aylor has been in corporate finance for almost 20 years. Most of those years were spent at General Electric Company and its affiliate, GE Capital, a global financial management company with portfolio assets totaling $6 billion, where he served as Vice President - Finance. Since 2002, Mr. Aylor has been a Director of Finance for Conexant, a company that designs, develops and sells semiconductor system solutions that connect personal access products such as set-top boxes, residential gateways, PCs and game consoles to voice, video and data processing services over broadband and dial-up connections. He has served as a director of Knobias since March 2000.

     Danny M. Dunnaway. Mr. Dunnaway has been a private investor for more than the past five years, and has served as a director of Knobias since March 2000..

     Joseph L. Stephens. Mr. Stephens is the President of Millcreek Properties, a real estate company of residential healthcare properties in MS and AR. He also serves as Partner and Director of Dore Achievement Centers treating children and adults with learning difficulties. He has served as a director of Knobias since March 2000.

Employees

     Knobias has approximately 35 full time employees. Our employees are not members of any union, nor have we entered into any collective bargaining agreements. We believe that our relationship with our employees is good. With a successful implementation of our business plan, we may retain additional employees in the next year to handle anticipated growth. We anticipate that we will hire additional employees in the areas of administration, programming, sales, marketing, research, analysis and customer service.

Competition

     Due to our diverse product lines, we perceive competition on a number of different levels. On a broad-based information level, we believe competition is limited to a small group of companies, most of which are substantially larger than we are and have access to significant amounts of capital. On a product-by-product level, we perceive competition from a number of small competitors, only a few of which have the diverse product lines of Knobias.

     Broad-Based Financial Platforms

     We believe there are a limited number of companies that provide comprehensive, broad-based financial information platforms to the professional equities space. Most companies in this group however are substantially larger than we are and have access to significant amounts of capital. The major competitors in this space are Bloomberg, FactSet Research Systems, Inc., Reuters, and Thomson Financial. Many of these competitors provide real-time quotes, market data and analytics which are not currently a part of our product offerings. Many of these competitors also provide coverage on international securities, treasuries and corporate bonds which coverage also is not currently part of our product offerings. We believe we are able to compete for customers interested in U.S. equity information due to our low cost and ease of use advantages.

     Proprietary News and Commentary

     There are a number of companies that produce proprietary stock market news and commentary daily including many of those also providing broad-based financial information. Many of the major players such as Bloomberg, Dow Jones, and Reuters are substantially larger than we are and have access to significant amounts of capital. Other competitors in this space are smaller companies with focused services that do not include broad-based product lines such as Briefing.com, theFlyontheWall.com and StreetAccount.com. Most of these smaller competitors focus on the "upper percentage" of U.S. equities and do not provide coverage on all U.S. equities as does Knobias.

     Niche-Based Financial Information Products

     There are many competitors firmly entrenched in a variety of focused, niche-based information products. Few of these competitors provide information services beyond their designated niches. Our Morning+PLUS product competes with many financial newsletters produced daily as well as daily notes produce by many large brokers, investment banks and research firms. We believe our Morning+PLUS advantage lies in our technology, customization and delivery. Our new pipe|TRAC product competes with long time players such as Sagient Research (formerly PlacementTracker.com) and PrivateRaise.com. We believe our products can be competitive in this space due to its integration with other Knobias product lines not offered by these competitors.

     Issuer and Corporate Services

     There are many competitors that provide public companies with a variety of services to assist their investor and public relation efforts. Larger competitors in this space such as BusinessWire, Computershare, PR Newswire and Thomson have a significant market share of the more established mid and large cap companies. Many of the major stock exchanges such as Nasdaq and NYSE also provide certain issuer services to their listed companies. It is our intent to focus initially on providing small and micro cap issuers with similar, less expensive services. There does exist, however, a large, but fragmented group of smaller competitors that serve small cap companies. We see our advantage in this space being our distribution capabilities and trusted brand name.

            SELECTED HISTORICAL FINANCIAL DATA OF CONSOLIDATED TRAVEL

     The following selected consolidated financial data is derived from Consolidated Travel's financial statements. This information is only a summary and does not provide all of the information contained in such financial statements, including the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are part of our Quarterly Report on Form 10-QSB for the three months ended March 31, 2004 and Annual Report on Form 10-KSB for the year ended December 31, 2003, which are incorporated herein by reference. The statement of operations data for each of the years in the two-year period ended December 31, 2003 and the balance sheet data at December 31, 2003 are derived from our audited financial statements. The data as of and for the three months ended March 31, 2004 and 2003 are derived from our unaudited financial statements which include all adjustments, consisting only of normal recurring adjustments and accruals, that we consider necessary for a fair presentation of its financial position and results of operations for these periods. Interim operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2004 or any future period.


Statement of operations data:

                                           Year Ended               Three Months Ended
                                 December 31,    December 31,    March 31,      March 31,
                                    2003            2002           2004           2003
                                 -----------    -----------    -----------    -----------
                                                                      (unaudited)

Revenues                         $      --      $      --      $      --      $      --
Expenses                               8,913         12,649          3,328          2,993
                                 -----------    -----------    -----------    -----------
Loss from operations                  (8,913)       (12,649)        (3,328)        (2,993)
                                 -----------    -----------    -----------    -----------
Other Expenses
     Interest expense                 (2,254)          --             (697)          (487)
                                 -----------    -----------    -----------    -----------
          Total other expenses        (2,254)          --             (697)          (487)
                                 -----------    -----------    -----------    -----------
Net loss before income taxes         (11,167)       (12,649)        (4,025)        (3,480)
     Income taxes                       --             --             --             --
                                 -----------    -----------    -----------    -----------
Net loss                         $   (11,167)   $   (12,649)   $    (4,025)   $    (3,480)
                                 ===========    ===========    ===========    ===========
Basic net loss per share         $     (0.00)   $     (0.00)   $     (0.00)   $     (0.00)
                                 ===========    ===========    ===========    ===========

Weighted average number of
shares outstanding                 7,499,480      7,499,480      7,499,480      7,499,480
                                 ===========    ===========    ===========    ===========

Balance Sheet Data:

                                                                  March 31,   December 31,
                                                                    2004         2003
                                                               ------------   ------------
                                                                  (unaudited)
Total Assets                                                   $      --      $      --
Total Liabilities                                                  (35,674)       (32,099)
Total Stockholders' Equity                                         (35,674)       (32,099)

     As  described  in  the  above-referenced   reports,  we  are  considered  a
development stage company with no assets or capital and with no material operations or income. Expenses associated with the preparation and filing of our reports have been paid for by advances from stockholders, which are evidenced on our financial statements as current liabilities. It is anticipated that we will require only nominal capital to maintain our corporate viability and necessary funds will most likely be provided by officers and directors in the immediate future. However, our deficit in working capital and stockholders equity, in addition to no significant operating results to date, raise substantial doubt about its ability to continue as a going concern.

                  SELECTED HISTORICAL FINANCIAL DATA OF KNOBIAS

     The selected consolidated financial data set forth below should be read together with the financial statements of Knobias included with this information statement. The statement of operations data for each of the years in the two-year period ended December 31, 2003 and the balance sheet data as of December 31, 2003 are derived from Knobias' audited financial statements. The statement of operations data for the three months ended March 31, 2004 and 2003, and the balance sheet data as of March 31, 2004 are derived from unaudited financial statements of Knobias which include all adjustments, consisting only of normal recurring adjustments and accruals, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Interim operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ended December 31, 2004 or any future period. The following selected financial data of Knobias should be read in conjunction with its financial statements and the notes thereto included herewith as Appendix D.

Statement of operations data:

                                                Year Ended                Three Months Ended
                                        December 31,   December 31,     March 31,     March 31,
                                           2003            2002           2004          2003
                                        -----------    -----------    -----------    -----------
                                                                             (unaudited)
Revenues
     Website revenue                    $ 1,342,469    $   528,695    $   500,684    $   272,094
     Other                                      958          7,500          3,134          2,243
                                        -----------    -----------    -----------    -----------
          Total revenue                   1,343,427        536,195        503,818        274,337
                                        -----------    -----------    -----------    -----------

Expenses
     Research and website content
      development                           639,478      1,236,293        187,763        153,299
     Systems development                  1,105,811        943,085        238,996        265,907
     Advertising                              7,019         31,271          2,723            669
     Administrative compensation
      expense                               311,355        241,910        122,770         70,786
     Professional fees                      101,602        111,642         22,867         28,805
     Occupancy                              100,483         38,046         35,670         20,058
     Depreciation                           286,426        306,993         48,956         70,595
     Other general and administrative       477,950        454,495         96,087        119,756
                                        -----------    -----------    -----------    -----------
          Total expenses                  3,030,124      3,363,735        755,832        729,875
                                        -----------    -----------    -----------    -----------
          Operating loss                $(1,686,697)   $(2,827,540)   $  (252,014)   $  (455,538)
                                        ===========    ===========    ===========    ===========


     Interest income                            225          2,282             18            107
     Interest expense                      (208,773)          (955)       (60,211)       (40,286)
     Other income                            64,442           --            6,966         10,000
                                        -----------    -----------    -----------    -----------

     Net loss                           $(1,830,803)   $(2,826,213)   $  (305,241)   $  (485,717)
                                        ===========    ===========    ===========    ===========
Net loss per common share
     basic and diluted                  $     (0.28)   $     (0.43)   $     (0.05)   $     (0.07)
                                        ===========    ===========    ===========    ===========

Balance Sheet Data:

                                      March 31,     December 31,
                                        2004           2003

                                                    (unaudited)
Current assets                      $   560,995    $   315,035
Working capital                     $      --      $      --
Total assets                        $   782,432    $   573,907
Total liabilities                   $ 1,920,239    $ 2,069,466
Total stockholders' equity          $(1,137,807)   $(1,495,559)

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information of Consolidated Travel for the three months ended March 31, 2004 and the year ended December 31, 2003, has been prepared to assist stockholders in their analyses of the financial effects of the merger. This information is based on our historical financial statements and should also be read in conjunction with the historical financial statements and related notes of Knobias, which are included in Appendix D hereto. The pro forma consolidated statements of operation have been prepared to give effect to the merger as if the merger had occurred on January 1, 2003. The unaudited pro forma consolidated balance sheet information as of March 31, 2004 has been prepared to give effect to the merger as if the merger had occurred on March 31, 2004.

     As described elsewhere herein, the merger transaction is expected to be accounted for as a reverse acquisition in which Knobias is the accounting acquirer and we are the legal acquirer. The management of Knobias is expected to continue as the management of Consolidated Travel following the merger. These unaudited pro forma consolidated financial statements have been prepared using the following assumptions:

     o we will effect the one-for-three reverse stock split immediately prior to the effective time of the merger;

     o the principal of and certain accrued and unpaid interest on the outstanding debentures of Knobias will be converted to our common stock in the merger;

     o 9,531,700 shares of our common stock will be issued to Duncan Capital immediately upon the closing of the merger;

     o no options to purchase Knobias common stock will be exercised between the date of this information statement and the closing of the merger;

     o the cash to be paid to us at the closing of the merger will be used to pay all of our outstanding liabilities, including stockholder advances; and

     o we will obtain equity financing at the time of the merger in the amount of $2,000,000 and, in connection with such financing, will issue shares of common stock equal to 6.5% of our common stock outstanding.

     The unaudited pro forma financial information is not necessarily indicative of the results that might have occurred had the transactions taken place on March 31, 2004 or January 1, 2003 and are not intended to be a projection of future results. Future results may vary significantly from the results reflected in the following unaudited pro forma financial information because of normal operations, future acquisitions, future development activities, and other factors. The notes to these pro forma financial statements should be read in conjunction with the statements themselves.

                             Knobias Holdings, Inc.
                             Pro Forma Balance Sheet
                                 March 31, 2004

                                        Knobias
                                        Holdings,
                                          Inc.           COVSA         Combined      Pro Forma                    Pro Forma
ASSETS                                  March 31,       March 31,      March 31,     Adjustments     AJE #        March 31,
----------------------------------        2004            2004           2004                                       2004
Current assets                         (Unaudited)     (Unaudited)    (Unaudited)                                (Unaudited)

  Cash                                 $   332,413            --      $   332,413    $   976,053    1,3,4,5,9    $ 1,308,466
  Accounts receivable                      172,664            --          172,664           --                       172,664
  Prepaid expenses                          39,880            --           39,880           --                        39,880
  Other current assets                      16,038            --           16,038           --                        16,038
                                       -----------     -----------    -----------    -----------                 -----------

      Total current assets                 560,995            --          560,995        976,053                   1,537,048

Property and equipment
  Furniture, equipment and leasehold
    improvements                           173,549            --          173,549           --                       173,549
  Computer hardware and software           368,715            --          368,715           --                       368,715
  Website and database development         608,545            --          608,545           --                       608,545
                                       -----------     -----------    -----------    -----------                 -----------

      Total property and equipment       1,150,809            --        1,150,809           --                     1,150,809

      Less accumulated depreciation
       and amortization                   (937,343)           --         (937,343)          --                      (937,343)

      Net property and equipment           213,466            --          213,466           --                       213,466
                                       -----------     -----------    -----------    -----------                 -----------

Intangible                                    --               516           --        5,195,832        5,6        5,195,832
Other assets                                 7,971            --            7,971           --                         7,971
                                       -----------     -----------    -----------    -----------                 -----------

      Total assets                     $   782,432            --      $   782,432    $ 6,171,885                 $ 6,954,317
                                       ===========     ===========    ===========    ===========                 ===========

                                                                    Knobias
[split table]                                                      Holdings,
LIABILITIES AND STOCKHOLDERS' EQUITY                                 Inc.           COVSA          Combined      Pro Forma
---------------------------------------                            March 31,       March 31,       March 31,     Adjustments
Current liabilities                                                 2004            2004            2004
                                                                  Unaudited)     (Unaudited)     (Unaudited)

  Accounts payable                                              $    139,232    $      4,817    $    144,049    $     14,178
  Accrued expenses                                                   299,181            --           299,181        (237,661)
  Note payable                                                       412,922            --           412,922        (375,200)
  Subordinated debt                                                1,050,000            --         1,050,000      (1,050,000)
  Loan from stockholders                                                --            30,857          30,857         (30,857)
  Loan from related party                                               --              --              --              --
  Deferred revenue                                                    18,904            --            18,904            --
                                                                ------------    ------------    ------------    ------------

       Total current liabilities                                   1,920,239          35,674       1,955,913      (1,679,540)
                                                                ------------    ------------    ------------    ------------

Minority Interest                                                       --              --              --             1,997

Stockholders' equity
  Series A  Preferred  Stock,  $0.001 par value;
    3,570,000    shares  authorized; 3,565,800  shares
    outstanding  at  December 31,  2003 and
    March 31,  2004; liquidation preference of $788,000                3,566            --             3,566          (3,566)
  Series B  Preferred  Stock,  $0.001 par value;
    1,645,000    shares  authorized; 1,641,309  shares
    outstanding  at  December  31,  2003 and
    March 31,  2004; liquidation  preference of $4,930,500             1,641            --             1,641          (1,641)
  Series C  Preferred  Stock,  $0.001 par value;
    1,000,000 shares authorized; 622,500 shares
    outstanding at December 31, 2003 and March 31, 2004;
    liquidation preference of $2,023,000                                 623            --               623            (623)
  Series D Preferred Stock, $0.001 par value;
    419,300 shares authorized; 419,300 shares outstanding at
    March 31, 2004; liquidation preference of $543,000                   419            --               419            (419)
  Class A Common Stock, $0.001 par value; 30,000,000
    shares authorized; 6,509,566 outstanding at
    December  31, 2003 and March 31, 2004                              6,510            --             6,510          (6,510)
  Class B Common Stock, $0.001 par value; 1,000,000
    shares authorized; no shares outstanding at December 31,
    2003 and March 31, 2004                                             --              --              --              --
  Common Stock at $0.01 par value, issued in private
    placement 3,333,333 shares authorized, issued and
    outstanding                                                         --              --              --                 3
  Common Stock at: $0.01 par value; 95,000,000 common
    shares authorized, 50,000,000 common shares issued and
    outstanding after adjustment for 1:3 reverse stock split;
    excluding 3,333,333 common shares issued in private
    placement                                                           --            74,995          74,995         425,005
  Additional paid-in capital                                       7,964,535         817,124       8,781,659       7,557,945
  Accumulated deficit                                             (9,115,101)       (927,793)    (10,042,894)       (154,096)
                                                                ------------    ------------    ------------    ------------

       Total stockholders' equity                                 (1,137,807)        (35,674)     (1,173,481)      7,849,428
                                                                ------------    ------------    ------------    ------------

       Total liabilities and stockholders' equity               $    782,432    $       --      $    782,432    $  6,171,885
                                                                ============    ============    ============    ============

(continued)

[split table continued]
LIABILITIES AND STOCKHOLDERS' EQUITY                                              Pro Forma
---------------------------------------                            AJE #           March 31,
Current liabilities                                                                  2004


  Accounts payable                                                    4,5       $    158,227
  Accrued expenses                                                     3              61,520
  Note payable                                                         9              37,722
  Subordinated debt                                                    3                --
  Loan from stockholders                                               4                --
  Loan from related party
  Deferred revenue                                                                    18,904
                                                                                ------------

       Total current liabilities                                                     276,373
                                                                                ------------

Minority Interest                                                      5               1,997

Stockholders' equity
  Series A  Preferred  Stock,  $0.001 par value;
    3,570,000    shares  authorized; 3,565,800  shares
    outstanding  at  December 31,  2003 and
    March 31,  2004; liquidation preference of $788,000                2                --
  Series B  Preferred  Stock,  $0.001 par value;
    1,645,000    shares  authorized; 1,641,309  shares
    outstanding  at  December  31,  2003 and
    March 31,  2004; liquidation  preference of $4,930,500             2                --
  Series C  Preferred  Stock,  $0.001 par value;
    1,000,000 shares authorized; 622,500 shares
    outstanding at December 31, 2003 and March 31, 2004;
    liquidation preference of $2,023,000                               2                --
  Series D Preferred Stock, $0.001 par value;
    419,300 shares authorized; 419,300 shares outstanding at
    March 31, 2004; liquidation preference of $543,000                 2                --
  Class A Common Stock, $0.001 par value; 30,000,000
    shares authorized; 6,509,566 outstanding at
    December  31, 2003 and March 31, 2004                              2                --
  Class B Common Stock, $0.001 par value; 1,000,000
    shares authorized; no shares outstanding at December 31,
    2003 and March 31, 2004                                            1                --
  Common Stock at $0.01 par value, issued in private
    placement 3,333,333 shares authorized, issued and
    outstanding                                                        3              33,333
  Common Stock at: $0.01 par value; 95,000,000 common
    shares authorized, 50,000,000 common shares issued and
    outstanding after adjustment for 1:3 reverse stock split;
    excluding 3,333,333 common shares issued in private
    placement                                                     2,3,5,10           500,000
  Additional paid-in capital                                    1,2,3,4,5,10      16,339,604
  Accumulated deficit                                               5,6,9        (10,196,990)
                                                                                ------------

       Total stockholders' equity                                                  6,675,947
                                                                                ------------

       Total liabilities and stockholders' equity                               $  6,954,317
                                                                                ============
[split table concluded]

Knobias Holdings, Inc.
Pro Forma Income Statement
December 31, 2003
                                   Knobias
                                 Holdings, Inc.     COVSA          Combined                              Pro Forma
                                 December 31,    December 31,    December 31,   Pro Forma            December 31,
                                   2003             2003            2003       Adjustments AJE #       2003
Revenue                          (Unaudited)     (Unaudited)      (Unaudited)                           (Unaudited)

  Website revenue                $  1,34$,469    $      --        1,342,469                          $ 1,342,469
  Other                                   958           --              958                                  958
      Total revenue                 1,343,427           --        1,343,427                            1,343,427
                                  -----------    -----------    -----------                          -----------
Expenses
  Research and website content
    development                       639,478           --          639,478                              639,478
  Systems development               1,105,811           --        1,105,811                            1,105,811
  Advertising                           7,019           --            7,019                                7,019
  Administrative compensation
    expense                           311,355           --          311,355                              311,355
  Professional fees                   101,602           --          101,602                              101,602
  Occupancy                           100,483           --          100,483                              100,483
                                                                                  532,902
  Depreciation and amortization       286,426           --          286,426                 8            819,328
  Other general and                      --             --             --                                   --
    administration                    477,950           --          477,950                              477,950
                                  -----------    -----------    -----------                          -----------
     Total expenses                 3,030,124           --        3,030,124                            3,563,026
                                  -----------    -----------    -----------                          -----------

     Operating loss                (1,686,697)          --       (1,686,697)                          (2,219,599)
                                  -----------    -----------    -----------                          -----------

Interest income                           225           --              225                                  225
                                                                                  208,773
                                     (208,773)          --        (208,773)                 8,9             --
Other income                           64,442    $      --           64,442                               64,442
                                  -----------    -----------    -----------                          -----------

      Net loss                    $(1,830,803)   $      --      $(1,830,803)                         $(2,154,932)
                                  ===========    ===========    ===========                          ===========

     Net loss per common share
       Basic and diluted          $     (0.28)   $      --      $     (0.13)                         $     (0.04)
                                  ===========    ===========    ===========                          ===========

Knobias Holdings, Inc.
Pro Forma Income Statement
March 31, 2004
                                   Knobias
                                 Holdings, Inc.     COVSA          Combined                              Pro Forma
                                   March 31,       March 31,       March 31,      Pro Forma               March 31,
                                     2004             2004            2004       Adjustments   AJE #        2004
                                  (Unaudited)     (Unaudited)     (Unaudited)                            (Unaudited)
Revenue
  Website revenue                 $ 500,684       $    --         $ 500,684                               $ 500,684

  Other                               3,134            --            3, 134                                   3,134
                                  ---------       ---------       ---------                               ---------
      Total revenue                 503,818            --           503,818                                 503,818
                                  ---------       ---------       ---------                               ---------
Expenses
  Research and website content
    development                     187,763            --           187,763                                 187,763
  Systems development               238,996            --           238,996                                 238,996
  Advertising                         2,723            --             2,723                                   2,723
  Administrative compensation
    expense                         122,770            --           122,770           5,538       5         128,308
  Professional fees                  22,867            --            22,867          10,347       5          33,214
  Occupancy                          35,670            --            35,670                                   35,670

  Depreciation and amortization      48,956            --            48,956         133,226       7         182,182
  Other general and
    administration                   96,087           3,328          99,415           3,088       5         102,503
                                  ---------       ---------       ---------       ---------               ---------
     Total expenses                 755,832           3,328         759,160                                 911,359
                                  ---------       ---------       ---------                               ---------

     Operating loss                (252,014)         (3,328)       (255,342)                               (407,541)
                                  ---------       ---------       ---------                               ---------

Interest income                          18            --                18                                      18
Interest expense                    (60,211)           (697)        (60,908)         60,908    6,9             --
Minority interest                     1,597           1,897                           1,897      5
Other income                          6,966            --             6,966                                   6,966

    Net loss                      $(305,241)         (4,025)       (309,266)                              $(398,660)
                                  =========       =========       =========                               =========

     Net loss per common share
       Basic and diluted          $   (0.05)          (0.$0)          (0.02)                              $   (0.01)
                                  =========       =========       =========                               =========

Explanation of Pro Forma Adjustments

     1. This adjustment reflects the issuance of 3,333,333 shares of common stock for gross proceeds of $2,000,000 (net proceeds of $1,870,000, after deducting sales commissions) via a private placement.
     2. This adjustment reflects the issuance of 35,859,727 shares of common stock in connection with the conversion of existing Knobias shares as part of the proposed merger as follows:


                       Existing Shares            Conversion       New Shares
                       ---------------            ----------       ----------
Series A                  3,565,800                   2.2604        8,060,134
Series B                  1,641,309                   5.2435        8,606,204
Series C                    622,500                   5.6729        3,531,380
Series D                    419,300                   2.2604          947,786
Class A                   6,509,566                   2.2604        14,714,223
Class B                        --                     2.2604              --

     3. This adjustment reflects the issuance of 2,107,455 shares of common stock in settlement of $1,050,000 subordinated debt and $157,685 of related accrued interest.
     4. This adjustment reflects the payment of $400,000 to Consolidated Travel and the use of such payment by Consolidated Travel to pay all existing liabilities (as required by the merger agreement) and pay other transaction-related expenses.
     5. This adjustment reflects the issuance of 9,531,700 shares of common stock to Duncan Capital in exchange for Duncan Capital's interest in Kollage, including the settlement of $120,000 in amounts due to Duncan Capital from Kollage. This adjustment represents the consolidation of Kollage into the financial statements.
     6. This adjustment reflects the elimination of interest expense on the $1,050,000 subordinated debentures.
     7. This adjustment represents the impact of amortizing the intangible arising from entry number 5.
     8. This adjustment reflects the elimination of interest expense on the $1,050,000 subordinated debentures as well as the impact of amortizing the intangible arising from entry number 5.
     9. This adjustment represents the use of proceeds for payment on an existing note payable to bank and the elimination of the related interest expense.
     10. This adjustment reflects the impact of the 1:3 reverse stock split to be completed by Consolidated Travel.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

     The following discussion and analysis of Knobias' financial condition and results of operations should be read in conjunction with the financial statements and related information about Knobias appearing elsewhere in this information statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this information statement. You should also read this information in conjunction with other sections of this information statement, including "Agreement and Plan of Reorganization and the Merger."

Background

     Knobias is a financial information services provider that has developed financial databases, information systems, tools and products following over 14,000 U.S. equities. Primarily through its wholly owned subsidiary,
Knobias.com, LLC, Knobias markets its products to individual investors, day-traders, financial oriented websites, public issuers, brokers, professional traders and institutional investors. During 2000, we changed our business strategy to focus more of our database development and marketing efforts toward servicing institutional customers rather than retail investors. We offer a range of financial information products from multiple Knobias and third party databases via a single, integrated internet based platform. Knobias is uniquely capable of combining third party databases, news feeds and other financial content with internally generated content and analysis to create value-added, cost effective information solutions for all market participants.

     Since its inception, Knobias has been developing its website and information database in an effort to provide current and potential subscribers with a unique vehicle through which to obtain timely, relevant investment information about OTC traded and other companies. During this process, we have raised approximately $7.8 million in equity capital and increased our workforce to 35 employees.

     We have a limited operating history and are currently pursuing a business strategy that is largely unproven. As a result, our ability to successfully implement our business plan is dependent on, among other things, our ability to generate sufficient cash flow through operations or additional debt or equity transactions to sustain business development efforts until revenues from customers reach levels that can support ongoing operations. Although we have generated revenues from our website activities since 2002, we have never operated at a profit and our revenues have not been sufficient to produce positive operating cash flow. As of December 31, 2003 and March 31, 2004, we had a working capital deficit of approximately $1,754,431 and $1,359,244, respectively. We expect to continue to incur operating losses for the near future and there can be no assurance that profitability will be achieved or sustained.

     We are heavily dependent upon our developed and purchased database, software and hardware products. Due to inherent technological changes in the computer hardware and software industry, the period over which such items are being amortized and depreciated may be longer than their actual useful life. We are also heavily dependent on other vendors to provide access to the information we market through our web site. Various contracts have been entered into, mostly for a term of one year or on a month-to-month basis for the provision of this information. The failure of these vendors to supply the information contracted for would have a severe adverse impact on our ability to provide future services to our customers.

Revenues and Expenses

     The following table shows the consolidated statements of revenues for the quarters ended March 31, 2004 and March 31, 2003:

                                       March 31,
                                   2004        2003       $ Change    % Change
--------------------------------------------------------------------------------
Revenue                         Unaudited    Unaudited
 Website revenue                $ 500,684    $ 272,094    $ 228,590       84%
 Other                              3,134        2,243          891       40%
                                ---------    ---------
   Total revenue                  503,818      274,337      229,481       84%


Expenses
 Research and website content
  development                     187,763      153,299       34,464       22%
 Systems development              238,996      265,907      (26,911)     -10%
 Selling, general and
  administrative expenses         280,117      240,074       40,043       17%
 Depreciation and
  amortization                     48,956       70,595      (21,639)     -31%
                                ---------    ---------
   Total expenses                 755,832      729,875       25,956        4%
                                ---------    ---------

   Operating loss                (252,014)    (455,538)     203,524      -45%
                                ---------    ---------

 Interest expense, net            (60,193)     (40,178)     (20,015)      50%

 Other income                       6,966       10,000       (3,034)     -30%
                                ---------    ---------

   Net loss                     $(305,241)   $(485,717)   $ 180,476      -37%
                                =========    =========

     Overall website revenues for the quarter ended March 31, 2004 increased $228,590 or 84% over the quarter ended March 31, 2003, due to increases in the number of customers served. Additionally, a higher proportion of those customers were institutional investors, who generally purchase our higher priced services. Management has been making a concerted effort during the past two years to further develop the customer relationships with institutional investors. Also during early 2004, Knobias began to specialize in providing certain corporate services to small public companies. These services include website and data hosting, press release distribution and conference call hosting.

     Research and website development content costs increased 22% or $34,464 from the same prior year period due to increased payroll cost related to hiring programmers as a result of our continued focus on further developing the content provided to our institutional investor customer base. At the same time, systems development costs have decreased as the product offering has matured. These costs represent only regular programming maintenance on the software products.

     Selling, general and administrative costs increased primarily as a result of increased administrative compensation costs.

     Depreciation and amortization expense decreased due to certain short-lived assets purchased in prior years becoming fully depreciated during the period.

     Interest expense increased 50% as a result of a higher debt load outstanding for the quarter ended March 31, 2004 as opposed to the same prior year quarter.

     The following table shows the consolidated statements of revenues for the year ended December 31, 2003 and 2002:

                                       Decembe 31,
                                    2004          2003         $ Change       % Change
-----------------------------------------------------------------------------------------
Revenue                          Unaudited     Unaudited
 Website revenue                $ 1,342,469    $   528,695      $813,7744            154%
 Other                                  958          7,500         (6,542)           -87%
                                -----------    -----------
   Total revenue                  1,343,427        536,195        807,232            151%

Expenses
 Research and website content
  development                       639,478      1,236,293       (596,815)           -48%
 Systems development              1,105,811        943,085        162,726             17%
 Selling, general and
  administrative expenses           998,409        877,364        121,045             14%
 Depreciation and
  amortization                      286,426        306,993        (20,567)            -7%
                                -----------    -----------
   Total expenses                 3,030,124      3,363,735       (333,611)           -10%
                                -----------    -----------

   Operating loss                (1,686,697)    (2,827,540)     1,140,843             40%
                                -----------    -----------

 Interest expense, net             (208,548)         1,327       (209,875)        -15816%

 Other income                        64,442           --           64,442)           100%
                                -----------    -----------

   Net loss                     $ 1,830,803    $(2,826,213    $   995,410            -35%
                                ===========    ===========

     Website revenues have increased $813,774 or 154% due to increases in the number of customers served. Additionally, a higher proportion of those customers were institutional investors, who generally purchase the higher priced services.

     Research and website development content costs decreased 48% or $596,815 from the 2002 expense due to a reduction of approximately 20% in the programming workforce. This reduction was made as a cost containment measure due to the low levels of revenues in 2002.

     Systems development costs increased 17% or $162,726 due to additional costs incurred in 2003 to further develop certain offerings to our institutional investor customer base.

     Selling, general and administrative costs increased primarily as a result of increased administrative compensation costs as well as higher occupancy costs.

     Depreciation and amortization expense decreased due to certain short-lived assets purchased in prior years becoming fully depreciated during the period.

     Interest expense increased significantly as a result of there being a higher debt load outstanding for 2003 as opposed to 2002.

     In 2003, other income includes a one time gain relating to the sale of an investment made in an information service provider.

Liquidity and Capital Resources

     Since our inception, we have financed our operations primarily through the issuance of equity securities through private placements, through bank financings and the issuance of debentures to certain investors. Through March 31, 2004, we had received approximately $7.8 million from the issuance of equity securities through private placements, approximately $1.1 million from the issuance of debentures and approximately $0.4 million through bank financing.

     In January 2004, we consummated a nonpublic offering of 419,300 shares of our Series D preferred stock. The offering price of each share was $1.295, and we sold 419,300 shares for an aggregate proceeds of $542,993.

     We have recorded cumulative losses since inception of $9.2 million and had a working capital deficit of $1.35 million as of March 31, 2004. This working capital deficit includes approximately $1.1 million in outstanding convertible subordinated debentures which are currently due and payable. In January 2003, we issued $750,000 in debentures to five investors. These debentures bear interest at 24% and matured in July 2003. As of March 31,2004, these debentures have not been converted or repaid and are still outstanding. In July 2003 and October 2003, we issued $250,000 and $50,000, respectively, in debentures to two investors. These debentures bear interest at 12% and mature six months from the date of issue. As of March 31, 2004, neither of these debentures has been converted or repaid. It is anticipated that the entire principle amount of debentures will be converted to equity in the merger, as described elsewhere herein. If such a conversion does not occur, however, or if all of our other current liabilities were otherwise to become due at the same time, we would not be able to pay them in full which would most likely have a material negative impact on our business and future prospects.

     In connection with the merger transaction, we are in the process of attempting to raise $2 million in a private placement. The closing of this financing is a condition to the closing of the transactions under the merger agreement. There can be no assurance that such financing can be obtained, or whether we will have to raise additional capital following the merger in order to implement our business plan.

     Capital expenditures, primarily for computers and equipment, totaled $9,679 for the year ended December 31, 2003 and $89,890 for the year ended December 31, 2002. The purchases were made to support our expansion and increased infrastructure. Capital expenditures, primarily for computers and equipment, totaled $11,520 for the three months ended March 31, 2004 and $2,823 for the three months ended March 31, 2003. The purchases were made to support our expansion and increased infrastructure.

     At March 31, 2004, we had cash on hand of $332,413. We believe that our existing capital resources, projected cash generated from operations and net proceeds from the $2,000,000 in financing to be obtained at the time of the closing of the merger will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

     Our $400,540 line of credit with a financial institution matured at June 30, 2004 and was renewed for 90 days. The note bears interest at 6.25%,and the principal balance was approximately $375,000 at March 31, 2004. We anticipate that the line of credit will be repaid from the net proceeds from the $2,000,000 in financing to be obtained at the time of the closing of the merger. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to raise additional funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to us, or at all. The failure to raise capital when needed could materially adversely affect our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then- current stockholders would be reduced.

Critical Accounting Policies

     We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant impact on our reported revenues and results of operations as well as on the value of certain assets and liabilities on our balance sheet. These estimates, assumptions and judgments about future events and their effects on our results cannot be determined with certainty, and are made based upon our historical experience and on other assumptions that we believe to be reasonable under the circumstances. While there are a number of accounting policies, methods and estimates affecting our financial statements, as described in Note 1 to our Consolidated Financial Statements included elsewhere herein, we believe that our most important critical accounting policies are those described below. A critical accounting policy is one that is both material to the presentation of our financial statements and requires us to made complex or subjective judgments.

     Website and Database Development

     Website development costs are accounted for in accordance with Statement of Position 98-1 issued by the American Institute of Certified Public Accountants. Accordingly, all external and direct internal costs incurred during the application development stage are capitalized. Costs incurred during the preliminary project stage and the post-implementation stage are expensed as incurred. Website development costs are being amortized over three years on the straight-line basis.

     The initial costs of purchasing or developing the content for our information database are capitalized. Such costs include one time data acquisition costs, cost of producing video tours of covered companies, and certain other outside services. Costs of maintaining the database are expensed as incurred. Database development costs are being amortized over three years on a straight-line basis.

     Revenue Recognition

     Subscription services revenues are recognized over the period that services are provided. Other revenues, which consist principally of the provision of information through its website, are recognized as the services are performed or when the goods are delivered. Deferred revenue consists primarily of monthly, semi-annual, and annual prepaid subscription fees billed or collected in advance.

                                     EXPERTS

     The financial statements and related financial statement schedule of Consolidated Travel incorporated in this information statement by reference from our annual report on Form 10-KSB for the year ended December 31, 2003, have been audited by H J & Associates, LLC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements as of December 31, 2003 and for the years ended December 31, 2002 and December 31, 2003 of Knobias contained in Appendix D to this information statement have been audited by Horne CPA Group, independent auditors, as stated in their report thereon, have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file annual and periodic reports and other information with the SEC. These reports and other information contain additional information about our company. You can inspect and copy these materials at the Securities and Exchange Commission public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

     Statements contained in this information statement or in any document incorporated into this information statement by reference regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

     The SEC allows us to incorporate by reference into this information statement documents we file with the SEC, which means that we can disclose important information by referring to those documents. The information incorporated by reference into this information statement is considered to be a part of this information statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed:

     o Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

     o Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004; and

     o   Our Current Report on Form 8-K filed on July 14, 2004.

     We will provide without charge, upon written or oral request by a stockholder, a copy of any and all of the documents referred to above that have been, or may be, incorporated by reference herein. Written requests should be sent to our principal offices at 56 West 400 South, Suite #220,Salt Lake City, Utah 84101, attn: Geoff Williams. Oral requests may be made to our principal offices, telephone number (801) 322-3401.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS INFORMATION STATEMENT. THE DATE OF THIS INFORMATION STATEMENT IS AUGUST 6, 2004. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY LATER DATE THAN THE DATE OF THE INFORMATION STATEMENT, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.


                                            BY ORDER OF THE BOARD OF DIRECTORS

August 6, 2004                               /s/ Geoff Williams
                                            -----------------------------------
                                            Geoff Williams
                                            President

APPENDIX A
----------

                                                                EXECUTION COPY



                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                             KNOBIAS HOLDINGS, INC.,

                        CONSOLIDATED TRAVEL SYSTEMS, INC.

                                       AND

                              KHI ACQUISITION, INC.



                                  June 30, 2004

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into effective as of the 30th day of June, 2004, by and among KNOBIAS HOLDINGS, INC., a Delaware corporation (the "Company"), CONSOLIDATED TRAVEL SYSTEMS, INC., a Delaware corporation ("COVSA") and KHI ACQUISITION, INC., a newly formed Delaware corporation ("Merger Sub").

         WHEREAS, COVSA desires to acquire the Company as a wholly owned subsidiary and to issue shares of COVSA common stock to the security holders of the Company upon the terms and conditions set forth herein. Merger Sub is a wholly owned subsidiary corporation of COVSA that shall be merged with and into the Company; whereupon the Company shall be the surviving corporation and shall become a wholly owned subsidiary of COVSA (Merger Sub and the Company are sometimes collectively hereinafter referred to as the "Constituent Corporations").

         WHEREAS, Merger Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock, all of which shall be issued and outstanding and owned by COVSA as of the Effective Time of the Merger, as defined herein.

         WHEREAS, the Company has an authorized capitalization of 46,000,000 shares, $0.001 par value, consisting of 30,000,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock (the "Company Common Stock"); and 15,000,000 shares of preferred stock issuable from time to time in series, and currently comprised of Series A Preferred Stock (the "Company A Preferred Stock"), Series B Preferred Stock (the "Company B Preferred Stock"), Series C Preferred Stock (the "Company C Preferred Stock") and Series D Preferred Stock (the "Company D Preferred Stock"), as follows:


         CLASS OR                     SHARES                  SHARES ISSUED &
         SERIES                     AUTHORIZED                  OUTSTANDING
         --------                   ----------                ---------------

         Common A                    30,000,000                     6,509,564

         Common B                     1,000,000                             0
         A Preferred                  3,570,000                     3,565,800
         B Preferred                  1,645,000                     1,641,307
         C Preferred                    622,500                       622,500
         D Preferred                  2,320,000                       419,300


excluding certain debentures convertible into Company D Preferred Stock, warrants to purchase Company Common Stock, and options granted under the Company's Amended and Restated 2000 Stock Option Plan.

         WHEREAS, the boards of directors of COVSA, Merger Sub and the Company, respectively, deem it advisable and in the best interests of such corporations and their respective stockholders that Merger Sub merge with and into the

Company pursuant to this Agreement and the Certificate of Merger (in the form attached hereto as Exhibit "A") and pursuant to applicable provisions of law (such transaction is hereafter referred to as the "Merger").

         NOW THEREFORE, in consideration of the premises, the mutual covenants set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Plan of Reorganization.
         -----------------------

         The parties to this Agreement do hereby agree that Merger Sub shall be merged with and into the Company upon the terms and conditions set forth herein and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"). It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2.       Terms of Merger.
         ----------------

         In accordance with the provisions of this Agreement and the requirements of applicable law, Merger Sub shall be merged with and into the Company as of the Effective Time of the Merger (the terms "Closing" and "Effective Time of the Merger" are defined in Section 6 hereof). The Company shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and the separate existence of Merger Sub shall cease at the Effective Time of the Merger. The Company, as the Surviving Corporation, shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL, as described below. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

         (A)       Corporate Existence.

                   (1) Commencing at the Effective Time of th Merger, the separate corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue its corporate existence as a Delaware corporation and

                        (a) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations;

                        (b) all debts due to either of th Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall, except as otherwise set forth herein, be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and

                        (c) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time of the Merger, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

                   (2) At the Effective Time of the Merger, (i) the Third Amended and Restated Certificate of Incorporation and the Bylaws of the Company, as existing and in effect immediately prior to the Effective Time of the Merger, shall be and remain the Certificate of Incorporation and Bylaws of the Surviving Corporation; (ii) the members of the Board of Directors of the Company holding office immediately prior to the Effective Time of the Merger shall remain as the members of the Board of Directors of the Surviving Corporation until their respective successors are elected or appointed and qualified (if on or after the Effective Time of the Merger a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the Bylaws of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Company at the Effective Time of the Merger shall continue to hold the same offices of the Surviving Corporation.

         (B)  Conversion of Securities.

              At the Effective Time of the Merger and without any action on the part of COVSA, Merger Sub, the Company or the holders of any of the securities of any of these corporations, each of the following shall occur:

              (1)  After  giving  effect to the Reverse  Stock Split  defined in
                   Section 7(C) below, the outstanding shares of capital stock of the Company shall be converted into the right to receive shares of common stock, par value $.01 per share, of COVSA ("COVSA Common Stock"). Each one (1) share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 2.2604 shares of COVSA Common Stock. Each one (1) share of Company A Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 2.2604 shares of COVSA Common Stock. Each one (1) share of Company B Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 5.2435 shares of COVSA Common Stock. Each one (1) share of Company C Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 5.6729 shares of COVSA Common Stock. Each one (1) share of Company D Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 2.2604 shares of COVSA Common Stock. All such shares of Company

                   Common Stock, Company A Preferred Stock, Company B Preferred Stock, Company C Preferred Stock, and Company D Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of COVSA Common Stock, respectively, into which such shares of the Company's common and preferred stock were converted. No fraction of any share of COVSA Common Stock will be issued to any former holder of capital stock of the Company; rather, the number of shares of COVSA Common Stock otherwise issuable, if other than a whole number, shall be rounded to the nearest whole number. The holders of such certificates previously evidencing shares of Company Common Stock, Company A Preferred Stock, Company B Preferred Stock, Company C Preferred Stock, and Company D Preferred Stock outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such shares of the Company's common and preferred stock except as otherwise provided herein or by law.

              (2) The outstanding principal balance of the Company's 12% Convertible Subordinated Debentures and the Company's 24% Convertible Subordinated Debentures (collectively, the "Company Debentures") and a portion of the accrued and unpaid interest thereon, shall be converted into the right to receive a total of 2,108,000 shares of COSVA Common Stock, as set forth on Exhibit "B" attached hereto. All such Company Debentures shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Company Debenture shall thereafter represent the right to receive, upon the surrender of such Company Debenture in accordance with the provisions of Section 3 hereof, certificates evidencing such number of shares of COSVA Common Stock, respectively, into which such Company Debentures were converted. No fraction of any share of COVSA Common Stock will be issued to any former holder of Company Debentures; rather, the number of shares of COVSA Common Stock otherwise issuable, if other than a whole number, shall be rounded to the nearest whole number. The holders of the Company Debentures immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such Company Debentures other than the right to receive accrued but unpaid interest thereon taking into consideration that a portion of such accrued interest shall have been converted into shares of COSVA Common Stock.

              (3) Any shares of the Company capital stoc held in the treasury of the Company immediately prior to the Effective Time of the Merger shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. At the Effective Time of the Merger, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.

              (4) Each holder of an option (a "Company Option") to purchase Company Common Stock granted prior to the Effective Time of the Merger pursuant to the Company's Amended and Restated
                   2000 Stock Option Plan (the "Company Option Plan") shall receive from COVSA at the Closing, in exchange for a written instrument executed by him canceling by its terms all of the Company Options held by him at the Closing, a duly executed Option Agreement (a "COVSA Option Agreement") evidencing the grant to said holder, pursuant to the COVSA Stock Incentive Plan (as defined herein), of an option (each, a "COVSA Option") to acquire one (1) share of COVSA Common Stock for every one (1) share of Company Common Stock for which the Company Option is exercisable at any time, on economic and contractual terms substantially and materially similar to the terms and conditions of said Company Option prior to such conversion, and substantially in the form of Exhibit "C" attached hereto.

              (5) As of the date of this Agreement, the Company has issued and outstanding warrants to purchase 891,218 shares of Company Common Stock (the "Company Warrants"). Upon the Effective Time of the Merger, each outstanding warrant to purchase Company Common Stock, whether or not then exercisable, shall be converted into a warrant (a "COVSA Warrant") to purchase (in substitution for each share of Company Common Stock subject to a Company Warrant) one (1) share of COVSA Common Stock for every one (1) share of Company Common Stock for which said warrant was exercisable, on economic and contractual terms substantially and materially similar to the terms and conditions of said Company Warrant prior to such conversion, and substantially in the form of Exhibit "D" attached hereto.

              (6) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger shall remain in existence as one share of common stock of the Surviving Corporation, which shall be owned by COVSA.

              (7) The 2,500,000 shares of COVSA Common Stock issued and outstanding immediately prior to the Merger (such number of outstanding shares reflecting the Reverse Stock Split, as defined in Section 7(C) below) will remain issued and outstanding after the Effective Time of the Merger.

         (C)  Restricted Securities

              (1) None of (i) the shares of COVSA Common Stock into which the shares of capital stock of the Company and the Company Debentures are to be converted, (ii) the COVSA Options or
                   (iii) the COVSA Warrants shall, at the Effective Time of the Merger, be registered under the Securities Act of 1933, as amended (the "Securities Act") but, rather, shall be deemed to have been issued pursuant to an exemption therefrom
                   (subject to the satisfaction of certain other terms and conditions hereof) and shall be considered "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. All shares of COVSA Common Stock shall bear a legend worded substantially as follows:

                                    "The shares  represented by this certificate
                                    have   not   been   registered   under   the
                                    Securities  Act of 1933 (the  "Act") and are
                                    "restricted  securities"  as  that  term  is
                                    defined  in Rule  144  under  the  Act.  The
                                    shares may not be offered for sale,  sold or
                                    otherwise  transferred except pursuant to an
                                    exemption from  registration  under the Act,
                                    the   availability   of   which   is  to  be
                                    established  to  the   satisfaction  of  the
                                    Company."

              (2) At the Closing, COVSA shall direct its transfer agent to record, as soon as practicable after the Closing, the issuance of COVSA Common Stock to the holders of the Company's capital stock and the Company Debentures, pursuant to the provisions set forth above. The transfer agent shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement of COVSA to register the COVSA Common Stock under the Securities Act in connection with the Merger.

         (D)  Other Matters.

              (1) Immediately prior to the Effective Tim of the Merger, the Company shall have no more than 6,509,564 shares of Company Common Stock, 3,565,800 shares of Company A Preferred Stock, 1,641,307 shares of Company B Preferred Stock, 622,500 shares of Company C Preferred Stock, and 419,300 shares of Company D Preferred Stock issued and outstanding. Immediately prior to the Effective Time of the Merger, after giving consideration to the transactions described in Section 7(C) hereof, COVSA shall have no more than 2,500,000 shares of COVSA Common Stock and no other series of capital stock issued and outstanding.

              (2) From and after the Closing and with a view to making available to holders of COVSA Common Stock the benefits of Rule 144 of the Securities Act or any other similar rule or regulation of the Securities and Exchange Commission ("SEC"), COVSA shall

                   (a) take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to COVSA Common Stock; and

                   (b) furnish to any holder of COVS Common Stock forthwith upon request

                        (i) a written statement COVSA as to its compliance with the reporting requirements of Rule 144;

                        (ii) a copy  of the  most  recent  annual  or  quarterly
                             report of COVSA as filed with the SEC; and

                        (iii)such  other  reports an  documents  as a holder may
                             reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such COVSA Common Stock without registration.

                   COVSA agrees to facilitate and expedite transfers of the shares of COVSA Common Stock pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of such shares.

              (3) At the Closing, the then existing directors of COVSA shall nominate and elect to the Board of Directors of COVSA the persons designated in writing by the Company, and COVSA shall cause all of the persons then serving as directors and officers of COVSA immediately prior to the Closing to resign from all of their respective positions with COVSA, effective immediately upon the Closing.

              (4) If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of COVSA are hereby fully authorized to take, and will use their reasonable efforts to take, all such lawful and necessary action.

              (5) At the Closing, the Company shall caus the amount of $400,000 (the "Cash Payment") to be deposited into the trust account of Leonard E. Neilson, P.C., by wire transfer of immediately available funds for the account of COVSA, in accordance with wire transfer instructions delivered to the Company prior to the Closing.

3.       Delivery of Shares and Debentures.
         ----------------------------------

         On or as soon as practicable after the Effective Time of the Merger, the Company will use reasonable efforts to cause all holders of the Company's capital stock (the "Company Stockholders") and all holders of the Company Debentures to surrender to COVSA's transfer agent for cancellation certificates representing their shares of the Company's capital stock and Company Debentures convertible into the Company's capital stock, against delivery of certificates representing the shares of COVSA Common Stock for which the Company's capital stock and Company Debentures are to be converted in the Merger pursuant to Section 2 hereof. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time of the Merger, represented Company capital stock, and each outstanding Company Debenture convertible into Company capital stock, shall be deemed for all corporate purposes to evidence ownership of the same number of shares of COVSA Common Stock into which the shares of the Company capital stock represented by such Company certificate and Company Debenture shall have been so converted.

4.       Representations and Warranties of the Company.
         ----------------------------------------------

         The Company hereby represents and warrants to COVSA and Merger Sub as follows, which warranties and representations shall also be true as of the Effective Time of the Merger:

         (A) As of the date hereof, excluding the Company Options, Company Warrants and Company Debentures, the total number of shares of Company Common Stock issued and outstanding is 6,509,564, the total number of shares of Company A Preferred Stock issued and outstanding is 3,565,800, the total number of shares of Company B Preferred Stock issued and outstanding is 1,641,307, the total number of shares of Company C Preferred Stock issued and outstanding is 622,500 and the total number of shares of Company D Preferred Stock issued and outstanding is 419,300. As of the date hereof, the total number of Company Options issued and outstanding is 158,500, the total number of Company Warrants issued and outstanding is 891,218 and the aggregate principal amount of Debentures issued and outstanding is $1,050,000.

         (B) The Company Common Stock, Company A Preferred Stock, Company B Preferred Stock, Company C Preferred Stock, and Company D Preferred Stock constitute duly authorized, validly issued shares of capital stock of the Company. All shares are fully paid and nonassessable.

         (C) The audited financial statements of the Company as of and for the year ended December 31, 2003, and unaudited interim financial statements of the Company for the quarter ended March 31, 2004, which have been delivered to COVSA, or will be delivered to COVSA prior to the Closing (hereinafter referred to as the "Company Financial Statements"), fairly present the financial condition of the Company as of the dates thereof and the results of its operations for the periods covered thereby. Other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Company Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since March 31, 2004; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of the Company as reflected in the Company Financial Statements. The Company has, or will have at the Closing, good title to all assets shown on the Company Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The Company agrees to provide updated unaudited financial statements for the quarterly and six- month period ended June 30, 2004, prior to the Closing, if the Closing occurs on or after August 14, 2004.

         (D) Except as disclosed in writing to COVSA, since March 31, 2004, there have not been any material adverse changes in the financial position of the Company except changes arising in the ordinary course of business, which changes will not materially and adversely affect the financial position of the Company.

         (E) The Company is not a party to any material pending litigation or, to the knowledge of its executive officers (herein, the "Company's Knowledge"), any governmental investigation or proceeding, not reflected in the Company Financial Statements, and, to the Company's Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened in writing against the Company.

         (F) The Company is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material adverse effect on the business, financial condition or results of operations of the Company.

         (G) The Company has, or by the Effective Time of th Merger will have, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course of business and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time of the Merger.

         (H) The Company has not materially breached any material agreement to which it is a party. The Company has previously given COVSA copies of or access to all material contracts, commitments and/or agreements to which the Company is a party.

         (I) The Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents (as defined herein) to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been or will prior to the Closing and the Effective Time of the Merger be duly authorized by the Board of Directors of the Company and by the stockholders of the Company (if approved). The execution of this Agreement and the other Transaction Documents does not materially violate or breach any material agreement or contract to which the Company is a party, and the Company, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which the Company is a party. The execution and performance of this Agreement and the other Transaction Documents will not violate or conflict with any provision of the Third Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof, or Bylaws of the Company. As used herein, "Transaction Document" means this Merger Agreement and each of the agreements, instruments or documents referred to in Sections 8(O), (P), Q) and (R) hereof.

         (J) Information regarding the Company, which has been delivered by the Company to COVSA for use in connection with the Merger, is, to the Company's Knowledge, true and accurate in all material respects.

         (K) To the Company's Knowledge, the Company has (an at the Closing will have) disclosed in writing to COVSA all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of the Company.

         (L) All information regarding the Company which has been provided to COVSA by the Company or set forth in any document or other communication, disseminated to any former, existing or potential Company Stockholders or holders of the Company Debentures or to the public or filed with any state securities regulators or authorities is, to the Company's Knowledge, true, complete, accurate in all material respects.

         (M) To the Company's Knowledge the Company is and has been in compliance with, and the Company has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. The Company has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith.

         (N) To the Company's Knowledge without limiting the foregoing, (i) the Company and any other person or entity for whose conduct the Company is legally held responsible are and have been in material compliance with all applicable federal, state, regional, local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither the Company nor any other person for whose conduct the Company is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of the Company's properties or in connection with the Company's operations.

         (O) Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the Company Financial Statements, there is no basis for any assertion against the Company of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby will

              (1) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from the Company to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of the Company;

              (2) increase any benefits otherwise payabl to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of the Company; or

              (3) result in the acceleration of the time of payment or vesting of any such benefits.

         (P) To the Company's Knowledge no aspect of the Company's past or present business, operations or assets is of such a character as would restrict or otherwise hinder or impair the Company from carrying on the business of the Company as it is presently being conducted by the Company.

         (Q) Except as disclosed to COVSA in writing, to the Company's Knowledge the Company has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects, or otherwise. For purposes of this Section 4, "material" means payment or
              performance   of   a   contract,   commitment,    arrangement   or
              understanding in the ordinary course of business, which is expected to involve payments from the Company to any third party in excess of $100,000.

         (R) To the Company's Knowledge no representation or warranty by the Company contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to, or in connection with, the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. To the Company's Knowledge, there is no current or prior event or condition of any kind or character pertaining to the Company that may reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company. Except as specifically indicated elsewhere in this Agreement, all documents delivered by the Company in connection herewith have been and will be complete originals, or exact copies thereof.

         (S) To the Company's Knowledge, all information to be supplied by it in writing, specifically for inclusion or incorporation by reference in the definitive Information Statement to be filed by COVSA with the SEC and disseminated by COVSA to its stockholders (the "Information Statement"), will not, at the time the Information Statement is so disseminated, or at any time it is amended or supplemented thereafter, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.       Representations of COVSA and Merger Sub.
         ----------------------------------------

         COVSA and Merger Sub hereby jointly and severally represent and warrant to the Company as follows, each of which representations and warranties shall continue to be true as of the Effective Time of the Merger:

         (A) As of the date hereof and the Effective Time of the Merger, the shares of COVSA Common Stock to be issued and delivered to the security holders of the Company hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of COVSA capital stock, free of all liens and encumbrances.

         (B) Each of COVSA and Merger Sub has the requisite corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (i) have been or will prior to the Closing and the Effective Time of the Merger be duly authorized by the respective Boards of Directors of COVSA and Merger Sub and by COVSA as the sole stockholder of Merger Sub, and (ii) except as otherwise set forth herein, do not have to be approved or authorized by the stockholders of COVSA. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which COVSA or Merger Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to COVSA, Merger Sub or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificates of Incorporation or Bylaws of either COVSA or Merger Sub.

         (C) COVSA has delivered to the Company a true and complete copy of its audited financial statements for the fiscal years ended 2001, 2002, and 2003, and the unaudited interim financial statements for the quarter ended March 31, 2004 (the "COVSA Financial Statements"). The COVSA Financial Statements are complete, accurate and fairly present the financial condition of COVSA as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The COVSA Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of COVSA as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. COVSA agrees to provide updated quarterly financial statements if required by governmental agency. Merger Sub has no financial statements because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no assets, liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Delaware. COVSA has no subsidiaries or affiliates except for Merger Sub, and Merger Sub has no subsidiaries or affiliates.

         (D) Since March 31, 2004, there have not been any material adverse changes in the business, financial condition or results of operation of COVSA. At the Closing, neither COVSA nor Merger Sub shall have any material assets and neither such corporation now has, nor shall it have, any liabilities of any kind other than those reflected in the most recent balance sheet set forth in the COVSA Financial Statements and any costs or liabilities incurred in connection with the Merger (which costs and liabilities, including those liabilities reflected in the most recent balance sheet set forth in the COVSA Financial Statements, collectively shall be paid in full by COVSA prior to or at the Closing).

         (E) Neither COVSA nor Merger Sub is a party to, or the subject of, any material pending litigation, claims, or governmental investigation or proceeding not reflected in the COVSA Financial Statements, and to the knowledge of the executive officers of COVSA (herein
              "COVSA's Knowledge"), there are no material lawsuits, claims, assessments, investigations, or similar matters, threatened in writing against Merger Sub, COVSA, or the management or properties of COVSA or Merger Sub.

         (F) COVSA and Merger Sub are each duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation; each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact. Neither corporation is required to be qualified to do business in any state other than the State of Delaware.

         (G) To COVSA's Knowledge, COVSA and Merger Sub have filed all federal, state, county and local income, excise, property and other tax, governmental and/or other returns, forms, filings, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the COVSA Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Neither COVSA nor Merger Sub is delinquent or obligated for any tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to either corporation.

         (H) As of the date of this Agreement, COVSA's authorized capital stock consists solely of 20,000,000 shares of COVSA Common Stock, $.01 par value, of which 7,499,480 shares are presently issued and outstanding. Immediately prior to the Closing, and as a result of
              (i) COVSA effecting the Reverse Stock Split described in Section 7(C) hereof and (ii) the filing of the Restated Certificate, as defined in Section 7(E) hereof, COVSA's authorized capital stock shall consist solely of 95,000,000 shares of COVSA Common Stock, $.01 par value, of which COVSA shall have outstanding not more than 2,500,000 shares of COVSA Common Stock, 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares shall be issued and outstanding, and no other shares of its capital stock. Merger Sub's capitalization consists solely of 1,000 authorized shares of $0.001 par value common stock ("Merger Sub's Common Stock"), of which 1,000 shares are outstanding, all of which are owned by COVSA, free and clear of all liens, claims and encumbrances. All outstanding shares of capital stock of COVSA and Merger Sub are, and shall be at the Closing, duly authorized, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of either COVSA or Merger Sub.

         (I) The financial records, minute books, and other documents and records of COVSA and Merger Sub have been made available to the Company prior to the Closing. The records and documents of COVSA and Merger Sub that have been delivered to the Company constitute all of the material records and documents of COVSA and Merger Sub that they are aware of or that are in their possession or in the possession of COVSA or Merger Sub.

         (J) Neither COVSA nor Merger Sub has materially breached any material agreement to which it is a party. Prior to the Closing, COVSA shall have given to the Company copies or access to all material contracts, commitments and/or agreements to which COVSA is a party. There are no currently existing agreements with any affiliates, related or controlling persons or entities.

         (K) COVSA has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Act. To the best of COVSA's Knowledge there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws.

         (L) COVSA currently has no employees, consultants o independent contractors other than its attorneys and accountants and transfer agent. Geoff Williams, J. Rockwell Smith and Sharon Walter are, or will be, the sole directors and sole executive officers of COVSA, and Geoff Williams and J. Rockwell Smith are the sole directors and sole executive officers of Merger Sub.

         (M) COVSA and Merger Sub have (and at the Closing will have) disclosed in writing to the Company all events, conditions and facts materially affecting the business, financial conditions (including any liabilities, contingent or otherwise) or results of operations of either COVSA or Merger Sub, since January 1, 2002.

         (N) To COVSA's Knowledge, COVSA was originally organized for the purposes of, and with a specific plan for researching, developing and manufacturing custom- built batteries. Subsequently, COVSA revised its business to seeking potential operating businesses and business opportunities with the intent to acquire or merge with such businesses.

         (O) To COVSA's Knowledge all information regarding COVSA which has been provided to the Company by COVSA or set forth in any document or other communication, disseminated to any former, existing or potential stockholders of COVSA or to the public or filed with the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations. Without limiting the generality of the foregoing, COVSA has filed all required reports, schedules, forms, statements and other documents with the SEC since the filing of its registration statement on Form 10-SB on November 10, 2001 (including all filed reports, schedules, forms, statements and other documents whether or not required, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the

              SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents are true and complete and comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

         (P) To COVSA's Knowledge COVSA is and has been in compliance with, and COVSA has conducted any business owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, but not limited to, the Sarbanes-Oxley Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. COVSA has not received notice of any noncompliance with the foregoing, nor is it aware of any claims or threatened claims in connection therewith. To its Knowledge COVSA has never conducted any operations or engaged in any business transactions of a material nature other than as set forth in the reports COVSA has previously filed with the SEC.

         (Q) The certificates of the Chief Executive Officer and Chief Financial Officer of COVSA required by Rules 13a-14 and 15d-14 of the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002 with respect to the SEC Documents, as applicable, are true and correct as of the date of this Agreement as they relate to a particular SEC Document, as though made as of the date of this Agreement. The Company has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

         (R) Except as and to the extent specifically disclosed in this Agreement and as may be specifically disclosed or reserved against as to amount in the latest balance sheet contained in the COVSA Financial Statements, there is no basis for any assertion against COVSA of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will

              (1) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from COVSA to any person or entity, including without limitation any employee, director, officer;

              (2) increase any benefits otherwise payabl to any person or entity, including without limitation any employee, director, officer or affiliate; or

              (3) result in the acceleration of the time of payment or vesting of any such benefits.

         (S) To COVSA's Knowledge no aspect of COVSA's business, operations or assets is of such a character as would restrict or otherwise hinder or impair COVSA from carrying on the business of COVSA as it is presently being conducted by COVSA.

         (T) To COVSA's Knowledge, other than retention of accountants, attorney, and transfer agent, COVSA has no other contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise.

         (U) None of COVSA, Merger Sub or any other affiliat thereof has or maintains any employee benefit, bonus, incentive compensation profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, pension, retirement, supplemental retirement, employment related change-in- control, severance, salary continuation, layoff welfare (including, without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified and any trust, escrow, or other agreement related thereto, covering any present or former employees, directors, or their respective dependents ("Employee Programs").

         (V) To COVSA's Knowledge no representation or warranty by COVSA or Merger Sub contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no event or condition of any kind or character pertaining to COVSA that may reasonably be expected to have a material adverse effect on COVSA or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by COVSA in connection herewith have been and will be complete originals, or exact copies thereof.

6.       Closing.
         --------

         The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto, but no later than five (5) days after all conditions precedent have been satisfied or waived and all required documents have been delivered. The parties shall use their reasonable commercial efforts to cause the Closing to occur on or before August 15, 2004. The "Effective Time of the Merger" shall be that date and time specified in the Certificate of Merger as the date on which the Merger shall become effective.

7.       Actions Prior to Closing.
         -------------------------

         (A) Prior to the Closing, the Company on the one hand, and COVSA and Merger Sub on the other hand, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect. Until the Closing, the parties hereto and their respective affiliates shall keep confidential and shall not use in any manner inconsistent
              with  the   transactions   contemplated   by  this  Agreement  any
              information or documents obtained from the other concerning its assets, properties, business or operations; if the Closing shall not occur for any reason (including, without limitation, pursuant to a termination of this Agreement), the parties hereto and their respective affiliates shall not disclose, nor use for their own benefit, any such information or documents obtained from the other, in either case, unless and to the extent (i) readily ascertainable from public or published information, or trade sources, (ii) received from a third party not under an obligation to such the Company or COVSA, as the case may be, to keep such information confidential or (iii) required by any applicable law, rule, regulation or court order. If the Closing does not occur for any reason each of the parties and their respective affiliates shall promptly return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to the other party.

         (B) Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that

              (1)  such approval shall not be unreasonabl withheld, and

              (2) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

         (C) Immediately prior to the Effective Time of the Merger, COVSA will effect a one- for-three reverse stock split (the "Reverse Stock Split"), in which each three (3) outstanding shares of COVSA Common Stock will be merged and combined into one (1) share of COVSA Common Stock, the effect of which, in each case, shall be to decrease the issued and outstanding number of shares of COVSA Common Stock. In connection with the Reverse Stock Split, no fraction of any share of COVSA Common Stock will be issued; rather, the number of shares of COVSA Common Stock otherwise issuable, if other than a whole number, shall be rounded to the next whole number.

         (D) Except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of COVSA Common Stock after the date hereof and there shall be no dividends or other distributions paid on COVSA's Common Stock after the date hereof, in each case through and including the Effective Time of the Merger. COVSA and Merger Sub shall conduct no business, prior to the Closing, other than in the ordinary course of business or as may be necessary in order to consummate the transactions contemplated hereby.

         (E) COVSA, acting through its Board of Directors, shall, in accordance with applicable law: (i) give notice of and submit for action by written consent of its stockholders (A) the Amended and Restated Certificate of Incorporation of COVSA, in the form attached hereto as Exhibit "E" (the "Restated Certificate"); (B) the Reverse Stock Split; (C) a new stock option plan in the form attached hereto as Exhibit "F" reserving no less than 5,000,000 shares of COVSA Common Stock for issuance thereunder (the "COVSA Stock Incentive Plan"); and (D) the ratification of Horne CPA Group as independent accountants of COVSA; and COVSA shall use its reasonable best efforts to obtain such written consent as soon as practicable after the date on which the Information Statement is cleared by the SEC; (ii) as promptly as practicable, prepare and file with the SEC a preliminary information statement relating to the matters stated above; and (iii) use its reasonable best efforts to
              (A) obtain and furnish the information required to be included by the SEC in the definitive Information Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the preliminary information statement and cause the Information Statement to be mailed to its stockholders as promptly as practicable following clearance from the SEC, and (B) obtain the necessary approval of the matters stated above by its stockholders.

         (F) The Company shall provide to COVSA any information for inclusion in the Information Statement which may be required under applicable law and which is reasonably requested by COVSA. Each of the Company, on the one hand, and COVSA and Merger Sub, on the other hand, agree promptly to correct any information provided by any of them for use in the Information Statement if, and to the extent that, such information shall have become false or misleading in any material respect, and COVSA further agrees to take all necessary steps to cause the Information Statement as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

         (G) COVSA hereby represents and warrants that the information supplied or to be supplied by COVSA for inclusion or incorporation by reference in (i) the Information Statement or (ii) the Other Filings (as defined below), will, at the respective times filed with the SEC and, in addition, in the case of the Information Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company hereby represents and warrants that the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Information Statement or
              (ii) the Other Filings (as defined below), will, at the respective times filed with the SEC and, in addition, in the case of the Information Statement, as of the date it or any amendment or supplement thereto is mailed to stockholders, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (H) As soon as practicable following the date hereo and following the Effective Time of the Merger, each of COVSA and the Company each shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Merger (collectively, the "Other Filings").

         (I) Except as required by law, COVSA and Merger Sub shall not voluntarily take any action that would, or that is reasonably likely to, result in any of the conditions to the Merger not being satisfied. Without limiting the generality of the foregoing COVSA and Merger Sub shall not take any action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue or
              (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect.

         (J) The COVSA Common Stock shall continue to be approved for quotation on the OTC Bulletin Board. COVSA shall have continued to satisfy throughout the period from the date hereof through the Closing Date (i) its filing requirements under Section 13 of the Exchange Act and (ii) the requirements of Rule 15c2-11 as promulgated by the SEC under the Exchange Act.

8.       Conditions Precedent to the Obligations of the Company.
         -------------------------------------------------------

         All obligations of the Company under this Agreement to effect the Merger and the other transactions contemplated hereby are subject to the fulfillment, prior to or as of the Closing and/or the Effective Time of the Merger, as indicated below, of each of the following conditions:

         (A) The representations and warranties by or on behalf of COVSA and Merger Sub contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true at and as of the Closing and Effective Time of the Merger as though such representations and warranties were made at and as of such time.

         (B) COVSA and Merger Sub shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger.

         (C) On or before the Closing, the directors of COVS and Merger Sub, and COVSA as sole stockholder of Merger Sub, shall have approved in accordance with applicable provisions of the DGCL the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and shall have approved the Restated Certificate and the COVSA Stock Incentive Plan and submitted the same for approval by the stockholders of COVSA.

         (D) On or before the Closing, COVSA and Merger Sub shall have delivered certified copies of resolutions of the sole stockholder and directors of Merger Sub and of the directors of COVSA approving and authorizing (i) the execution, delivery and performance of this Agreement and all of the necessary and proper action to enable COVSA and Merger Sub to comply with the terms of this Agreement, (ii) the election of the Company's nominees to the Board of Directors of COVSA and all matters outlined or contemplated herein, (iii) the submission of the Restated Certificate and the COVSA Stock Incentive Plan to the stockholders of COVSA and the filing of the Restated Certificate upon approval thereof.

         (E) Each of the Company Stockholders and holders of the Company Debentures shall have delivered to COVSA a letter commonly known as an "investment letter" agreeing that the shares of COVSA Common Stock to be issued in the Merger are, among other things, being acquired for investment purposes and not with a view to public resale, are being acquired for the investor's own account, that the investor is an "accredited investor" as defined under Regulation D of the Securities Act, and that the shares of COVSA Common Stock are restricted and may not be resold, except in reliance of an exemption under the Act.

         (F) The Merger shall be permitted by applicable state law and otherwise and COVSA shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

         (G) The Restated Certificate, Reverse Stock Split and COVSA Stock Incentive Plan shall have been approved by the requisite vote of the stockholders of COVSA, acting by written consent in lieu of a special meeting thereof, and the Restated Certificate shall have been filed in accordance with the applicable requirements of the DGCL.

         (H) At the Closing, all of the directors and officers of COVSA and Merger Sub shall have resigned in writing from their positions as directors and officers of COVSA and Merger Sub, respectively, effective upon the election and appointment of the Company nominees, and the directors of COVSA shall have taken such action as may be deemed necessary or desirable by the Company regarding such election and appointment of the Company nominees.

         (I) At the Closing, all instruments and documents delivered by COVSA or Merger Sub, including to the Company Stockholders and holders of the Company Debentures pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for the Company.

         (J) The capitalization of COVSA and Merger Sub shal be the same as described in Section 5(H), except that the number of outstanding shares of COVSA Common Stock shall have been decreased by the Reverse Stock Split, and the Reverse Stock Split shall have been effected.

         (K) The shares of COVSA Common Stock to be issued t the Company Stockholders and holders of the Company Debentures at Closing will be validly issued, nonassessable and fully paid under the applicable provisions of the DGCL and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

         (L)  The  Company  shall  have  received  all  necessary  and  required
              approvals  and  consents  from  required   parties  and  from  its
              stockholders.

         (M) At the Closing, COVSA and Merger Sub shall have delivered to the Company an opinion of COVSA's legal counsel dated as of the Closing to the effect that:

              (1) Each of COVSA and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (2) This Agreement has been duly authorized, executed and delivered by COVSA and Merger Sub and is a valid and binding obligation of COVSA and Merger Sub enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

              (3) COVSA and Merger Sub each through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

              (4) The documents executed and delivered t the Company and the Company Stockholders hereunder are valid and binding in
                   accordance   with  their   terms  and  vest  in  the  Company
                   Stockholders all right, title and interest in and to the shares of COVSA's Common Stock to be issued pursuant to
                   Section 2 hereof, and the shares of COVSA Common Stock when issued will be duly and validly issued, fully paid and nonassessable; and

              (5) COVSA and Merger Sub each has the corporate power to execute, deliver and perform its respective obligations under this Agreement;

         (N) The Company shall have completed its financial and legal due diligence investigation of COVSA with results thereof satisfactory to the Company in its sole discretion.

         (O) The Company and, upon the reasonable request of the Company, COVSA and Merger Sub shall have entered into a definitive agreement providing for the consummation, at the Effective Time of the Merger, of a private placement, in accordance with all applicable federal, state and foreign securities laws, of authorized but unissued shares of COVSA Common Stock or other securities in the aggregate amount of not less than $2,000,000.

         (P) The Company and, upon the reasonable request of the Company, COVSA and Merger Sub shall have entered into the Contribution, Assignment and Escrow Agreement, dated as of the date hereof, with Kollage, LLC, Duncan Capital Group, LLC and Watkins & Eager, PLLC (the "Contribution Agreement") and the Contribution Agreement shall be in force and effect as of the Effective Time of the Merger.

         (Q) The Company shall have entered into a Voting Agreement with each of H. Deworth Williams and Edward F. Cowle (the "Voting Agreements"), and the Voting Agreements shall be in force and effect as of the Effective Time of the Merger.

         (R) The Company shall have entered into Debenture Conversion Agreements (the "Conversion Agreements") executed by holders of the Company Debentures, and the Conversion Agreements shall be in force and effect as of the Effective Time of the Merger.

9.       Conditions Precedent to the Obligations of COVSA and Merger Sub.
         ----------------------------------------------------------------

         All obligations of COVSA and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing and/or the Effective Time of the Merger, of each of the following conditions:

         (A) The representations and warranties by the Company contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Closing and the Effective Time of the Merger as though such representations and warranties were made at and as of such times.

         (B) The Company shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         (C) On or before the Closing, the directors of the Company shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and shall have submitted the same to the stockholders of the Company.

         (D) On or before the Closing Date, the Company shal have delivered certified copies of resolutions of the stockholders and directors of the Company approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and authorizing all of the necessary and proper action to enable the Company to comply with the terms of this Agreement.

         (E) The Merger shall be permitted by applicable state law and otherwise.

         (F) At the Closing, all instruments and documents delivered by the Company pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for COVSA.

         (G) The capitalization of the Company shall be the same as described in Section 4(A) hereof.

         (H) COVSA shall have received all necessary and required approvals and consents from required parties and from its stockholders, and this Agreement and the Merger shall have been adopted and approved by the requisite vote of the Company Stockholders.

         (I) At the Closing, the Company shall have delivere to COVSA an opinion of the Company's legal counsel dated as of the Closing to the effect that:

              (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

              (2) This Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms;

              (3) The Company, through its Board of Directors and stockholders has taken all corporate action necessary for performance under this Agreement; and

              (4) The Company has the corporate power to execute, deliver and perform under this Agreement.

         (J) COVSA shall have an exemption from registration under the Securities Act and the securities laws of the state of Delaware and the various states of residence of the Company Stockholders and the holders of the Company Debentures for issuance of the shares of COVSA Common Stock to be issued to the Company Stockholders and holders of Company Debentures in the Merger.

         (K) COVSA shall have received from the Company Stockholders and holders of the Company Debentures the investment letters described in Section 8(E) hereof.

         (L)  COVSA shall have received the Cash Payment.

10.      Survival.
         ---------

         The representations and warranties contained in this Agreement and any other document or certificate relating hereto shall not survive the Effective Time of the Merger.

11.      Nature of Representations.
         --------------------------

         All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties, covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

12.      Documents at Closing.
         ---------------------

         At the Closing, the following documents shall be delivered:

         (A) The Company will deliver, or will cause to be delivered, to COVSA the following:

              (1) a certificate executed by the Presiden of the Company to the effect that all representations and warranties made by the Company under this Agreement are true and correct as of the Closing and as of the Effective Time of the Merger, the same as though originally given to COVSA or Merger Sub on said date and that the Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time of the Merger;

              (2) a certificate from the state of the Company's incorporation dated within five business days of the Closing to the effect that the Company is in good standing under the laws of said state;

              (3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement and the other Transaction Documents;

              (4) executed copy of the Certificate of Merger for filing in Delaware;

              (5) certified copies of resolutions adopte by the Company Stockholders and the directors of the Company approving the Merger Agreement and other Transaction Documents and authorizing the Merger;

              (6) the opinion of the Company's counsel as described in Section 9(I) above; and

              (7) all other items, the delivery of which is a condition precedent to the obligations of COVSA and Merger Sub, as set forth herein.

         (B)  COVSA and Merger Sub will  deliver or cause to be delivered to the
              Company:

              (1) stock certificates representing those securities of COVSA to be issued as a part of the Merger as described in Section 2 hereof;

              (2) a certificate of the President of COVS and Merger Sub, respectively, to the effect that all representations and warranties of COVSA and Merger Sub made under this Agreement are true and correct as of the Closing, the same as though originally given to the Company on said date; and that each of COVSA and Merger Sub has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time of the Merger;

              (3) certified copies of resolutions adopte by COVSA's and Merger Sub's Board of Directors and Merger Sub's sole stockholder approving the Merger Agreement and authorizing the Merger and all related matters; and certified copies of resolutions adopted by the stockholders of COVSA approving the matters described in Section 7(E) above;

              (4) certificates from the jurisdiction of incorporation of COVSA and Merger Sub dated within five business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

              (5) executed copy of the Certificate of Merger for filing in Delaware;

              (6) opinion of COVSA's counsel as described in Section 8(M) above;

              (7) such other instruments and documents a are required to be delivered pursuant to the provisions of this Agreement;

              (8) written resignation of all of the officers and directors of COVSA and Merger Sub; and

              (9) all other items, the delivery of which is a condition precedent to the obligations of the Company, as set forth in
                   Section 8 hereof.

13.      Finder's Fees.
         --------------

         COVSA and Merger Sub, jointly and severally, represent and warrant to the Company, and the Company represents and warrants to COVSA and Merger Sub, that none of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" or "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby.

14.      Additional Covenants.
         ---------------------

         Between the date hereof and the Closing, except with prior written consent of the other party:

         (A) COVSA, Merger Sub and the Company shall conduct their business only in the usual and ordinary course and the character of such business shall not be changed nor shall any different business be undertaken;

         (B) No change shall be made in the Certificate of Incorporation or Bylaws of COVSA, Merger Sub or the Company except as described herein;

         (C) No change shall be made in the authorized or issued shares of COVSA except as set forth herein;

         (D) Neither COVSA nor the Company shall discharge o satisfy any lien or encumbrance or obligation or liability, other than current liabilities shown on the financial statements heretofore delivered and current liabilities incurred since that date in the ordinary course of business; and

         (E)  COVSA   shall  not  make  any  payment  or   distributio   to  its
              stockholders or purchase or redeem any shares or capital stock except as set forth herein.

15.      Post-Closing Covenants.
         -----------------------

         After the Closing, the Company shall cause COVSA to timely file a current report on Form 8-K to report the Merger. In addition, for a period of 12 months following the Closing, the Company shall cause COVSA to use its commercially reasonable efforts to timely file all reports and other documents required to be filed by COVSA under the Securities Exchange Act of 1934.

16.      Termination.
         ------------

         This Agreement may be terminated at any time prior to the Effective Time of the Merger, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of COVSA or the Company:

         (A)  By mutual written consent of COVSA and the Company;

         (B) By either COVSA or the Company, if the Effectiv Time of the Merger shall not have occurred on or before October 31, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 16(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in, the failure of the Effective Time of the Merger to occur on or before the Termination Date;

         (C) By either COVSA or the Company, if any governmental entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall use their reasonable best efforts to resist, resolve or lift, as applicable, permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Sections 8 and 9, as applicable;

         (D) By either COVSA or the Company, if the approval of the respective stockholders of either COVSA or the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote of stockholders or consent to the respective matters as to which such approval was sought;

         (E) By COVSA, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 9 are not capable of being satisfied on or before the Termination Date; or

         (F) By the Company, if COVSA shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8 are not capable of being satisfied on or before the Termination Date.

17.      Effect of Termination.
         ----------------------

         In the event of termination of this Agreement by either COVSA or the Company as provided in Section 16 (other than Sections 16(E) or (F)), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors.

18.      Miscellaneous.
         --------------

         (A) Further Assurances. At any time, and from time to time, after the Effective Time of the Merger, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         (B) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

         (C) Amendment. This Agreement may be amended only i writing as agreed to by all parties hereto.

         (D) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

         (E) Headings. The section and subsection headings i this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (F) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (G) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         (H) Entire Agreement. This Agreement and the attached Exhibits, including the Certificate of Merger is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

         (I) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

         (J) Responsibility and Costs. Whether the Merger is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Merger constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto.

         (K) Governing Law. This Agreement shall be governe and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

         (L) Arbitration. Any dispute between the parties relating in any way to this Agreement or any of its terms and provisions shall be submitted to binding arbitration before a single arbitrator in New Castle County, Delaware, before JAMS and the prevailing party in such arbitration shall have the right to have any award made by arbitrators confirmed by a court of competent jurisdiction. The provisions of the Federal Rules of Civil Procedure, authorizing and taking of depositions and obtaining discovery are incorporated herein by this reference and shall be applicable to any such arbitration. Any such arbitration shall be conducted in an expeditious manner. Any such arbitration shall be governed by the JAMS complex arbitration rules and the JAMS optional arbitration appeal procedure.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                             KNOBIAS HOLDINGS, INC.



                                             By     /s/ E. Key Ramsey
                                                 -------------------------------
                                                      E. Key Ramsey
                                                      President

                                             CONSOLIDATED TRAVEL  SYSTEMS, INC.



                                             By    /s/ Geoff Williams
                                                --------------------------------
                                                      Geoff Williams
                                                      President

                                             KHI ACQUISITION, INC.



                                             By    /s/ Geoff Williams
                                                --------------------------------
                                                      Geoff Williams
                                                      President

APPENDIX B
----------
                             AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF

                        CONSOLIDATED TRAVEL SYSTEMS, INC.


                  PURSUANT TO SECTIONS 228, 242 AND 245 OF THE
                        DELAWARE GENERAL CORPORATION LAW


         Consolidated Travel Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Consolidated Travel Systems, Inc., and the name under which the Corporation was originally incorporated is Molecular Energy Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 31, 1968.

         2. This Amended and Restated Certificate of Incorporation, which both further amends and restates the provisions of the Certificate of Incorporation, as heretofore amended, has been duly adopted by the Board of Directors of the Corporation and by action by written consent of the stockholders of the Corporation in lieu of a meeting, in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law and, upon filing with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law, shall thenceforth supercede the original Certificate of Incorporation, as heretofore amended, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

         3. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

                                    Article I

         The  name  of  the   corporation   (hereinafter   referred  to  as  the
"Corporation") is:

                                  Knobias, Inc.

                                   Article II

         The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   Article III

         The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the Delaware General Corporation Law (the "DGCL").

                                   Article IV

         (a)      Authorized Capital Stock.

                  (i) The total number of shares of stock that the Corporation shall have authority to issue is 100,000,000, consisting of (i) 95,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock") and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

                  (ii) Effective as of 5:00 p.m., Eastern Time, on the day immediately prior to the filing of this Amended and Restated Certificate of Incorporation (the "Effective Time"), a one-for- three reverse stock split of the Common Stock was effectuated. As of the Effective Time, each three shares of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") was automatically and without any action on the part of the holder thereof reclassified as and changed, pursuant to a reverse stock split, into one share of Common Stock, par value $0.01 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. All fractional shares of Common Stock shall be rounded to the next higher whole number of shares of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that the taxes are not payable. From and after the Effective Time the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

         (b) Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter, along with any similar designation relating to any other class of stock that may hereafter be authorized, referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (i)  The   designation   of  the  series,   which  may  be  by
distinguishing number, letter or title.

                  (ii) The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

                  (iii) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

                  (iv) Dates on which dividends, if any, shall be payable.

                  (v) The redemption rights and price or prices, if any, for shares of the series.

                  (vi) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

                  (vii) The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                  (viii) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

                  (ix) Restrictions on the issuance of shares of the same series or of any other class or series.

                  (x) The voting rights, if any, of the holders of shares of the series.

         (c) Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

         (d) Voting Rights. Except as may be provided in this Amended and Restated Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

                                    Article V

         The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of stock or other securities or property of the Corporation, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

         (a) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

         (b) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

         (c) Provisions that adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

         (d) Provisions that deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

         (e) Provisions that permit the Corporation to redeem or exchange such rights.

         (f) The appointment of a rights agent with respect to such rights.

                                   Article VI

         (a) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws.

         (b) Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         (c) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as set forth in this Amended and Restated Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled, unless the Board of Directors otherwise determines, only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by the sole remaining director, and not by stockholders. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

         (d) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of capital stock as set forth in this Amended and Restated Certificate of Incorporation, to elect additional directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding Voting Stock, voting together as a single class. For the purposes of this Amended and Restated Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                                   Article VII

         (a) In furtherance of, and not in limitation of, the powers conferred by applicable law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto, provided further that in the case of amendments by stockholders, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of the Bylaws.

         (b) The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                                  Article VIII

         (a) Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect additional directors under specific circumstances, effective as of the Effective Time, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

         (b) Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only by (i) the Board of Directors of the Corporation, (ii) the Chairman of the Board of Directors of the Corporation, or (iii) the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation.

                                   Article IX

         (a) Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, in accordance with the Bylaws of the Corporation, to the fullest extent permitted from time to time by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect.

         (b) The Corporation may, by action of the Board of Directors or through the adoption of Bylaws, provide indemnification to employees and agents of the Corporation, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Amended and Restated Certificate of Incorporation or otherwise by the Corporation.

         (c) The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by such a person in his or her capacity as such a director or officer of the Corporation in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article IX or otherwise.

         (d) Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article IX.

         (e) Neither any amendment or repeal of any Section of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article IX, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article IX existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this
Article IX, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article IX, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

                                    Article X

         (a) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the DGCL, as now or hereafter in effect. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

         (b) Neither any amendment or repeal of any Section of this Article X, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article X, shall adversely affect any right or protection of any director established pursuant to this Article X existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article X, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article X, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

                                   Article XI

         (a) Except as may be expressly provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of

Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that any amendment or repeal of Article IX or Article X of this Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

         (b) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least (80%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles VI, VII(a), VIII, IX, X or this
Article XI.



                          [SIGNATURE ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, Consolidated Travel Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, this ___ day of _______________, 2004.

                                      CONSOLIDATED TRAVEL SYSTEMS, INC.

                                      By ____________________________________
                                      Its ___________________________________

APPENDIX C
----------
                                  KNOBIAS, INC.
                            2004 STOCK INCENTIVE PLAN


1. Purpose; Effective Date.

         The purpose of this 2004 Stock Incentive Plan (the "Plan") of Knobias, Inc., a Delaware corporation, f/k/a Consolidated Travel Systems, Inc. (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code"), and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

         The Plan shall become effective upon the latest to occur of (i) the filing of the Company's Amended and Restated Certificate of Incorporation and
(ii) the Effective Time of the Merger, as defined in the Agreement and Plan of Reorganization dated as of June 30, 2004, by and among Knobias Holdings, Inc., the Company and KHI Acquisition, Inc.

2. Eligibility.

         All of the Company's employees, officers, directors, consultants, advisors, and other service providers (including persons who have entered into an agreement with the Company under which they will be employed by the Company in the future) are eligible to be granted options, restricted stock, restricted stock units, stock appreciation rights or other stock-based awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant."

3. Administration and Delegation.

         (a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

         (b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

         (c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to himself or herself.

4. Stock Available for Awards.

         (a) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 5,000,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"). If any Award expires, is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or results in any Common Stock not being issued (including without limitation, when an Award is settled for cash), then in each such case the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award (either by actual delivery or by attestation) shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code.

         (b) Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares of Common Stock subject to Awards shall apply:

                  (1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan in any calendar year shall be 5,000,000. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code ("Section 162(m)").

                  (2) Limit on Awards other than Options and SARs. The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be one-half of the total number of shares of Common Stock covered by the Plan (including any shares that may become available under this Plan pursuant to Section 4(a) hereof).

5. Stock Options.

         (a) General. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

         (b) Incentive Stock Options. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Knobias, Inc., any of Knobias, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of
Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

         (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the fair market value (the "Fair Market Value") of the Common Stock, as determined by the Board, at the time the Option is granted.

         (d) No Reload Rights. Options granted under this Plan shall not contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

         (e) No Repricing. Unless such action is approved by the Company's stockholders: (i) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), and (ii) the Board may not cancel any outstanding Option and grant in substitution therefor new Options under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

         (f) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement provided, however, that no Option will be granted for a term in excess of 10 years.

         (g) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, to the extent permitted by the Company in its sole discretion, on a deferred basis (with the

Company's obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

         (h) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                  (1) in cash or by check, payable to the order of the Company;

                  (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to promptly pay to the Company the exercise price and any required tax withholding;

                  (3) if provided for in the option agreement or approved by the Company, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

                  (4) if provided for in the option agreement or approved by the Company, in its sole discretion, by (i) delivery of a promissory note of the Participant (other than Participants who are directors or executive officers (or equivalent thereof)) to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

                  (5) by any combination of the above permitted forms of payment.

         (i) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted pursuant to this Section 5(i) on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in
Section 4.

         (j) Amendment of Options. Subject to the provisions of Section 10(f), the Board may amend an Option to convert it into a Stock Appreciation Right.

6. Stock Appreciation Rights.

         (a) Nature of Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is an Award entitling the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board.

         (b) Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

                  (1) Rules Applicable to Tandem Awards. When Stock Appreciation Rights are granted in tandem with Options, (a) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with an Acquisition Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (b) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with an Acquisition Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (c) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (d) the Stock Appreciation Right will be transferable only with the related Option.

                  (2) Exercise of Independent Stock Appreciation Rights. A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify. The Board may at any time accelerate the time at which all or any part of the Right may be exercised.

         (c) Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company.

7. Restricted Stock; Restricted Stock Units.

         (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered in the future ("Restricted Stock Units") subject to such terms and conditions on the delivery of the shares of Common Stock as the Board shall determine (each Award for Restricted Stock or Restricted Stock Units, a "Restricted Stock Award"). The Board may also permit an exchange of unvested shares of

Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time or times, and on such conditions, as the Board shall specify.

         (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

         (c) Limitations on Vesting.

                  (1) Restricted Stock Awards that vest based on the passage of time alone shall be zero percent vested prior to the first anniversary of the date of grant, no more than 33-1/3% vested after the said first anniversary of the date of grant and before the second anniversary of the date of grant, and no more than 66-2/3% vested after the second anniversary of the date of grant and before the third anniversary of the date of grant. Restricted Stock Awards that vest based on performance alone shall not vest earlier than the first anniversary of the date of grant. Restricted Stock Awards that vest upon the passage of time and provide for accelerated vesting based on performance shall not vest earlier than the first anniversary of the date of grant. Notwithstanding the preceding provisions of this Section 7(c)(1), the Board may grant Restricted Stock Awards that are not subject to any limitations on vesting with respect to up to 5% of the total number of shares of Common Stock covered by the Plan (excluding any shares that may become available under this Plan pursuant to Section 4(a) hereof).

                  (2) Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death or disability of the Participant; estate planning needs of the Participant; a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.

8. Other Stock-Based Awards.

         Other Awards of shares of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, including without limitation rights to purchase shares of Common Stock ("Other Stock Unit Awards"), may be granted hereunder to Participants. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto.

9. Adjustments for Changes in Common Stock and Certain Other Events.

         (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan,
(ii) the sub- limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award and (v) the terms of each other outstanding stock-based Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 9(a) applies and Section 9(c) also applies to any event, Section 9(c) shall be applicable to such event, and this Section 9(a) shall not be applicable.

         (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

         (c) Reorganization Events.

                  (1) Definition. A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the outstanding shares of Common Stock are converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock for cash, securities or other property pursuant to a share exchange transaction.

                  (2)  Consequences  of a  Reorganization  Event on  Awards.  In
connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a
Participant,  provide  that  the  Participant's  unexercised  Options  or  other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (iv) provide that outstanding Awards shall become exercisable or realizable, or restrictions applicable to a Restricted Stock Award or other Award shall lapse, in whole or in part, prior to or upon such Reorganization Event, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing. To the extent all or any portion of an Award becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Award the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Award exercise price; such repurchase right (A) shall lapse at the same rate as the Award would have become exercisable under its terms and (B) shall not apply to any shares subject to the Award that were exercisable under its terms without regard to clause (ii) above.

10. General Provisions Applicable to Awards.

         (a) Transferability of Awards. Except as the Board may otherwise determine or may provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

         (b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

         (c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

         (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator or guardian may exercise rights under the Award.

         (e) Withholding. The Company may require each Participant to pay to the Company, or make provision satisfactory to the Company for payment of, an amount sufficient to pay any taxes, social security contributions, or other similar amounts required by law to be withheld in connection with an Award to such Participant. If provided for in an Award or approved by the Company, in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The

Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

         (f) Amendment of Award. Except as prohibited by Section 5(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, converting an Incentive Stock Option to a Nonstatutory Stock Option and converting an Option into a SAR, provided that, in each such case, the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

         (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

         (h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be; provided, however, that this sentence shall apply to a Restricted Stock Award only to the extent consistent with Sections 7(c)(2) and 10(j).

         (i) Deferral. The Board may provide in an Award or in an amendment to an Award that the Participant may elect to defer the delivery of shares of Common Stock that would otherwise be delivered pursuant to such Award. The Board may establish such conditions on the Participant's election as it deems appropriate.

         (j) Performance Conditions.

                  (1) Notwithstanding any other provision of the Plan, if the Board determines at the time a Restricted Stock Award or an Other Stock-Based Award is granted to a Participant who is then an officer, that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m) of the Code), then the Board may provide that this
Section 10(j) is applicable to such Award.

                  (2) If a Restricted Stock Award or an Other Stock-Based Award is subject to this Section 10(j), then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Board, which shall be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, and customer service levels. The Board may determine that special, one-time or extraordinary gains and/or losses or other special, one-time or extraordinary events should or should not be included or considered in the calculation of such measures. In addition, customer service target levels will be based on predetermined tests of customer service levels such as scores on blind test ("mystery") shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), and delivery response levels. The Board believes that disclosure of further detail concerning the performance criteria may be confidential commercial or business information, the disclosure of which would adversely affect the Company. Such performance goals may vary by Participant and may be different for different Awards. Such performance goals shall be set by the Board within the time period prescribed by, and shall otherwise comply with the requirements of,
Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

                  (3) The  Board  shall  have the  power to  impose  such  other restrictions on Awards subject to this Section 10(j) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.      Miscellaneous.

         (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

         (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

         (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by stockholders of the Company and shall remain in full force and effect until terminated by the Board. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan is adopted or was approved by the Company's stockholders, whichever is earlier, but Awards previously granted may extend beyond that date.

         (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment requiring the approval of the Company's stockholders under any applicable tax requirement, including without limitation Sections 162(m) and 422 of the Code, shall become effective until such approval of the Company's stockholders is obtained and provided further that without approval of the Company's stockholders, no amendment may (i) increase the number of shares authorized under the Plan (other than pursuant to Section 9), (ii) materially increase the benefits provided under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) expand the types of Awards provided under the Plan or (v) make any other changes which require stockholder approval under the rules of the national securities market, if any, on which the Common Stock is listed or quoted. No Award shall be made that is conditioned on the approval of the Company's stockholders of any amendment to the Plan.

         (e) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

APPENDIX D
----------



                             KNOBIAS Holdings, Inc.

                             Ridgeland, Mississippi

                        Consolidated Financial Statements

                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003

                                    CONTENTS


--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm                       1

--------------------------------------------------------------------------------

Consolidated Financial Statements

  Consolidated Balance Sheets                                             2 - 3

  Consolidated Statements of Operations                                       4

  Consolidated Statements of Changes in Stockholders' Equity (Deficit)        5

  Consolidated Statements of Cash Flows                                       6

  Notes to Consolidated Financial Statements                             7 - 27

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

              Members of the American Institute of Certified Public Accountants
                            Mississippi Society of Certified Public Accountants
                              Tennessee Society of Certified Public Accountants





                              REPORT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Knobias Holdings, Inc.
Ridgeland, Mississippi


We have audited the accompanying consolidated balance sheet of Knobias Holdings, Inc. as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for years ending December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Knobias Holdings, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ending December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Horne CPA Group
---------------------------
Jackson, Mississippi
May 4, 2004


                             KNOBIAS Holdings, Inc.
                           Consolidated Balance Sheets
                      December 31, 2003 and March 31, 2004


                                                                        March 31,
                                                       December 31,       2004
ASSETS                                                     2003        (Unaudited)
----------------------------------------------------------------------------------
Current assets
  Cash                                                 $   165,357    $   332,413
  Accounts receivable                                       88,721        172,664
  Prepaid expenses                                          40,991         39,880
  Other current assets                                      19,966         16,038
                                                       -----------    -----------



      Total current assets                                 315,035        560,995
                                                       -----------    -----------

Property and equipment
  Furniture, equipment and leasehold improvements          173,550        173,549
  Computer hardware and software                           357,196        368,715
  Website and database development                         608,543        608,545
                                                       -----------    -----------

      Total property and equipment                       1,139,289      1,150,809

      Less accumulated depreciation and amortization      (888,387)      (937,343)
                                                       -----------    -----------

      Net property and equipment                           250,902        213,466
                                                       -----------    -----------

Other assets                                                 7,970          7,971
                                                       -----------    -----------

      Total assets                                     $   573,907    $   782,432
                                                       ===========    ===========



See accompanying notes.



                             KNOBIAS Holdings, Inc.
                           Consolidated Balance Sheets
                      December 31, 2003 and March 31, 2004


                                                                                 March 31,
                                                                 December 31,      2004
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                       2003       (Unaudited)
-------------------------------------------------------------------------------------------
Current liabilities
  Accounts payable                                               $   124,114    $   139,232
  Accrued expenses                                                   295,970        299,181
  Notes payable                                                      412,922        412,922
  Subordinated debt                                                1,050,000      1,050,000
  Loan from stockholders                                             174,993           --
  Deferred revenue                                                    11,467         18,904
                                                                 -----------    -----------

       Total current liabilities                                   2,069,466      1,920,239
                                                                 -----------    -----------

Stockholders' equity (deficit)
  Series A  Preferred  Stock,  $0.001 par value;
    3,570,000 shares authorized; 3,565,800 shares outstanding
    at  December 31,  2003 and March 31, 2004;31,
    liquidation preference of $788,000 as of March 31, 2004            3,566          3,566
  Series B Preferred Stock, $0.001 par value; 1,645,000 shares authorized; 1,641,309 shares outstanding at December 31,
    2003 and March 31, 2004; liquidation preference of
    $4,930,500 as of March 31, 2004                                    1,641          1,641
  Series C Preferred Stock, $0.001 par value; 1,000,000
    shares authorized; 622,500 shares outstanding at
    December 31, 2003 and March 31, 2004; liquidation                    623            623
    preference of $2,023,000 as of March 31, 2004
  Series D Preferred Stock, $0.001 par value;
    419,300 shares authorized; 419,300
    shares outstanding at March 31, 2004;
    liquidation preference of $543,000                                  --              419
  Class  A  Common  Stock, $ 0.001 par  value;
    30,000,000 shares authorized;
    6,509,566 outstanding at December 31, 2003
    and March 31, 2004                                                 6,510          6,510
  Class B Common Stock, $0.001 par value; 1,000,000
    shares authorized; no shares outstanding at
    December 31, 2003 and March 31, 2004                                --             --
  Additional paid-in capital                                       7,301,961      7,964,535
  Accumulated deficit                                             (8,809,860)    (9,115,101)
                                                                 -----------    -----------

       Total stockholders' equity (deficit)                       (1,495,559)    (1,137,807)
                                                                 -----------    -----------

       Total liabilities and stockholders' equity                $   573,907    $   782,432
                                                                 ===========    ===========

See accompanying notes.


                             KNOBIAS Holdings, Inc.
                      Consolidated Statements of Operations
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


                                                                 March 31,      March 31,
                                          December 31,             2004           2003
                                     2003              2002     (Unaudited)    (Unaudited)
------------------------------------------------------------------------------------------
Revenue
  Website revenue                 $ 1,342,469    $   528,695    $   500,684    $   272,094
  Other                                   958          7,500          3,134          2,243
                                  -----------    -----------    -----------    -----------

      Total revenue                 1,343,427        536,195        503,818        274,337
                                  -----------    -----------    -----------    -----------

Expenses
  Research and website content
    development                       639,478      1,236,293        187,763        153,299
  Systems development               1,105,811        943,085        238,996        265,907
  Advertising                           7,019         31,271          2,723            669
  Administrative compensation
    expense                           311,355        241,910        122,770         70,786
  Professional fees                   101,602        111,642         22,867         28,805
  Occupancy                           100,483         38,046         35,670         20,058
  Depreciation and amortization       286,426        306,993         48,956         70,595
  Other general and
    administration                    477,950        454,495         96,087        119,756
                                  -----------    -----------    -----------    -----------

     Total expenses                 3,030,124      3,363,735        755,832        729,875
                                  -----------    -----------    -----------    -----------

     Operating loss                (1,686,697)    (2,827,540)      (252,014)      (455,538)
                                  -----------    -----------    -----------    -----------

Interest income                           225          2,282             18            107
Interest expense                     (208,773)          (955)       (60,211)       (40,286)
Other income, net                      64,442           --            6,966         10,000
                                  -----------    -----------    -----------    -----------

    Net loss                      $(1,830,803)   $(2,826,213)   $  (305,241)   $  (485,717)
                                  ===========    ===========    ===========    ===========

     Net loss per common share
       Basic and diluted          $     (0.28)   $     (0.43)   $     (0.05)   $     (0.07)
                                  ===========    ===========    ===========    ===========


See accompanying notes.

                             KNOBIAS HOLDINGS, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                     Years Ending December 31, 2003 and 2002
                    Three Month Period Ending March 31, 2004
[split table]


                                                                                                                         Additional
                                                           Preferred Stock                          Common Stock           Paid-in
                                           Series A     Series B     Series C      Series D     Class A      Class B       Capital
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001            $     1,260   $       580   $      --     $      --     $     2,300   $  --     $ 5,329,127

   2.83 for 1 stock split                   2,306         1,061          --            --           4,210      --          (7,577)

   Issuance of Series C
     Preferred stock                         --            --             623          --            --        --       1,980,411

   Net loss                                  --            --            --            --            --        --            --
                                      -----------   -----------   -----------   -----------   -----------   -------   -----------

Balance, December 31, 2002                  3,566         1,641           623          --           6,510      --       7,301,961

   Net loss                                  --            --            --            --            --        --            --
                                      -----------   -----------   -----------   -----------   -----------   -------   -----------

Balance, December 31, 2003                  3,566         1,641           623          --           6,510      --       7,301,961

   Issuance of Series D Preferred
      stock (unaudited)                      --            --            --             419          --        --         542,574

   Capital contribution (unaudited)          --            --            --            --            --        --         120,000

   Net loss (unaudited)                      --            --            --            --            --        --            --
                                      -----------   -----------   -----------   -----------   -----------   -------   -----------


Balance, March 31, 2004 (unaudited)   $     3,566   $     1,641           623   $       419   $     6,510   $         $ 7,964,535
                                      ===========   ===========   ===========   ===========   ===========   =======   ===========

                                                               [continued]



See accompanying notes.

                             KNOBIAS HOLDINGS, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                     Years Ending December 31, 2003 and 2002
                    Three Month Period Ending March 31, 2004 [continued] [table concluded]


                                             Accumulated
                                               Deficit          Total
-------------------------------------- -----------------------------------
Balance, December 31, 2001               $(4,152,844)   $ 1,180,423

   2.83 for 1 stock split                       --             --

   Issuance of Series C
     Preferred stock                            --        1,981,034

   Net loss                               (2,826,213)    (2,826,213)
                                         -----------    -----------

Balance, December 31, 2002                (6,979,057)       335,244

   Net loss                               (1,830,803)    (1,830,803)
                                         -----------    -----------

Balance, December 31, 2003                (8,809,860)    (1,495,559)

   Issuance of Series D Preferred
      stock (unaudited)                         --          542,993

   Capital contribution (unaudited)             --          120,000

   Net loss (unaudited)                     (305,241)      (305,241)
                                         -----------    -----------

                                                        -----------
Balance, March 31, 2004 (unaudited)      $(9,115,101)  $ (1,137,807)
                                         ===========    ===========

                             KNOBIAS HOLDINGS, INC.
                      Consolidated Statements of Cash Flows
                     Years Ending December 31, 2003 and 2002
                    Three Month Periods Ending March 31, 2004

                                                                                    March 31,      March 31,
                                                   December 31,    December 31,       2004            2003
                                                      2003            2002         (Unaudited)    (Unaudited)
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net loss                                          $(1,830,803)   $(2,826,213)   $  (305,241)   $  (485,717)
  Adjustments to reconcile net loss to net
    cash used by operating activities
      Changes in operating assets and liabilities
        Depreciation and amortization                   286,426        306,993         48,956         70,595
        (Gain) loss on sale of investments              (71,967)          --             --             --
        (Increase) in accounts receivable               (81,721)        (5,023)       (83,943)       (26,931)
        Decrease (increase) in prepaid expenses         (24,783)         1,278          1,111            151
        Decrease (increase) in other assets              14,075        (56,722)         3,927         (2,718)
        Increase (decrease) in accounts payable
          and accrued expenses                          352,880        (19,856)        18,329         26,094
        Increase (decrease) in deferred revenue               9          5,913          7,437         (2,715)
                                                    -----------    -----------    -----------    -----------

          Net cash used by operating activities      (1,355,884)    (2,593,630)      (309,424)      (421,241)
                                                    -----------    -----------    -----------    -----------

Cash flows from investing activities
  Proceeds from sale of investments                      96,967           --             --             --
  Capital expenditures                                   (9,679)       (89,890)       (11,520)        (2,823)
                                                    -----------    -----------    -----------    -----------
          Net cash provided by (used by)
            investing activities                         87,288        (89,890)       (11,520)        (2,823)
                                                    -----------    -----------    -----------    -----------

Cash flows from financing activities
  Issuance of Series C preferred stock, net of
    offering costs                                         --        1,981,034           --             --
  Issuance of Series D preferred stock                     --             --          542,993           --
  Capital contribution                                     --             --          120,000           --
  Proceeds from subordinated debt                     1,050,000           --             --          750,000
  Proceeds from/(uses of) stockholder loans             174,993           --         (174,993)          --
  Proceeds from note payable                            137,598        275,324           --          118,910
                                                    -----------    -----------    -----------    -----------

          Net cash provided by financing
activities                                            1,362,591      2,256,358        488,000        868,910
                                                    -----------    -----------    -----------    -----------

          Net increase (decrease) in cash                93,995       (427,162)       167,056        444,846

Cash, beginning of year                                  71,362        498,524        165,357         71,362
                                                    -----------    -----------    -----------    -----------

Cash, end of year                                   $   165,357    $    71,362    $   332,413    $   516,208
                                                    ===========    ===========    ===========    ===========

Supplemental disclosure of cash
  flow information
    Cash paid for interest                          $    10,842    $       955    $        50    $       541
                                                    ===========    ===========    ===========    ===========


See accompanying notes..

C.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Nature of Business and Summary of Significant Accounting Policies

Nature of Business and Principles of Consolidation
--------------------------------------------------

Knobias Holdings, Inc. ("the Company" or "Knobias") was formed on March 27, 2000, under the laws of the State of Delaware pursuant to the Delaware General Corporation Law ("DGCL") as PennyPI.Com, Inc. to acquire, by way of contribution, all of the ownership interests in Penny PI, LLC, a Mississippi limited liability company.

Penny PI, LLC was formed on September 4, 1998, under the laws of the State of Mississippi pursuant to the Mississippi Limited Liability Company Act. Penny PI, LLC was organized to design and implement an Internet website for the provision of subscriber based information and investigative services relating to over-the-counter bulletin board companies, commonly referred to as "penny stocks."

Following the receipt of subscriptions for the shares of common stock and Series A preferred stock from the existing members of Penny PI, LLC, and assignment of the respective interests of the members of Penny PI, LLC to the Company in payment for such shares, Penny PI, LLC became a wholly-owned subsidiary of the Company and continues in existence for the further development and operation of its Internet website relating to the provision of information regarding NASDAQSC, over-the-counter bulletin board, and "Pink Sheets" companies.

During 2000, PennyPI.Com, Inc. changed its name to Knobias Holdings, Inc. and Penny PI, LLC changed its name to Knobias.Com, LLC. Unless the context indicates otherwise, subsequent references in these financial statements to the Company include Knobias Holdings, Inc. and Knobias.Com, LLC.

During 2000, the Company changed its business strategy to focus more of its database development and marketing efforts toward servicing institutional customers rather than retail investors. As part of this change, the Company developed a new website under the Knobias.com name, and discontinued supporting the original Penny PI website. Management of the Company believes that Knobias is the first and largest unbiased resource for Outside Market intelligence. Knobias consolidates, maintains and markets data from the world's largest electronic database of historical and real-time information covering thousands of Outside Market companies. Outside Market companies include those companies that trade publicly "over-the-counter" in such markets as the Over-the-Counter Bulletin Board(TM), the Pink Sheets(TM), and the Nasdaq SmallCap Market(TM), as well as entrepreneurial private companies.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

The accompanying consolidated financial statements include the accounts of Knobias Holdings, Inc. and its wholly-owned subsidiary, Knobias.Com, LLC. All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements
--------------------------------------

The accompanying interim consolidated balance sheet as of March 31, 2004, the consolidated statements of operations and cash flows for the three months ended March 31, 2003 and 2004 and the consolidated statement of changes in stockholders' equity (deficit) for the three months ended March 31, 2004 are unaudited. Footnote disclosures as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 are also unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair statement of the Company's consolidated financial position, and consolidated cash flows and consolidated results of operations for the three months ended March 31, 2003 and 2004. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

Estimates
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash and certificates of deposit issued with an original maturity date of three months or less.

Accounts Receivable
-------------------

Accounts receivable are reported at estimated net realizable value. The Company considers the need for an allowance for uncollectible accounts based on an analysis of outstanding accounts, historical losses and current economic conditions, and establishes such an allowance by a charge to bad debt expense when necessary.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

Investments
-----------

Investments in unconsolidated subsidiaries representing ownership of at least 20 percent, but less than 50 percent, are accounted for under the equity method.

Property and Equipment
----------------------

Property and equipment are stated at cost. Maintenance and repairs are expensed in the period incurred. Major renewals and betterments are capitalized. When items of property and equipment are sold or retired, the related costs are removed from the accounts, and any gain or loss is included in operations.

Depreciation and amortization is provided on a straight-line basis. Furniture and leasehold improvements are depreciated over an estimated life of ten years; computer equipment is depreciated over an estimated life of five years; computer software is amortized over an estimated life of five years.

Website and Database Development
--------------------------------

Website development costs are accounted for in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, issued by the American Institute of Certified Public Accountants. Accordingly, all external and direct internal costs incurred during the application development stage are capitalized. Costs incurred during the preliminary project stage and the post-implementation stage are expensed as incurred. Website development costs are being amortized over three years on the straight-line basis.

The initial  costs of  purchasing  or  developing  the content for the Company's
information  database  are  capitalized.   Such  costs  include  one  time  data
acquisition costs, cost of producing video tours of covered companies, and certain other outside services. Costs of maintaining the database are expensed as incurred. Database development costs are being amortized over three years on a straight-line basis.

Evaluation of Long-Lived Assets for Impairment
----------------------------------------------

The Company periodically reviews the carrying value of property and equipment, including website and data development costs, whenever events and circumstances indicate a potential impairment. If indicators of impairment are present, and the undiscounted cash flows to be derived from the use and eventual disposal of the related assets are not expected to be sufficient

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

to recover the asset's carrying amount, an impairment loss is charged to operations in the period identified. The impairment loss is based upon the difference between the carrying amount and the fair value of such asset, as determined based upon the related discounted cash flows.

Income Taxes
------------

Knobias Holdings, Inc. is a "C Corporation" and, therefore, will, upon achieving taxable earnings, pay taxes as a corporation. The Company accounts for corporate income taxes using the asset and liability method of accounting prescribed by Statement of Financial Accounting Standard No. 109. Because the Company has incurred losses since its inception, no income tax expense has been incurred. As of December 31, 2003 and March 31, 2004, Knobias Holdings, Inc. has a net operating loss carryforward of approximately $7.8 million and $8.1 million, respectively, that expire at various times through 2023 and 2024. Because the Company has not yet generated taxable income, a valuation allowance has been provided equal to the full amount of the deferred tax asset related to the loss carryforward.

Fair Value of Financial Instruments
-----------------------------------

The carrying values of the Company's financial instruments, including cash equivalents, short-term investments, accounts receivable, accounts payable and short-term debt, approximate their fair values due to their short-term maturities.

Revenue Recognition
-------------------

Subscription services revenues are recognized over the period that services are provided. Other revenues, which consist principally of the provision of information through its website, are recognized as the services are performed or when the goods are delivered. Deferred revenue consists primarily of monthly, semi-annual, and annual prepaid subscription fees billed or collected in advance.

Research and Website Content Development and Systems Development Costs
----------------------------------------------------------------------

Research and website content development costs, other than the initial costs, are charged to operations when incurred.

Systems development costs, which generally consist of routine programming maintenance, are expensed as incurred.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

Stock Based Compensation
------------------------

Stock option grants are accounted for in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no compensation expense is recognized for stock options granted if the option price is not less than the fair market value of the underlying stock at the grant date. For each of the years ended December 31, 2003, and 2002 and the three month periods ending March 31, 2004 and 2003, no stock based compensation expense was included in the determination of net loss as all options granted during the years had an exercise price equal to the estimated market value of the stock on the date of grant.

Stock-based awards to non-employees are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

Had compensation expense been determined on the basis of fair value pursuant to Financial Accounting Standards Statement No. 123, using the minimum value method as a basis of determining fair values, net loss and net loss per share would have been increased as follows:

                                                                            (Unaudited)
                                             December 31,                    March 31,
                                    ----------------------------    --------------------------
                                          2003           2002           2004           2003
----------------------------------------------------------------------------------------------
Net loss
  As reported                      $   (1,830,803)   $(2,826,213    $  (305,241)   $  (485,717)

  Less stock based compensation
    expense determined under fair
    value method for all stock
    options                                  --          (25,831)        (3,975)          --
                                    -------------    -----------    -----------    -----------

Pro forma net loss                 $   (1,830,803)   $(2,852,044    $  (309,216)   $  (485,717)
                                    =============    ===========    ===========    ===========

Basic and diluted loss per share
  As reported                       $       (0.28)   $     (0.43)   $     (0.05)   $     (0.07)
  Pro forma                         $       (0.28)   $     (0.44)   $     (0.05)   $     (0.07)


                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

The fair value of each option is estimated on the grant date using the Black-Scholes option pricing model. The following assumptions were made in estimating fair values at:

                                                            (Unaudited)
                                      December 31,           March 31,
                                 -------------------   ------------------------
                                   2003       2002       2004        2003
--------------------------------------------------------------------------------

Dividend yield                      N/A        -0-         -0-       N/A
Risk-free interest rate             N/A       4.25%       4.00%      N/A
Expected life                       N/A         3.5       1.0        N/A
Expected volatility                 N/A        -0-         -0-       N/A
Per-share value                     N/A     $  0.41    $  0.05       N/A

Advertising Costs
-----------------

Advertising costs are expensed as incurred. Total advertising expenses were $7,019 and $31,271 for the year ended December 31, 2003 and 2002, respectively, and $2,723 and $669 for the three month periods ending March 31, 2004 and 2003, respectively.

Net Loss Per Common Share
-------------------------

Net loss per share - basic is based upon the weighted average common shares outstanding which totaled 6,509,566 for each of the periods presented.

For purposes of determining net loss per share - diluted, neither the potential exercise of outstanding stock options, nor the conversion of the shares of Series A, Series B, Series C and Series D preferred stock into common stock are assumed because the effect would be anti-dilutive.

Recently Issued Accounting Pronouncements
-----------------------------------------

In November 2002, FASB Interpretation ("FIN") No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, was issued. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements regarding its obligations under certain guarantees that it has issued. FIN No. 45 also clarifies the requirement of the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation were adopted by the Company effective January 1, 2003. The adoption of FIN No. 45 did not have a material impact on the financial statements of the Company.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

In January 2003, FIN No. 46, Consolidation of Variable Interest Entities, was issued. FIN No. 46 sets forth the criteria used in determining whether an investment in a variable interest entity ("VIE") should be consolidated. FIN No. 46 (as revised in December 2003) is effective for interest in VIE's created or obtained by publicly traded entities after December 31, 2003. For variable interests in VIE's created before January 1, 2004, the provisions of FIN No. 46 must be applied in the first interim or annual period ending after December 15, 2004. The adoption of FIN No. 46 by the Company is not expected to have a material impact on the financial position or results of operations of the Company.

In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 was adopted by the Company effective June 30, 2003 and had no material impact on the financial position or results of operations of the Company.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Since its issuance, the effective date of certain provisions of SFAS No. 150 has been extended. SFAS No. 150 establishes standards for an issuer's classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The adoption of SFAS No. 150 did not have a significant impact on the Company's financial statements.

In November 2002, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force reached a consensus on EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 1.  Continued

In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretative guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB No. 104 did not have a significant impact on the Company's consolidated financial position, results of operations or cash flows.

In March 2004, the Emerging Issues Task Force (EITF) reached a consensus on EITF No. 03-06, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share. EITF No. 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share. It clarifies what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. The consensus reached on EITF No. 03-06 is effective for fiscal periods beginning after March 31, 2004. Prior period earnings per share amounts are required to be restated to ensure comparability year over year. The Company is still evaluating the impact, if any, that the adoption of EITF No. 03-06 will have on its results of operations or financial position.


Note 2.  Notes Payable and Subordinated Debt

The Company has a $400,540 line-of-credit dated December 30, 2003 with a financial institution. The note bears interest at 6.25 percent and matures June 30, 2004. The balance available for use under the line-of-credit is $25,340 as of December 31, 2003 and March 31, 2004.

The Company also finances certain annual insurance premiums. Effective interest on this note totals 4.5 percent at December 31, 2003 and March 31, 2004. The balance outstanding at December 31, 2003 and March 31, 2004 totals $37,722.

During 2003, the Company executed two agreements, as further explained below, with various purchases whereby the Company issued convertible subordinated notes. The holders of the notes may, at any time prior to maturity of the notes, convert the principal amount of the debt, plus interest on the principal amount calculated through the date of conversion into Series D preferred stock of the Company, to the extent sufficient authorized shares of such stock remain available

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 2.  Continued

for distribution to the holder. The effective conversion rate at December 31, 2003 is .772 shares for every $1 of debt outstanding. In the event no series of the Company's preferred stock is authorized and available for distribution to the holder on the date of conversion in satisfaction of the conversion right, then the holder has the right to convert the principal amount of the debenture plus any interest thereon calculated through the date of conversion into the Company's Class A common stock at a conversion rate at December 31, 2003 of .772 shares for every $1 of debt outstanding.

In January 2003, the Company issued $750,000 in convertible subordinated notes to five purchasers. These notes bear an interest rate of 24 percent and matured in July 2003. As of December 31, 2003 and March 31, 2004, these notes have not been converted and are still outstanding. In July 2003 and October 2003, the Company issued $250,000 and $50,000, respectively, in convertible subordinated notes to two purchasers. These notes bear an interest rate of 12 percent and mature in six months from date of issue. As of December 31, 2003 and March 31, 2004, neither of these notes has been converted. There are no financial covenants related to either of these notes.


Note 3.  Stockholders' Equity

December 2001 Stock Split
-------------------------

In December 2001, the Board of Directors of the Company declared a 2.83-for-1 stock split in the form of a stock dividend of 1.83 shares of (a) the Company's Class A common stock, on each of the outstanding shares of common stock, (b) the Company's Series A preferred stock on each of the outstanding shares of Series A preferred stock, and (c) the Company's Series B preferred stock on each of the outstanding shares of Series B preferred stock, payable by distribution of newly issued shares on January 10, 2002, to all holders of common stock, Series A preferred stock and Series B preferred stock, respectively, outstanding on December 27, 2002.

All per share information included in the accompanying financial statements, unless otherwise noted, has been restated to reflect the 2.83-for-1 stock split.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Continued

Offering of Series C Preferred Stock and Warrants
-------------------------------------------------

In December 2001 and January 2002, the Board of Directors and stockholders authorized the offering, via a non-public offering, of up to 1,000,000 shares of the Company's Series C preferred stock and up to 500,000 Warrants. The Series C preferred shares and Warrants were offered in the form of Units of Investment consisting of 2 shares of Series C preferred stock and 1 warrant. Each warrant entitles the holder thereof to purchase one share of common stock at a purchase price of $3.25 per share for a period of eighteen months beginning six months after the registration of any capital securities of the Company under the Securities Act of 1933. The offering price of each unit of investment was $6.50, and the Company sold 311,250 units representing 622,500 shares and 311,250 warrants for aggregate proceeds of $2,023,125 before offering costs.

Offering Series D Preferred Stock
---------------------------------

During 2003, the Company received funds for the purchase of Series D preferred stock from two investors in the amount of $174,993. Series D preferred stock shares were not authorized by the Board of Directors for issuance until January 2004. Therefore, the advanced contributions are recorded as Loan from Stockholders in the December 31, 2003 financial statements.

In January 2004, the Board of Directors and stockholders authorized the offering, via a non-public offering, of up to 419,300 shares of the Company's Series D preferred stock. The offering price of each share was $1.295, and the Company sold 419,300 shares for an aggregate proceeds of $542,993.

General
-------

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 46,000,000 shares of stock, in three classes comprised of 30,000,000 shares of voting Class A common stock, par value $0.001 per share; 1,000,000 shares of non-voting Class B common stock, par value $0.001 per share and 15,000,000 shares of preferred stock, par value $0.001 per

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Continued

share, which preferred stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Company's Board of Directors may, from time to time, determine, including 3,570,000 shares designated Series A preferred stock, 1,645,000 shares designated as Series B preferred stock, 1,000,000 shares designated as Series C preferred stock, and 419,300 shares designated as Series D preferred stock.

Common Stock
------------


Holders of the Class A common stock are entitled to one vote per share. Holders of the Class B common stock are not entitled to vote on matters presented to stockholders for vote except as otherwise required by law.

Series A Preferred Stock
------------------------

The issuance of up to 3,570,000 shares of Series A preferred stock has been authorized and adopted by the Board of Directors and stockholders. The Series A preferred stock ranks senior to the common stock and Series B, Series C and Series D preferred stock of the Company. The approval of the holders of the Series A preferred stock is required in order for the Company to issue any capital stock with rights on parity with or senior to the Series A preferred stock.

The holders of the Series A preferred stock are entitled to receive annual non-cumulative per share dividends of 15 percent of the liquidation preference of the Series A preferred stock, when, as and if declared by the Company's Board of Directors out of funds legally available therefor, prior to any other class of capital stock of the Company. The liquidation preference of the Series A preferred stock is $0.221 per share, plus any accrued and unpaid dividends. The holders of the Series A preferred stock will also be entitled to share ratably with the holders of the common stock of the Company in any dividend declared thereon.

At the election of the holder thereof, each share of Series A preferred stock will be convertible into common stock, at any time after issuance, at a conversion rate of one share of Class A common stock for each share of Series A preferred stock (an effective conversion price of approximately $0.221 per share) (the "Common Equivalent Rate"). The Common Equivalent Rate is subject to adjustment from time to time upon certain events.

The Company has no right to redeem the Series A preferred stock but may, at its option, upon payment of the liquidation preference of $0.221 per share, plus accrued and unpaid dividends, require the conversion of the Series A preferred stock into common stock of the Company.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Continued

Holders of Series A preferred stock are entitled to vote on the basis of one vote per share on all matters submitted for vote to the common stockholders.

Series B Preferred Stock
------------------------

The issuance of up to 1,645,000 shares of Series B preferred stock has been authorized and adopted by the Board of Directors and stockholders. The Series B preferred stock ranks senior to the common stock.

The holders of the Series B preferred stock will be entitled to receive dividends subject to the senior rights of Series A preferred stockholders, when, as and if declared by the Company's Board of Directors out of funds legally available therefor, prior to any other class of capital stock of the Company. The liquidation preference of the Series B preferred stock is $3.004 per share, plus any accrued and unpaid dividends. The holders of the Series B preferred stock will participate ratably with the holders of the common stock of the Company in any dividend declared thereon.

At the election of the holder thereof, each share of Series B preferred stock will be convertible into common stock, at any time after issuance, at a conversion rate of one share of Class A common stock for each share of Series B preferred stock (an effective conversion price of approximately $2.320 per share, adjusted for the issuance of Series D preferred stock at $1.295 per share) (the "Common Equivalent Rate"). The Common Equivalent Rate is subject to adjustment from time to time upon certain events. Under no circumstances may the Series B preferred stock be converted into Class A common stock, which represents following such conversion more than 25 percent of the issued and outstanding capital stock in the Company.

The Company has no right to redeem Series B preferred stock. In the case of an involuntary conversion, a liquidation preference of $3.004 per share, plus accrued and unpaid dividends, is required to convert the Series B preferred stock into Class A common stock. In the case of a voluntary conversion, no liquidation preference payments are required.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Continued

Pursuant to a private placement offering dated April 20, 2000, 1,197,800 shares of Series B preferred stock, par value $0.001, were sold for $3.004 a share, resulting in proceeds of $3,597,634 before offering costs. During 2001, an additional 443,509 shares were sold for proceeds, before offering costs, of $1,332,095. Holders of the Series B preferred stock are entitled to one vote per share on all matters submitted for vote to the common stockholders and have separate voting rights as to matters affecting such securities. Series B preferred stock has no preference and no priority as to dividends and ranks junior to Series A preferred stock in the event dividends are paid.

Series C Preferred Stock
------------------------

The issuance of up to 1,000,000 shares of Series C preferred stock has been authorized and adopted by the Board of Directors and stockholders. The Series C preferred stock ranks senior to the common stock of the Company.

The holders of the Series C preferred stock are entitled to receive dividends subject to the senior rights of Series A preferred stockholders, when, as and if declared by the Company's Board of Directors out of funds legally available therefor, prior to any other class of capital stock of the Company. The holders of the Series C preferred stock will participate ratably with the holders of the common stock of the Company, in any dividend declared thereon. The liquidation preference of Series C preferred stock is $3.25 per share, plus any accrued and unpaid dividends.

At the election of the holder thereof, each share of Series C preferred stock will be convertible into common stock, at any time after issuance, at a conversion rate of one share of Class A common stock for each share of Series C preferred stock (an effective conversion price of approximately $2.51 per share adjusted for the issuance of Series D preferred stock at $1.295 per share) (the "Common Equivalent Rate"). The Common Equivalent Rate is subject to adjustment from time to time upon certain events. Under no circumstances may the Series C preferred stock be converted into Class A common stock, which represents following such conversion more than 25 percent of the issued and outstanding capital stock in the Company.

The Company has no right to redeem Series C preferred stock. In the case of an involuntary conversion, a liquidation preference of $3.25 per share, plus accrued and unpaid dividends, is required to convert the Series C preferred stock into Class A common stock. In the case of a voluntary conversion, no liquidation preference payments are required.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Continued

Holders of Series C preferred stock are entitled to vote on the basis of one vote per share on all matters submitted to the stockholders of the Company, and have separate voting rights as to certain matters affecting such securities. Series C preferred stock has no preference and no priority as to dividends and ranks junior to Series A preferred stock in the event dividends are paid.

Series D Preferred Stock
------------------------

The issuance of up to 419,300 shares of Series D preferred stock has been authorized and adopted by the Board of Directors and stockholders. The Series D preferred stock ranks senior to the common stock of the Company.

The holders of the Series D preferred stock will be entitled to receive dividends subject to the senior rights of Series A preferred stockholders, when, as and if declared by the Company's Board of Directors out of funds legally available therefor, prior to any other class of capital stock of the Company. The holders of the Series D preferred stock will participate ratably with the holders of the common stock of the Company, in any dividend declared thereon. The liquidation preference of Series D preferred stock is $1.295 per share, plus any accrued and unpaid dividends.

At the election of the holder thereof, each share of Series D preferred stock will be convertible into common stock, at any time after issuance, at a conversion rate of one (1) share of Class A common stock for each share of Series D preferred stock (an effective conversion price of approximately $1.295 per share) (the "Common Equivalent Rate"). The Common Equivalent Rate is subject to adjustment from time to time upon certain events. Under no circumstances may the Series D preferred stock be converted into Class A common stock, which represents following such conversion more than 25 percent of the issued and outstanding capital stock in the Company.

The Company has no right to redeem Series D preferred stock. In the case of an involuntary conversion, a liquidation preference of $1.295 per share, plus accrued and unpaid dividends, is required to convert the Series D preferred stock into Class A common stock. In the case of a voluntary conversion, no liquidation preference payments are required.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3.  Continued

Holders of Series D preferred stock shall be entitled to vote on the basis of one vote per share on all matters submitted to the stockholders of the Company, and have separate voting rights as to certain matters affecting such securities. Series D preferred stock has no preference and no priority as to dividends and ranks junior to Series A preferred stock in the event dividends are paid.

Warrants
--------

As of December 2003, warrants to purchase 891,218 shares of the Company's common stock were outstanding. These warrants were issued in connection with Series B and Series C preferred stock issuance. The warrants entitle the holders to purchase shares of the Company's common stock for $3.25 per share for a period of eighteen months beginning six months after the registration of any capital securities of the Company under the Securities Act of 1933. Because there was no ready market for the Company's common stock, and because the exercise price of the outstanding warrants is equal to the per share price at which the Series C preferred stock was issued, no separate value was assigned to the warrants granted to the holders of Series B and Series C preferred stock.


Note 4.  Significant Risks and Uncertainties

The Company has a limited operating history and is currently pursuing a business strategy that is largely unproven. As a result, its ability to successfully implement its business plan is dependent on, among other things, its ability to generate sufficient cash flow through operations or additional debt or equity transactions to sustain business development efforts until revenues from customers reach levels that can support ongoing operations. The Company expects to continue to incur operating losses for the near future and there can be no assurance that profitability will be achieved or sustained.

The Company is heavily dependent upon its developed and purchased database, software and hardware products. As mentioned previously, the Company amortizes capitalized database and internal use software and depreciates purchased hardware and software on a straight-line basis over an estimated useful life of three to five years. Due to inherent technological changes in the computer hardware and software industry, the period over which such items are being amortized and depreciated may be longer than its actual useful life. In the event that this fact becomes apparent, the amortization and depreciation will have to be accelerated.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 4.  Continued

The Company is also heavily dependent on other vendors to provide access to the information it markets through its website. Various contracts have been entered into, mostly for a term of one year or month-to-month basis for the provision of this information. The failure of these vendors to supply the information contracted for would have a severe adverse impact on the Company's ability to provide future services to its customers.

During 2002, the Company began to generate revenues from its website activities. However, through December 31, 2003, such revenues have not been sufficient to produce positive operating cash flow. As of December 31, 2003 and March 31, 2004, the Company had a working capital deficit of $1,754,431 and $1,359,244, respectively. Management of the Company is continuing to seek sources of additional debt and/or equity capital to provide operating cash flow until the Company's revenues increase to levels adequate to meet operating costs. In addition, management is actively pursuing potential business combinations that may provide the Company with a source of operating cash. There can be no assurance that such efforts will be successful or that they will provide sufficient working capital to permit the Company to operate until it can achieve positive operating cash flow. See further discussion in Note 7.

Legal Proceedings
-----------------

The Company is party to lawsuits and other claims that arise in the ordinary course of business. The lawsuits assert claims related to the general business activities of the Company. The cases are being vigorously contested. In the regular course of business, management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever management believes that such losses are probable and can be reasonably estimated. While management believes that the final resolution of pending legal proceedings will not have a material impact on the Company's financial position or results of operations, the final resolution of such proceedings could have a material adverse effect on the Company's financial position or results of operations.


Note 5.  Leases and Commitments

The Company has entered into leases for office and warehouse space that expire in May 2004. Monthly rental of $5,776 is required on the leases. Also, the Company has entered into an apartment lease that expires in March 2005 that requires monthly payments of $2,855.

The Company has entered into various agreements for the provision of custom-tailored stock quote displays and other information to be provided to subscribing customers over the Internet. The agreements are for periods ranging from 6 months to 2 years. Most of the contracts automatically renew unless specifically terminated by either party.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 5.  Continued

Rent expense for the years ending December 31, 2003 and 2002, totaled $97,827 and $117,246, respectively. Rent expense for the three months ended March 31, 2004 and March 31, 2003, totaled $30,582 and $20,584, respectively.

Minimum payments are as follows:

--------------------------------------------------------------------------------

Year ending December 31, 2004                       $            103,572
Year ending December 31, 2005                       $             27,765


Note 6.  Employee Stock Options

The Company has a directors' and employees' stock option plan to encourage employees, consultants and directors to acquire or increase their equity interests in the Company and develop a sense of proprietorship and personal involvement in the development and financial success of the Company. Under the plan, the Company may grant options up to 230,000 shares of common stock. The price of each option is equal to the market price determined as of the option grant date. Each option granted will specify the required period of continuous service before the option rights are exercisable and the period during which the option right may be exercised, not to exceed 10 years. The exercise price is equal to the market price of the Company's stock on the date of grant.

Following is a summary of the status of the plan for the years ending December 31, 2003 and 2002 and March 31, 2004:
                                                                     Weighted
                                                                     Average
                                                                     Exercise
                                                Shares                Price
--------------------------------------------------------------------------------
Outstanding at January 1, 2002                       --             $  -

Granted                                            89,750             3.004
Exercised                                            --                --
Forfeited                                            --                --

Outstanding at December 31, 2002                   89,750             3.004
Granted                                              --                --
Exercised                                            --                --
Forfeited                                          24,250             3.004

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 6.  Continued

                                                        Weighted
                                                        Average
                                                        Exercise
                                             Shares      Price
--------------------------------------------------------------------------------

Outstanding at December 31, 2003              65,500        3.004
Granted (unaudited)                           93,000        1.295
Exercised (unaudited)                           --       --
Forfeited (unaudited)                           --       --

Outstanding at March 31, 2004 (unaudited)    158,500        2.001

Options exercisable at
    December 31, 2003                         65,500   $    3.004
                                             =======   ==========

    March 31, 2004 (unaudited)                65,500   $    3.004
                                             =======   ==========

Weighted average fair value of options
 granted during year or three month period
 ended December 31, 2002                        --     $    0.41
                                             =======   ==========

    December 31, 2003                           --     $ --
                                             =======   ==========

    March 31, 2004 (unaudited)                  --     $    0.05
                                             =======   ==========


Note 7.  Subsequent Events

On January 23, 2004, the Company, together with Duncan Capital, LLC, formed a Delaware limited liability company known as Kollage, LLC. Commencing in 2004, Kollage is to make monthly payments of $60,000 to Knobias.com, LLC as royalty payments for use of the Company's information services. As Kollage will become a wholly-owned subsidiary of the Company through the merger transaction further described below, these payments totaling $120,000 through March 31, 2004, are shown in the statements of changes in stockholders' equity (deficit) as a capital contribution.

On June 29, 2004, the Board of Directors of Knobias Holdings, Inc. approved, and Knobias has entered into, an Agreement and Plan of Reorganization ("Merger Agreement") with Consolidated Travel Systems, Inc., a Delaware corporation ("Parent") and KHI Acquisitions, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") that, subject to stockholder approval and certain other conditions, will result in Merger Sub being merged with and into the Company. When the merger becomes effective, the Certificate of Incorporation of the Parent will be amended to change the name of the Parent to "Knobias, Inc."

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 7.  Continued

As a result of the merger, the Company will become a wholly owned direct subsidiary of Parent and all shares of Company capital stock will be converted into shares of Parent common stock, par value $0.01 per share, in accordance with the conversion rates specified in the Merger Agreement. In addition, the principal amount of, and certain accrued and unpaid interest on, certain of the Company's 12 percent Convertible Debentures and 24 percent Convertible Debentures will also be converted into shares of Parent common stock, and the balance of the debentures and accrued interest will be paid in cash at the time of the closing of the merger transaction.

Parent was organized as Molecular Energy Corporation on January 31, 1968 under the laws of the State of Delaware. In recent years, Parent has engaged in only sporadic business operations and is deemed a development stage company. Its only substantial activity is the search for a possible merger or acquisition candidate. Parent is a public company whose securities are quoted on the Over The Counter (OTC) Bulletin Board under the symbol "COVSA."

Merger Sub is a newly formed, wholly owned subsidiary of Parent. Parent formed Merger Sub solely to effect the merger transaction with the Company as described above, and Merger Sub has not conducted any business during any period of its existence.

Pursuant to the Company's Third Amended and Restated Certificate of Incorporation and in accordance with Delaware law, the affirmative vote of holders of at least a majority of the outstanding shares of Company capital stock, voting together as a single class, is required to adopt the Merger Agreement and approve the merger transaction.

Upon the filing of a certificate of merger with the Secretary of State of Delaware, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease and Parent will be the parent corporation of the Company. Parent will issue 37,968,300 shares of restricted Parent common stock to the Company stockholders in exchange for 100 percent of the issued and outstanding shares of capital stock of the Company, and to the Company Debenture holders in exchange for the conversion of the Debentures into Parent common stock. The issuance of Parent common stock in the merger will take place immediately after Parent has effected a one-for-three reverse stock split of the then-outstanding shares of Parent common stock. The stockholders and Debenture holders of the Company will become stockholders of Parent and, together with Duncan Capital Group, LLC (see page 27), will collectively own approximately 95 percent of the issued and outstanding shares of Parent common stock. The current stockholders of Parent will own approximately 5 percent of

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 7.  Continued

the issued and outstanding shares of Parent common stock. The officers and directors of the Company will replace the officers and directors of Parent.

In the merger, each issued and outstanding share of the Company common stock, and each issued and outstanding share of each series of the Company preferred stock will be converted into the right to receive shares of Parent common stock, in accordance with the following ratios:

                                               No. of Shares of
Each Share of Company                        Parent Common Stock
--------------------------------------- -------------------------------
Common Stock                                            2.2604
Series A Preferred Stock                                2.2604
Series B Preferred Stock                                5.2435
Series C Preferred Stock                                5.6729
Series D Preferred Stock                                2.2604

In addition, the aggregate principal of, and certain accrued and unpaid interest on, certain of the Company's Debentures will also be converted into shares of Parent common stock. After the merger, Company stockholders will no longer own a direct equity interest in the Company.

The Company will not be obligated to complete the merger transaction unless a number of conditions have been satisfied, including:

         o The Company stockholders shall have approved the merger and adopted the Merger Agreement;

         o The Company and, if requested, Parent and Merger Sub shall have entered into a definitive agreement providing for the private placement of securities in the aggregate amount of $2,000,000;

         o The Company shall have entered into conversion agreements with the holders of the Debentures; and

         o The Company shall have entered into voting agreements with the principal stockholders of Parent holding approximately 80.3 percent of the outstanding shares of Parent common stock, securing their agreement in favor of the transactions contemplated by the Merger Agreement.

                             KNOBIAS HOLDINGS, INC.
                     Years Ending December 31, 2003 and 2002
                           Three Month Periods Ending
                        March 31, 2004 and March 31, 2003


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 7.  Continued

The Company has entered into a Memorandum of Understanding with Duncan Capital Group, LLC ("Duncan") which provides, among other things, that in exchange for the contribution to the Company of certain assets, Duncan is to receive an equity interest equal to approximately 20 percent of the aggregate equity interest of the Company on a fully diluted basis. Pursuant to this arrangement, Duncan will receive 9,531,700 shares of Parent common stock through the merger. In addition, Duncan will be entitled to nominate at least one member for election to the Board of Directors of Parent. The Memorandum of Understanding provides that Duncan is to use commercially reasonable efforts to secure for Parent approximately $2,000,000 in financing through the issuance of securities of the Parent. The execution of a definitive agreement providing for such new financing is a condition to the Company's obligation to complete the merger.

The merger has been structured with the intent that it will be tax-free to Parent, the Company, and the holders of Company common stock for U.S. federal income tax purposes.

After the merger, it is anticipated that the Parent common stock will continue to be listed on the OTC Bulletin Board, and that the trading symbol will be changed from "COVSA" to more accurately reflect the Knobias name. However, all of the outstanding shares of Parent common stock will be restricted securities within the meaning of Rule 144 promulgated under the 1933 Securities Act. Restricted securities may be sold into the public market absent an effective registration statement under the Securities Act of 1933.